Exhibit (b)(i)

NEITHER THIS NOTE PURCHASE AGREEMENT NOR THE NOTES ISSUED HEREUNDER HAVE BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE NOTES ISSUED UNDER THIS NOTE PURCHASE AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION OR EXEMPTION IS REQUIRED BY LAW. THE NOTES ISSUED UNDER THIS NOTE PURCHASE AGREEMENT MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS SET FORTH IN THIS NOTE PURCHASE AGREEMENT, AND, IN ADDITION, EACH PERSON OR ENTITY THAT ACQUIRES OR ACCEPTS ANY NOTE ISSUED UNDER THIS NOTE PURCHASE AGREEMENT BY SUCH ACQUISITION OR ACCEPTANCE AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH IN THIS NOTE PURCHASE AGREEMENT, AND FURTHER ACKNOWLEDGES AND AGREES TO THE PROVISIONS SET FORTH HEREIN AND THEREIN.

THE NOTES HEREUNDER HAVE BEEN OR WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF SUCH NOTES MAY BE OBTAINED FROM THE ISSUER BY CONTACTING: MOVELLA INC., 2570 NORTH FIRST STREET, SUITE 300, SAN JOSE, CA 95131 ATTN: CHIEF FINANCIAL OFFICER, E-MAIL: INVESTORS@MOVELLA.COM.

NOTE PURCHASE AGREEMENT

dated as of November 14, 2022

among

MOVELLA INC.,

as the Issuer,

the Guarantors from time to time party hereto,

the Purchasers from time to time party hereto

and

Wilmington Savings Fund Society, FSB,

as Agent

$75,000,000 Senior Secured Notes

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	36
1.03	Accounting Terms	37
1.04	Times of Day	38
1.05	Rates	38

ARTICLE II THE NOTES		39

2.01	Authorization and Issuance of Notes	39
2.02	[Reserved]	39
2.03	Issuance and Sale of Securities	39
2.04	Notes	39
2.05	Closing Date and Merger Closing Date	40
2.06	[Reserved]	40
2.07	Prepayments	40
2.08	Repayment of Notes	45
2.09	Interest; Other Amounts	46
2.10	Reduction or Termination of Commitments	47
2.11	Computation of Interest	47
2.12	Payments Generally	47
2.13	No Purchase of Notes	48
2.14	Sharing of Payments by Purchasers	48
2.15	SOFR Provisions	48

ARTICLE III TAXES		51

3.01	Taxes	51
3.02	Survival	52
3.03	Mitigation of Obligations	52

ARTICLE IV GUARANTY		53

4.01	The Guaranty	53
4.02	Obligations Unconditional	53
4.03	Reinstatement	54
4.04	Certain Additional Waivers	54
4.05	Remedies	54
4.06	Rights of Contribution	54
4.07	Guarantee of Payment; Continuing Guarantee	55
4.08	Condition of Guarantors	55

ARTICLE V CONDITIONS PRECEDENT		55

5.01	Conditions to Effectiveness of Agreement and Purchase of Pre-Merger Senior Secured Notes	55
5.02	Conditions to Deemed Purchase of Venture-Linked Senior Secured Notes	60

ARTICLE VI REPRESENTATIONS AND WARRANTIES		62

6.01	Existence, Qualification and Power	62
6.02	Authorization; No Contravention	62
6.03	Governmental Authorization; Other Consents	62
6.04	Binding Effect	63
6.05	Financial Statements; No Material Adverse Effect	63
6.06	Litigation	64
6.07	No Default or Event of Default	64
6.08	Ownership of Property; Liens	64
6.09	Environmental and Safety Laws	64
6.10	Insurance	65
6.11	Tax Returns and Payments	65
6.12	ERISA Compliance	65
6.13	Subsidiaries and Capitalization; Management Fees	66
6.14	Margin Regulations; Investment Company Act	67
6.15	Disclosure	67
6.16	Compliance with Laws	67
6.17	Intellectual Property; Licenses, Etc.	67
6.18	Solvency	70
6.19	Perfection of Security Interests in the Collateral	70
6.20	Business Locations	70
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	70
6.22	Limited Offering of Notes	71
6.23	Registration Rights; Issuance Taxes	71
6.24	Material Contracts	72
6.25	Employee Agreements; Data Privacy	72
6.26	Labor Matters	73
6.27	Affected Financial Institution	73
6.28	Ranking of Notes	73
6.29	Regulation H	73

ARTICLE VI-A. REPRESENTATIONS OF THE PURCHASERS		73

ARTICLE VII AFFIRMATIVE COVENANTS		74

7.01	Financial Statements; Purchaser Calls	74
7.02	Certificates; Other Information	75
7.03	Notices	77
7.04	Payment of Obligations	78
7.05	Preservation of Existence, Etc.	78
7.06	Maintenance of Properties	78
7.07	Maintenance of Insurance	78
7.08	Compliance with Laws	79
7.09	Books and Records	79
7.10	Inspection Rights	79
7.11	Use of Proceeds	80
7.12	Additional Subsidiaries	80
7.13	ERISA Compliance	81
7.14	Pledged Assets	81
7.15	Compliance with Material Contracts	82
7.16	Deposit Accounts	82
7.17	[Reserved]	82
7.18	Intellectual Property	82
7.19	Anti-Corruption Laws	83

7.20	Post-Closing Obligations	83
7.21	Governance Rights	83
7.22	Collateral Access Agreements	84

ARTICLE VIII NEGATIVE COVENANTS		85

8.01	Liens	85
8.02	Investments	87
8.03	Indebtedness	89
8.04	Fundamental Changes	91
8.05	Dispositions	91
8.06	Restricted Payments	92
8.07	Change in Nature of Business	93
8.08	Transactions with Affiliates	93
8.09	Burdensome Agreements	93
8.10	Use of Proceeds	94
8.11	Prepayment of Other Indebtedness	95
8.12	Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity; Certain Amendments	95
8.13	Ownership of Subsidiaries	96
8.14	Sale Leasebacks	96
8.15	Sanctions; Anti-Corruption Laws	96
8.16	Limitations on Activities of Acquiror	96
8.17	Financial Covenant	97

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		97

9.01	Events of Default	97
9.02	Remedies Upon Event of Default	100
9.03	Application of Funds	101

ARTICLE X [RESERVED]		102

ARTICLE XI AGENT		102

11.01	Appointment and Authority	102
11.02	[Reserved]	102
11.03	Exculpatory Provisions	102
11.04	Reliance by the Agent	103
11.05	Delegation of Duties	104
11.06	Resignation or Removal of the Agent	104
11.07	Non-Reliance on the Agent and Other Purchasers	105
11.08	Agent May File Proofs of Claim	105

ARTICLE XII MISCELLANEOUS		106

12.01	Amendments, Etc.	106
12.02	Notices and Other Communications; Facsimile Copies	107
12.03	No Waiver; Cumulative Remedies; Enforcement	108
12.04	Expenses; Indemnity; and Damage Waiver	109
12.05	Marshalling; Payments Set Aside	111
12.06	Successors and Assigns; Transfers	111
12.07	Treatment of Certain Information; Confidentiality	114
12.08	Set-off	115
12.09	Interest Rate Limitation	115

12.10	Counterparts; Integration; Effectiveness	115
12.11	Survival of Representations and Warranties	116
12.12	Severability	116
12.13	Governing Law; Jurisdiction; Etc.	116
12.14	Waiver of Right to Trial by Jury	117
12.15	Judgment Currency	118
12.16	Electronic Execution of Assignments and Certain Other Documents	118
12.17	USA PATRIOT Act; Beneficial Ownership Regulation	119
12.18	No Advisory or Fiduciary Relationship	119
12.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	119
12.20	Conflicts	120
12.21	Collateral and Guaranty Matters	120
12.22	Publicity	121
12.23	Tax Treatment	121
12.24	Parallel Liability	121
12.25	Waiver of Sovereign Immunity	122

SCHEDULES

I	Notes
6.06	Litigation
6.07	No Default or Event of Default
6.10	Insurance
6.13(a)	Subsidiaries
6.13(b)	Capitalization
6.17	Intellectual Property
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Organization and Structure
6.23	Registration Rights
6.24(a)	Material Contracts
6.24(b)	Certain Contractual Obligations
7.15	Compliance with Material Contracts
7.20	Post-Closing Obligations
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
12.02	Certain Addresses for Notices

EXHIBITS

A-1	Form of Pre-Merger Senior Secured Note
A-2	Form of Venture-Linked Senior Secured Note
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Joinder Agreement
E-1	Form of Notice of Continuation or Conversion
E-2	Form of Notice of Issuance
F	Form of Solvency Certificate
G	Form of Transaction Support Agreement

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT is entered into as of November 14, 2022 (this “Agreement”), among MOVELLA INC., a Delaware corporation (the “Issuer”), the Guarantors (as defined herein) from time to time party hereto, the Purchasers (as defined herein) from time to time party hereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent for the Purchasers (together with its successors and permitted assigns in such capacity, the “Agent”).

WHEREAS, in connection with that certain Business Combination Agreement, dated as of October 3, 2022 (the “BCA Signing Date”) (together with the schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “BCA”), by and among the Issuer, Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“PFDR”), and on and after the Domestication (as defined in the BCA), Movella Holdings Inc., a Delaware corporation (the “Acquiror”) and Motion Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Acquiror (“Merger Sub”), among other things, Merger Sub intends to merge with, and into, the Issuer (the “Merger”), with the Issuer surviving the Merger as a wholly-owned subsidiary of the Acquiror;

WHEREAS, on the date hereof, the FP Purchasers have entered into that certain transaction support agreement attached hereto as Exhibit H and PFDR and the FP Purchasers have entered into that certain Equity Grant Agreement; and

WHEREAS, the Issuer has proposed to (a) issue and sell to the Purchasers, and the Purchasers have agreed to purchase, on the Closing Date, Pre-Merger Senior Secured Notes, in an aggregate original principal amount of $25,000,000, and (b) make an issuance and deemed sale to the Purchasers, and the Purchasers have agreed to make a deemed purchase of, on the Merger Closing Date, Venture-Linked Senior Secured Notes, in an aggregate original principal amount of $75,000,000, in each case, in the amounts and for the consideration (including via a deemed purchase, as applicable), as set forth on Schedule I and upon the terms and conditions hereinafter provided.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2022 NPA” means that certain Note Purchase Agreement dated as of March 8, 2022, among the Issuer and the investors listed on Schedule A attached thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner permitted by Section 8.12.

“2022 Note Documents” means the 2022 NPA and the Notes (as defined in the 2022 NPA) issued thereunder.

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a three-month tenor as in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“ABR Note” means on and after the occurrence of the VLN Termination Date, a Pre-Merger Senior Secured Note that bears interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“ACOA Facility” (a) the Contribution Agreement dated January 26, 2012 for Project No. 200017 between Atlantic Canada Opportunities Agency (“ACOA”) and Leader Interactive Technologies Limited, (b) the Contribution Agreement dated September 18, 2013 for Project No 202964 between ACOA and Leader Interactive Technologies Limited, and (c) the Contribution Agreement dated December 10, 2018 for Project No. 212543 between ACOA and Kinduct Technologies Inc., in each case as amended prior to the Closing Date and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted under this Agreement and the other Note Documents.

“Acquiror” has the meaning assigned to such term in the preamble hereto.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person or (b) at least a majority of the Voting Stock of another Person, whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (b) other than with respect to any Purchaser and the Agent, any manager, officer or director of such Person.

“Agent” has the meaning assigned to such term in the preamble hereto.

“Agent Fee Letter” means that certain letter agreement dated the Closing Date between the Issuer and the Agent, as amended, modified, supplemented or amended and restated from time to time.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Liability Reduction Credit” has the meaning given to such term in Section 2.07(d)(i).

“Applicable Rate” means, for any day, as to any SOFR Note or ABR Note, as the case may be, the applicable percentages per annum as set forth below:

Date	SOFR Notes	ABR Notes
From the VLN Termination Date until the date immediately prior to the first anniversary of the Closing Date	9.25%	8.25%
On and after the first anniversary of the Closing Date until the date immediately prior to the second anniversary of the Closing Date	9.75%	8.75%
On and after the second anniversary of the Closing Date, and thereafter	10.25%	9.25%

“Approved Bank” has the meaning specified in the definition of Cash Equivalents.

“Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Purchaser and a Person to which Notes are being transferred, in substantially the form of Exhibit B hereto.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Required Purchasers in their reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Issuer and its Subsidiaries for the fiscal years ended December 31, 2021 and December 31, 2020, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for such fiscal years of the Issuer and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the applicable determination of the interest period pursuant to Section 2.15(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or insolvency proceedings).

“BCA” has the meaning assigned to such term in the preamble hereto.

“BCA Signing Date” has the meaning assigned to such term in the preamble hereto.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(c).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent (at the direction of the Required Purchasers in consultation with the Issuer) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as so determined would be less than the Index Floor, such Benchmark Replacement will be deemed to be the Index Floor for the purposes of this Agreement and the other Note Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent (at the direction of the Required Purchasers in consultation with the Issuer) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note Document in accordance with Section 2.5(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Note Document in accordance with Section 2.15(c).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“BIA” means the Bankruptcy and Insolvency Act (Canada) as amended from time to time (or any successor statute).

“Bid” means each outstanding bid, quotation or proposal by the Issuer or any of its Subsidiaries that (i) with respect to Government Contracts, if accepted or awarded could lead to a Government Contract and (ii) with respect to Government Subcontracts, if accepted or awarded could lead to a Government Subcontract.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Businesses” means, at any time, a collective reference to the businesses operated by the Notes Parties and their respective Subsidiaries at such time.

“Canadian Guarantor” means each Guarantor that is formed or organized pursuant to the laws of Canada or a province or territory thereof.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP (subject to the final sentence of Section 1.03(b)), is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Burn” means, for any period, the sum of the operating expenses and capital expenditures made by a Person in such period.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Purchasers) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least

100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d), and (f) any other investments permitted by the Issuer’s investment policy as such policy is in effect from time to time, and as consented to by the Required Purchasers (which consent will not be unreasonably withheld or delayed), together with any amendments, restatements, supplements or other modifications thereto that the Required Purchasers shall have consented to for purposes of this definition (which consent will not be unreasonably withheld or delayed). In the case of any Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) Canadian dollars, Euros or other local currencies in countries in which a Note Party or its Subsidiaries operate and (ii) in the case of any Non-U.S. Subsidiary, short-term investments of comparable credit quality and tenor to those described in clauses (a) through (f) above which are customarily used for cash management purposes in any country in which such Non-U.S. Subsidiary operates.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) a liquidation, dissolution, winding-up of the affairs of the Issuer or, except as permitted under Section 8.04, the Issuer effecting any merger or consolidation (other than the Merger); or

(b) at any time prior to consummation of the Merger, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have (i) acquired beneficial ownership or control of 50% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Issuer, or (ii) obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of the Issuer; or

(c) at any time on or after consummation of the Merger, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have (i) acquired beneficial ownership or control of 35% or more on a fully diluted basis of the voting interest in the Equity Interests of the Acquiror or (ii) obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of the Acquiror;

(d) any “change of control” or similar event (however denominated) shall occur under any indenture, credit agreement or other agreement with respect to Material Indebtedness of any Note Party;

(e) the Issuer shall cease to directly or indirectly own, beneficially and of record (other than a director’s qualifying shares of investments by foreign nationals to the extent mandated by applicable Laws), all of the issued and outstanding Equity Interests of each Subsidiary of the Issuer, except as permitted under Section 8.04 or with respect to Specified Asset Sales; or

(f) after the Merger Closing Date, the Acquiror shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Issuer;

provided that, the Merger shall not constitute a Change of Control.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents; provided, that for the avoidance of doubt, Collateral shall not include any Excluded Property.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Note Party, acknowledges the Liens of the Agent and waives (or, if approved by the Agent, subordinates) any Liens held by such Person on such property, and permits the Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreements, the Perfection Certificate, the Collateral Access Agreements, the Real Estate Security Documents, the IP Security Agreements, the Reaffirmation Agreement and any other collateral or security documents as may be executed and delivered by the Note Parties pursuant to the terms of this Agreement or pursuant to the terms of any other Note Document.

“Commitments” shall mean, with respect to each Purchaser (to the extent applicable), such Purchaser’s Pre-Merger Commitment and VLN Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Common Reporting Standard” means the standard for automatic exchange of financial account information in tax matters (which includes the Commentaries), developed by the OECD, with G20 countries.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the determination of any interest period or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of issuance requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods or observation shifts, the applicability of Section 2.15(e), and other technical, administrative or operational matters) that Agent (at the direction of the Required Purchasers) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent (at the direction of the Required Purchasers) decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent (at the direction of the Required Purchasers) decides is reasonably necessary in connection with the administration of this Agreement and the other Note Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Party” has the meaning specified in Section 12.22.

“Consolidated Adjusted EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income for such period, plus to the extent reducing Consolidated Net Income, the sum, without duplication, of:

(i) Consolidated Interest Expense,

(ii) any provision for taxes or other taxes measured by income or profits and foreign withholding taxes paid or accrued for such period,

(iii) all amounts attributable to depreciation and amortization for such period,

(iv) the amount of any equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, incurred by the Note Parties and their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate amount added back to Consolidated Adjusted EBITDA pursuant to this clause (iv) shall not exceed $5,000,000 for such period,

(v) other non-cash or unrealized charges, losses or expenses (including (x) as a result of any fair value adjustment, revaluation of assets (including as a result of purchase accounting) or with respect to derivatives and (y) asset impairment charges (including impairment of intangibles or goodwill)) reducing Consolidated Net Income for such period (excluding any such non-cash charge, loss or expense to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period),

(vi) non-recurring costs and expenses directly incurred in connection with the Transactions,

(vii) proceeds received from any business interruption insurance to the extent such proceeds are not otherwise included in Consolidated Net Income,

(viii) any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (w) from disposed, abandoned or discontinued operations, (x) in respect of facilities no longer used or useful in the conduct of the business, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations, (y) in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management, or (z) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Issuer,

(ix) any expenses or charges (other than depreciation or amortization expense already included in Consolidated Adjusted EBITDA) related to any issuance of Equity Interests, Investment, Disposition, recapitalization or the incurrence, modification or repayment of any Indebtedness permitted by this Agreement (including any refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to this Agreement, (B) any amendment or other modification thereof or of other Indebtedness and (C) any such expenses or charges to the extent covered by indemnification or other reimbursement provisions and actually indemnified or reimbursed or, so long as the Issuer determines that a reasonable basis exists for indemnification or reimbursement to the extent such amount is indemnified or reimbursed within 365 days of the date of such determination, and

(x) (A) business optimization expenses, other restructuring charges or reserves and (B) without duplication and net of amounts actually realized, other pro forma “run rate,” cost savings, operating expense reductions, other operating improvements and synergies;

provided that, the aggregate amount added back to Consolidated Adjusted EBITDA pursuant to clauses (a)(v) through (a)(x) of this defined term shall not exceed $2,500,000 for such period; and provided, further that, for the avoidance of doubt and without duplication, any non-cash or unrealized charge, loss or expense added back to Consolidated Adjusted EBITDA pursuant to clause (a)(v) that is attributable to or based upon the value or revaluation of the Venture-Linked Senior Secured Notes or any embedded derivative feature thereof shall not be subject to the foregoing $2,500,000 limitation set forth in the immediately preceding proviso, so long as such non-cash or unrealized charge, loss or expense also reduced Consolidated Net Income in such period;

minus (b) to the extent included in arriving at such Consolidated Net Income, the sum, without duplication, of: (i) non-cash gains for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period) and all other non-cash items of income for such period and (ii) the amount of any expenses or charges covered by indemnification or other reimbursement provisions in connection with any issuance of Equity Interests, Investment, Disposition, recapitalization or the incurrence, modification or repayment of any Indebtedness permitted by this Agreement added to Consolidated Net Income in a previous period pursuant to clause (a)(ix) above to the extent not indemnified or reimbursed within 365 days of the date of determination by the Issuer that a reasonable basis exists for indemnification or reimbursement.

“Consolidated Interest Expense” shall mean, with respect to any period, total consolidated interest expense (including interest attributable to Capital Lease obligations in accordance with GAAP) of, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and after the Merger Closing Date, the Acquiror, and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Note Parties and their Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and after the Merger Closing Date, the Acquiror, and its Subsidiaries with respect to letters of credit and bankers’ acceptance financing net of interest income of the Note Parties and their Subsidiaries).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer and its Subsidiaries, and after the Merger Closing Date, the Acquiror, and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded, without duplication:

(a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Issuer or any of its Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Subsidiaries;

(b) the income (or loss) of any Person that is not a Subsidiary of the Issuer, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Issuer or any of its Subsidiaries by such Person in such period;

(c) the undistributed earnings of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by operation of the terms of its Organization Documents or any Contractual Obligation (other than under any Note Document) or Requirement of Law applicable to such Subsidiary;

(d) any after-tax effect of any extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto) for such period; and

(e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income.

“Contractual Minimum Return” means, with respect to any Note, the applicable contractual minimum return set forth for such Note in the Fee Letter, and more specifically illustrated therein, in each case measured from the Merger Closing Date (in the case of Venture-Linked Senior Secured Notes) or from the Closing Date (in the case of Pre-Merger Senior Secured Notes) to the applicable date of repayment of such Note.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Corresponding Liabilities” has the meaning specified in Section 12.24.

“De Minimis Disposition Proceeds” has the meaning specified in Section 2.07(b)(i).

“Debt Fund Affiliate” shall mean any affiliate of a Disqualified Institution that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such Disqualified Institution, and for which no personnel involved with the investment of such Disqualified Institution, (a) makes any investment decisions or (b) has access to any information (other than information publicly available) relating to the Issuer or any entity that forms a part of the Issuer’s business (including subsidiaries of the Issuer).

“Debt Issuance” means the issuance by any Note Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the BIA, the Companies’ Creditors Arrangements Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the sum of (a) the otherwise applicable interest rate at any time pursuant to Section 2.09(a) plus (b) three percent (3.00%) per annum, to the fullest extent permitted by applicable Laws.

“Deposit Account” means any “deposit account”, “securities account” or “commodity account” (each as defined in Article 9 of the Uniform Commercial Code) and any other investment account, securities account or other account in which funds are held or invested to or for the credit or account of any Note Party.

“Deposit Account Control Agreement” means any account control agreement by and among a Note Party, the applicable depository bank and the Agent, in each case in form and substance reasonably satisfactory to the Agent.

“Designated Jurisdiction” means any country or territory which is itself the subject of country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called People’s Republic of Luhansk, and the so-called People’s Republic of Donetsk).

“Disclosing Party” has the meaning specified in Section 12.22.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Note Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following: (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out equipment no longer used or useful in the conduct of business of any Note Party or any of their respective Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Note Party or any Subsidiary; provided, that, if the transferor of such property is a Note Party, (i) the transferee thereof must be a Note Party or (ii) such transaction is permitted under Section 8.02, (d) the abandonment or other disposition of any Intellectual Property that is not material or is no longer used or useful in any material respect in the business of any Note Party or any of their respective Subsidiaries, (e) (i) the non-exclusive licensing of Intellectual Property in the ordinary course of business; (ii) the exclusive licensing of non-Material Intellectual Property to a third party in the ordinary course of business (including in connection with a commercial arrangement) or that the Issuer determines in its reasonable business judgment would not materially and adversely affect the business of the Note Parties and their Subsidiaries, taken as a whole; (iii) the non-exclusive licensing of Intellectual Property that constitutes Collateral between

Subsidiaries and prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and after the Merger Closing Date, the Acquiror, or any other Subsidiary that does not adversely interfere in any material respect with the business of any Note Party and their respective Subsidiaries, taken as a whole; and (iv) the licensing, transfer or other Disposition of Intellectual Property that does not constitute Collateral between Subsidiaries and prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and after the Merger Closing Date, the Acquiror, or any other Subsidiary that does not adversely affect the Secured Parties in any material respect, (f) any Involuntary Disposition, (g) dispositions of cash and Cash Equivalents in the ordinary course of business pursuant to transactions permitted hereunder, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid accounts receivable in connection with the collection, compromise or settlement thereof in a commercially reasonable manner and not as part of a financing transaction, (i) any issuance of Equity Interests by, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and after the Merger Closing Date, the Acquiror, and (j) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims that would not materially and adversely affect the business of the Note Parties and their Subsidiaries, taken as a whole.

“Disqualification Event” has the meaning specified in Section 6.23(c).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred and eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred and eighty-first (181st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the one hundred and eighty-first (181st) day after the Maturity Date.

“Disqualified Institutions” means (a) those banks, financial institutions or other entities separately identified in writing by the Issuer to the Agent on or prior to the Closing Date (provided, that such list may be updated by the Issuer from time to time to include any other Person reasonably acceptable to the Agent (at the direction of the Required Purchasers)), or to any Affiliates of such banks, financial institutions or other entities that are reasonably identifiable as Affiliates by virtue of their names or that are identified to the Agent in writing by the Issuer from time to time; provided, that no such identification after the Closing Date pursuant to this clause (a) shall apply retroactively to disqualify any Person that has previously acquired a valid assignment or participation of an interest in any of the Commitments or Notes with respect to amounts previously acquired and (b) competitors of the Note Parties or any of their Subsidiaries identified in writing by the Issuer to the Agent from time to time (and Affiliates of such entities that are reasonably identifiable as Affiliates of such entities by virtue of their names or that are identified to the Agent in writing by the Issuer from time to time (other than a Debt Fund Affiliate)).

“Dollar” and “$” mean lawful money of the United States.

“Domestication” has the meaning assigned to such term in the BCA.

“Dutch Subsidiary” means each Subsidiary incorporated in the Netherlands.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Note Parties or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, royalty payments and sale, development and other milestone payments) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. Notwithstanding the foregoing, Earn Out Obligations shall exclude indemnity obligations with respect to an Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means long-term assets that are used or useful in the same or a similar line of business as the Note Parties and their Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Issuer, any other Note Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Grant Agreement” means that certain Grant Agreement, dated as of the date hereof, by and among PFDR and the FP Purchasers, whereby PFDR has agreed to issue 1,000,000 shares of the Acquiror’s common stock concurrently with, and subject to, the Merger.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in)

such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Purchase Documents” means, collectively, the Subscription Agreements, the TO Statement, the Offer to Purchase, and any other definitive documents in respect of the Private Placement or the Tender Offer, and all other agreements or instruments in connection with the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuer within the meaning of Section 414(b) or (c) of the Internal Revenue Code (or Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Issuer or any ERISA Affiliate from a Multiple Employer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Issuer or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Issuer or its ERISA Affiliates of notice from any Multiemployer Plan that it is in “reorganization” or “insolvency” (within the meaning of Title IV of ERISA), (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Issuer or any ERISA Affiliate, (i) the failure by the Issuer or any ERISA Affiliate to meet the minimum funding requirements of Sections 412 and 430 of the Internal Revenue Code or Sections 302 and 303 of ERISA with respect to any Pension Plan, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA with respect to any Pension Plan, the failure to make any required contribution to a Multiemployer Plan, or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, or (j) the imposition of a lien pursuant to Section 436(f) or 430(k) of the Internal Revenue Code or Section 206(g)(5) or 303(k) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Blocking Regulation” has the meaning set forth in Section 6.21(a).

“Event of Default” has the meaning set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) Deposit Accounts established solely for payroll purposes in such amounts as are required to be paid to employees of the Note Parties or any of their Subsidiaries within the immediately succeeding two payroll cycles, (b) Deposit Accounts established solely for employee wage and benefit payments to or for the benefit of a Note Party’s employees, (c) Deposit Accounts used to hold collateral in connection with Liens permitted pursuant to Sections 8.01(r) and 8.01(t), and (e) Deposit Accounts the aggregate daily balance in which does not at any time exceed (i) prior to the Merger Closing Date or on and after the VLN Termination Date: (x) $10,000 individually and (y) $50,000 in the aggregate and (ii) on and after the Merger Closing Date: (x) $100,000 individually and (y) $1,000,000 in the aggregate; provided that any Deposit Account maintained by any Note Party in Canada shall not constitute an Excluded Account.

“Excluded Equity Interests” means (a) any Equity Interests with respect to which, in the reasonable judgment of the Agent (at the direction of the Required Purchasers) and the Issuer (as agreed to in writing), the cost or other consequences (including material adverse tax consequences) of pledging such Equity Interests in favor of the Secured Parties shall be excessive in view of the benefits to be obtained by the Purchasers therefrom, (b) in the case of any issuer organized under the laws of a jurisdiction other than the laws of any state of the United States or the District of Columbia, any Equity Interests of such issuer to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law, and (c) any Equity Interests in any Person that is not a Wholly-Owned Subsidiary to the extent that, and only for so long as, a pledge thereof to secure the Obligations (i) is prohibited by any applicable Contractual Obligation then in effect permitted by this Agreement and binding on such Equity Interests, (ii) requires the consent of any other party to any such Contractual Obligation (other than a Note Party or an Affiliate of a Note Party) that has not been obtained (it being understood that the foregoing shall not be deemed to obligate any Note Party or any Subsidiary to obtain any such consent, except with respect to any Hong Kong Subsidiary, which shall be required to take reasonable efforts to obtain such consent) or (iii) would give any other party to any such Contractual Obligation (other than a Note Party or an Affiliate of a Note Party) the right to terminate its obligations thereunder, except, in each case of this clause (c) to the extent any such prohibition, restriction, requirement or other limitation on the pledge of such Equity Interests is rendered ineffective by Section 9-406 or 9-408 of the Uniform Commercial Code, the PPSA or other applicable law; provided, however, that Excluded Equity Interests shall not include any Proceeds (as defined in the Uniform Commercial Code or the PPSA (as applicable)), substitutions or replacements of any assets referred to in clauses (a) through (c) above (unless such Proceeds, substitutions or replacements would constitute assets referred to in clauses (a) through (c) above).

“Excluded Property” means, with respect to any Note Party, including any Person that becomes a Note Party after the Closing Date as contemplated by Section 7.12, (a) any property that, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents that prohibit such Note Party from granting any other Liens in such property, (b) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (c) any general intangible, permit, lease, license, contract or other instrument of a Note Party if the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Note Party’s rights, titles and interests thereunder

(including upon the giving of notice or lapse of time or both); provided, that, (x) any such limitation described in this clause (c) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the applicable Collateral Document and such general intangible, permit, lease, license, contract or other instrument shall no longer constitute “Excluded Property” and shall be considered Collateral, (d) any vehicles, aircraft, aircraft engines and other assets subject to certificates of title, except to the extent perfected by filing a financing statement in the appropriate form in the applicable jurisdiction under the Uniform Commercial Code, the PPSA or without any perfection steps, (e) any asset with respect to which the Agent has confirmed in writing to the Issuer its determination that the costs or other consequences (including adverse tax consequences) of providing a security interest in is excessive in view of the benefits to be obtained by the Purchasers, (f) any asset or property to the extent and for so long as the grant of a security interest in such asset or property in favor of the Agent would be prohibited by applicable requirement of Law or regulation or would require the consent of any Governmental Authority after giving effect to the anti-assignment provisions of the Uniform Commercial Code or the PPSA (as applicable) of any relevant jurisdiction and other applicable law, (g) all Excluded Equity Interests, (h) property securing obligations in connection with the incurrence of a Lien permitted under Sections 8.01(r) or Section 8.01(t), and (i) any fee owned real property with a fair market value of $1,000,000 or less.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Note pursuant to a law in effect on the date on which such Recipient acquires such interest in the Note except to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(c) and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any cash or Cash Equivalents actually received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, condemnation awards (and payments in lieu thereof) (other than (i) Net Cash Proceeds of any Involuntary Disposition, (ii) any proceeds received as a result of the Merger within thirty (30) days of the Merger and (iii) indemnity payments).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any treaty, law, regulation or intergovernmental agreements entered into (which facilitates the implementation of any law or regulation) thereunder.

“Flood Hazard Property” has the meaning specified in the definition of Real Estate Security Documents.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent (at the direction of the Required Purchasers), which determination shall be final, binding and conclusive (absent manifest error).

“Fee Letter” means that certain amended and restated letter agreement dated the Closing Date among the Issuer, the Purchasers the FP Purchasers, and the Agent, and acknowledged by the Acquiror and Merger Sub, as amended, modified, supplemented or amended and restated from time to time.

“FP Purchasers” means FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P., each of which will purchase Class A Common Stock of the Acquiror in the Tender Offer and, if necessary, the Private Placement.

“FP Share Call” has the meaning given to such term in the Fee Letter.

“FP Shares” means the Equity Interests of the Acquiror purchased by the FP Purchasers in the Tender Offer and, if necessary, the Private Placement.

“Francisco Partners” means FP Credit Partners, L.P., on behalf of certain of its managed funds, affiliates, financing parties or investment vehicles.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, loans and/or similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation (including Canada), or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Contract” means each contract between the Issuer or any of its Subsidiaries and any governmental entity and each Bid with respect to Government Contracts.

“Government Subcontract” means each contract between the Issuer or any of its Subsidiaries and any prime contractor or upper-tier subcontractor relating to a contract between such Person and any governmental entity, and each Bid with respect to Government Subcontracts.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary of the Issuer identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.12 or Section 7.20(b) and (c) upon the Merger Closing Date, the Acquiror (and “Guarantor” shall mean, as the context may require, each of them individually), together with their successors and permitted assigns. As of the Closing Date, the Guarantors are Movella Technologies N.A. Inc., Movella Canada Company, Kinduct Technologies, Inc., and Griffin Holdings Limited.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Subsidiary” means each Subsidiary incorporated in Hong Kong.

“Immaterial Subsidiary” means any Subsidiary of the Issuer that (a) individually constitutes or holds less than five percent (5.0%) of the Issuer’s consolidated total assets or generates less than five percent (5.0%) of the Issuer’s consolidated total revenue, and (b) when taken together with all then existing Immaterial Subsidiaries, such Subsidiary and such Immaterial Subsidiaries, in the aggregate, would constitute or hold less than five percent (5.0%) of the Issuer’s consolidated total assets or generate less than five percent (5.0%) of the Issuer’s consolidated total revenue, in each case of the foregoing clauses as of the last day of, or for, the most recently ended fiscal period for which financial statements were required to have been delivered pursuant Section 7.01(a) or (b). Notwithstanding the foregoing, no Immaterial Subsidiary may own any Intellectual Property that is material to the Note Parties and their respective Subsidiaries, taken as a whole. As of the Closing Date, the Immaterial Subsidiaries are, Movella Technet Co. Ltd., Movella Taiwan Co. Limited, Mcube International Limited, MXKHS Technologies India Private Limited, Ten Degrees International Limited, mCube Technet Co. Ltd (Shanghai –Zhangjiang), and M3C Co., Ltd.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, to the extent such obligation (i) has not been delinquent for more than (x) prior to the Merger Closing Date or on and after the VLN Termination Date, 120 days and (y) on or after the Merger Closing Date, 180 days after its due date or (ii) is being contested in good faith by appropriate proceedings diligently conducted), including any Earn Out Obligations that have become a liability on the balance sheet in accordance with GAAP;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) the Swap Termination Value of any Swap Contract;

(j) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (h) above of any other Person; and

(k) all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) prepaid or deferred revenue arising in the ordinary course of business, (2) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset (excluding, for the avoidance of doubt, Earn Out Obligations), (3) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto or (4) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than sixty (60) days.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Note and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.04(b).

“Index Floor” means 1.0%.

“Information” has the meaning set forth in Section 12.07.

“Intellectual Property” means all intellectual property and proprietary rights of any kind, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction worldwide, including: (a) all rights relating to the protection of inventions, including patents and patent applications; (b) works of authorship, copyrightable works, registered and unregistered copyrights, authors’ rights, moral rights, and registrations and applications for registration thereof; (c) all rights in registered and unregistered trademarks, service marks, trade names, corporate names, logos, trade dress, designs, packaging, domain names, and registrations and applications for registration thereof, together with all goodwill associated with any of the foregoing; (d) mask works and registrations and applications for registration thereof; (e) computer software, including source code, object code, firmware, algorithms and databases; (f) trade secrets, know-how and proprietary information, including technical data, customer lists, formulae, methods, processes, research and development information, inventions, discoveries, designs, drawings, databases, specifications, and all derivatives and improvements thereof; (g) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; (h) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto; and (i) any right, in any jurisdiction, analogous to those set forth herein.

“Intellectual Property Licenses” has the meaning specified in Section 6.17(c).

“Interest Payment Date” has the meaning specified in Section 2.09(c).

“Interim Financial Statements” means the unaudited consolidated balance sheets of the Issuer and its Subsidiaries as of June 30, 2021 and June 30, 2022 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the six month periods then ended.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Note Party or any of their Subsidiaries.

“IP Security Agreement” means notices of grant of security interest in the form required by the Security Agreement executed and delivered by a Note Party.

“Issuer” has the meaning assigned to such term in the preamble hereto.

“Issuer Covered Person” means, with respect to the Issuer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1) and, after the Merger Closing Date, the Acquiror.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered by Acquiror in accordance with the provisions of Section 7.20 or a Subsidiary in accordance with the provisions of Section 7.12.

“Junior Debt Payment” has the meaning specified in Section 8.11.

“Key Employee” means any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any material Note Party Intellectual Property.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, binding guidelines, regulations, ordinances, codes and binding administrative or judicial precedents or authorities, including any binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Liability Reduction Credit Formula” has the meaning given to such term in the Fee Letter, and more specifically illustrated therein.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Master Agreement” has the meaning specified in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Note Parties and their Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Agent or any Purchaser under any Note Document to which it is a party or a material impairment in the perfection, value or priority of the Agent’s security interests in the Collateral, (c) a material impairment of the ability of the Note Parties, taken as a whole, to perform their obligations under any Note Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Note Party of any Note Document to which it is a party.

“Material Contracts” means (a) the 2022 Note Documents, (b) those agreements listed on Schedule 6.24(a), (c) after the Closing Date, any contract, agreement, license or other Contractual Obligation that, at any time of determination, is anticipated to contribute more than (i) prior to the Merger Closing Date or on and after the VLN Termination Date, $500,000 of revenue on an annual basis or require payment of more than $500,000 in any year and (ii) on or after the Merger Closing Date, $3,000,000 of revenue on an annual basis or require payment of more than $3,000,000 in any year and (d) any other agreements, instruments, license or other Contractual Obligation to which the Note Parties or any Subsidiary is a party, and the breach, nonperformance, cancellation or termination of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Intellectual Property” means all Intellectual Property, whether currently owned by (or purported to be owned by), or subject to a license, covenant not to sue or similar right or immunity to (or purported to be subject to a license, covenant not to sue or similar right or immunity to) any Note Party or any Subsidiary of a Note Party, or acquired, developed, obtained by or otherwise subject to a license, covenant not to sue or similar right of immunity to a Note Party or any Subsidiary of a Note Party after the date hereof that is, in each case, material to or necessary for the current, planned, or anticipated business or operations of the Note Parties or any of their Subsidiaries or that the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary of the Issuer that is not an Immaterial Subsidiary.

“Maturity Date” means (a) (i) the date that is the fifth (5th) anniversary of the Merger Closing Date or (ii) if the VLN Termination Date occurs, November 14, 2025 or (b) if earlier, such earlier date on which the Notes are accelerated pursuant to Section 9.02 hereof; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately succeeding such date.

“Maximum Rate” has the meaning set forth in Section 12.09.

“Merger” has the meaning assigned to such term in the preamble hereto.

“Merger Closing Date” means the date on which the conditions specified in Section 5.02 are satisfied (or waived in accordance with Section 12.01).

“Merger Sub” has the meaning assigned to such term in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Agent, for the benefit of the Purchasers, a security interest in the fee interest of any Note Party in real property located in the U.S. (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Issuer or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Issuer or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents actually received by any Note Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipts, net of (a) reasonable direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes (including in connection with a repatriation of funds) paid or payable as a result thereof, (c) in the case of any Disposition or Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Agent) on the related property, (d) in the case of any Extraordinary Receipt, (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) so long as no Default or Event of Default exists, insurance and condemnation proceeds that are applied to the repair or replacement of the applicable property within 90 days after receipt thereof; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Note Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt, (e) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (b) above) (i) associated with the assets that are the subject of such prepayment event and (ii) retained by Note Parties or any of their Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a prepayment event occurring on the date of such reduction, (f) in the case of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipts, by a non-Wholly-Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (f)) attributable to non-controlling interests and not available for distribution to or for the account of the Note Parties or a Wholly-Owned Subsidiary as a result thereof and (g) in the case of any Disposition, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Disposition occurring on the date of such reduction solely to the extent that Note Parties or any of their Subsidiaries receives cash in an amount equal to the amount of such reduction.

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Note” or “Notes” shall mean the Pre-Merger Senior Secured Notes and the Venture-Linked Senior Secured Notes, individually or collectively, as applicable.

“Note Documents” means this Agreement, each Note, each Joinder Agreement, the Fee Letter, the Agent Fee Letter and the Collateral Documents.

“Note Parties” means, collectively, the Issuer and each Guarantor.

“Note Party Intellectual Property” means all Intellectual Property (including Registered Intellectual Property) owned, controlled, licensed, used or held for use by any Note Party or Subsidiary in connection with the operation of the business of the Note Parties and their Subsidiaries as now conducted and as currently proposed to be conducted.

“Notice of Continuation or Conversion” shall mean a written notice of continuation or conversion substantially in the form of Exhibit E-1.

“Notice of Issuance” shall mean a written notice of borrowing substantially in the form of Exhibit E-2.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document or otherwise with respect to any Note (including any PIK Interest) and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer to Purchase” has the meaning set forth in Section 5.01(l)(i).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, articles of association, memorandum of association, certificates of registration and/or and its bylaws (as applicable), (b) with respect to any limited liability company, its constitution, its certificate or articles of formation or organization, articles of association, business registration certificate and/or operating agreement (as applicable), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, including in each case of the foregoing the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.03).

“Parallel Liabilities” has the meaning specified in Section 12.24.

“Participant” has the meaning set forth in Section 12.06(h).

“Participant Register” has the meaning specified in Section 12.06(h).

“Pathfinder Related Party Transactions” has the meaning specified in the BCA.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Issuer or any ERISA Affiliate and that is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code or Section 412 of ERISA.

“Perfection Certificate” means (i) that certain Perfection Certificate dated as of the Closing Date executed by the applicable Note Parties and certified to the Secured Parties, (ii) that certain perfection certificate substantially in the form delivered on the Closing Date, executed and delivered by Acquiror in accordance with the provisions of Section 7.20 and (iii) any perfection certificate executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition by the Issuer or any Subsidiary, whether by purchase, merger, amalgamating, consolidation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Equity Interests of any Person, and all Investments undertaken to consummate such acquisition transaction; provided that:

(a) such acquisition is not a hostile or contested acquisition;

(b) such assets, business line, unit, division or Person, as applicable shall be in a business permitted by Section 8.07 hereof;

(c) after giving pro forma effect to such Acquisition, (i) the Acquiror and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 8.17 as of the last day of the most recent fiscal quarter ending on or after June 30, 2024 as if such transaction had occurred on such day and (ii) the amount of unrestricted cash and Cash Equivalents of the Note Parties that are held in Deposit Accounts subject to a Control Agreement (or the foreign equivalent of such) shall be equal to or exceed the projected amount of Cash Burn for such acquired Person and its Subsidiaries for the twelve month period immediately after the consummation of such acquisition;

(d) (i) Consolidated Adjusted EBITDA of such Person for the Test Period ended as of the last day of the most recently ended fiscal quarter, shall not be less than negative $1,000,000 (i.e. negative $1,000,000 Consolidated Adjusted EBITDA) and (ii) Consolidated Adjusted EBITDA of all such Persons acquired during the term of this Agreement shall not be less than negative $3,000,000 (i.e. negative $3,000,000 Consolidated Adjusted EBITDA);

(e) (i) such Person becomes a Subsidiary; or (ii) such Person, assets, line of business, unit or division, in each case, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to (or is acquired by) or is liquidated into the Issuer or a Subsidiary;

(f) the total consideration, including maximum potential total amount of all deferred payment obligations (including earn-outs and consideration paid in Qualified Capital Stock of the Acquiror) and Indebtedness permitted by Section 8.03(j) assumed or incurred for all Permitted Acquisitions during the term of this Agreement, shall not exceed $50,000,000 (the “Permitted Acquisition Cap”); provided that the Indebtedness assumed for all such Permitted Acquisitions during the term of this Agreement shall not exceed $10,000,000; provided further, that no Equity Interests constituting all or a portion of such acquisition consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following the date that all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full; provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations;

(g) all actions required to be taken with respect to any such newly created or acquired Person or assets, in each case as applicable in order to satisfy the requirements of Sections 7.12 and 7.14, to the extent required, shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made);

(h) the aggregate amount of Investments made by Note Parties in Persons that do not become (or that are not amalgamated, merged or consolidated with or into, or substantially all of the assets or assets constituting a business unit, a line of business or a division of which are not transferred or conveyed to, or are not liquidated into) Note Parties pursuant to Permitted Acquisitions shall not exceed $2,500,000;

(i) no Default or Event of Default shall have occurred and be continuing or would result from the execution of such agreement and the consummation of such acquisition;

(j) at least five (5) Business Days prior to the proposed date of the consummation of such acquisition, the Issuer shall have delivered to the Agent and the Purchasers a certificate of a Responsible Officer of the Issuer certifying that such acquisition complies with this definition (which certificate shall have attached thereto reasonably detailed backup data and calculations demonstrating such compliance (or in the case of Cash Burn, subject to supporting documentation reasonably acceptable to the Required Purchasers));

(k) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirements of Law; and

(l) no Note Party or any of its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or contingent obligation (including any material tax or ERISA liability) of the related seller or the assets, business line, unit, division or Person acquired, except to the extent permitted to be incurred under Section 8.03.

“Permitted Acquisition Cap” has the meaning specified in the definition of Permitted Acquisition.

“Permitted Liens” means, at any time, Liens in respect of property of any Note Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Successors and Assigns” means (a) to the extent the VLN Termination Date has occurred, with respect to any Purchaser, such Person’s successors and assigns and (b) to the extent the VLN Termination Date has not occurred, with respect to any Purchaser, a managed fund, Affiliate, financing party or investment vehicle of, Francisco Partners or an Approved Fund of Francisco Partners.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Information” has the meaning specified in Section 6.25(b).

“PIK Interest” means, as of any date of determination, the aggregate amount of all interest that has been paid in kind and added to the principal balance of the Notes in accordance with Section 2.09(c) on or prior to such date of determination.

“Plan” means any employee benefit plan, within the meaning of Section 3(3) of ERISA, maintained for employees of the Issuer or any of its Subsidiaries or to which the Issuer or any of its Subsidiaries is required to contribute on behalf of any of its employees or otherwise has any liability.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Agent, for the benefit of the Secured Parties, by each of the Note Parties, as amended or modified from time to time in accordance with the terms hereof.

“PPSA” means the Personal Property Security Act (Nova Scotia) including the regulations thereto, as amended from time to time (or any successor statute) or similar legislation of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests; provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Note Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Nova Scotia, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code (Quebec)) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Pre-Merger Commitment” shall mean, in the case of each Purchaser that is a Purchaser on the Closing Date, its obligation to purchase Pre-Merger Senior Secured Notes from the Issuer pursuant to Section 2.01(a), in an aggregate principal amount equal to the amount set forth opposite such Purchaser’s name on Schedule I under the caption Pre-Merger Commitment or in any Assignment and Assumption pursuant to which such Purchaser becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Pre-Merger Commitments as of the Closing Date is $25,000,000.

“Pre-Merger Senior Secured Notes” has the meaning set forth in Section 2.01(a).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by Agent as its prime rate in effect at its principal office in the State of Delaware (such Agent announced Prime Rate not being intended to be the lowest rate of interest charged by Agent in connection with extensions of credit to debtors); provided further, that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

“Private Placement” means a sale to the FP Purchasers, immediately prior to the consummation of the Merger (but after the Domestication (as defined in the BCA as of the BCA Signing Date)), in a private placement pursuant to a subscription agreement in the form attached to the Fee Letter as Exhibit B thereto (the “Subscription Agreement”), of an aggregate amount of Acquiror’s common stock equal to (i) $75,000,000 less (ii) the aggregate amount of PFDR’s Class A Ordinary Shares tendered and purchased in the Tender Offer.

“Pro Forma Balance Sheet” means the unaudited pro forma condensed combined balance sheet of the Acquiror and its Subsidiaries as of June 30, 2022, after giving effect to the Transactions as if the Transactions been consummated on June 30, 2022, as included in the Form S-4 registration statement of PFDR filed with the SEC on October 31, 2022.

“Process Letter” has the meaning specified in Section 5.01(q)

“Purchaser” or “Purchasers” means each Person that has executed and delivered this Agreement as a “Purchaser” and such Person’s Permitted Successors and Assigns.

“Purchaser FP Share Sale” has the meaning given to such term in the Fee Letter.

“Purchaser-Related Person” has the meaning specified in Section 12.04(c).

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified Equity Sale” has the meaning given to such term in the Fee Letter.

“Real Estate Security Documents” means with respect to the fee interest of any Note Party in any real property located in the U.S.:

(a) a fully executed and notarized Mortgage encumbering the fee interest of such Note Party in such real property;

(b) if requested by the Agent (at the direction of the Required Purchasers, acting reasonably), maps or plats of an as-built survey of the sites of such real property certified to the Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to the Required Purchasers and such title insurance company, dated a date satisfactory to the Required Purchasers and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c) ALTA mortgagee title insurance policies issued by a nationally recognized title insurance company selected by the Issuer and reasonably acceptable to the Required Purchasers with respect to such real property, insuring that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Required Purchasers and shall include such customary endorsements as are reasonably requested by the Agent (at the direction of the Required Purchasers) and are available in the applicable jurisdiction;

(d) evidence as to (i) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property contains improvements situated in a Flood Hazard Property, (x) whether the community in which such real property is located is participating in the National Flood Insurance Program, (y) the applicable Note Party’s written acknowledgment of receipt of written notification from the Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Note Parties and their Subsidiaries (as applicable) evidencing flood insurance reasonably satisfactory to the Required Purchasers and naming the Agent and its successors and/or assigns as lender loss payee;

(e) if requested by the Agent (at the direction of the Required Purchasers, acting reasonably), a Phase I environmental assessment report, as to such real property, in form and substance and from professional firms reasonably acceptable to the Required Purchasers;

(f) if requested by the Agent (at the direction of the Required Purchasers, acting reasonably), evidence reasonably satisfactory to the Required Purchasers that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g) if requested by the Agent (at the direction of the Required Purchasers), a customary opinion of legal counsel to the Note Party granting the Mortgage on such real property, addressed to the Agent and each Purchaser, in form and substance reasonably acceptable to the Required Purchasers.

“Recipient” means any Purchaser and any other recipient of any payment by or on account of any obligation of any Note Party under any Note Document.

“Registered Intellectual Property” has the meaning specified in Section 6.17(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, attorneys, accountants, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Purchasers” means, as of any date, the Purchasers holding a majority of the aggregate principal amount of the Notes outstanding on such date; provided, that any Notes held by any Note Party or any of its Subsidiaries shall be excluded.

“Requirement of Law” shall mean, as to any Person, such Person’s Organization Documents, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, chief legal officer, general counsel, treasurer, assistant treasurer, director, secretary, executive chairman or vice president of finance of a Note Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the director, secretary or any assistant secretary of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, and (d) any payment made in respect of management, consulting, transaction or similar advisory fees to or for the account of any holder (or any Affiliate of any holder) of the Equity Interests of any Note Party or any of its Subsidiaries other than (i) customary consulting fees paid to any consultant of any Note Party or any of its Subsidiaries and (ii) compensation arrangements approved by, prior to the Merger Closing Date or on and after the VLN Termination Date, the board of directors (or appropriate committee thereof) of the Issuer and, on and after the Merger Closing Date, the board of directors (or appropriate committee thereof) of the Acquiror, and other normal and reasonable compensation and reimbursement of expenses of officers and directors, including indemnification agreements.

“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale and Leaseback Transaction” means, with respect to any Note Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Note Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including OFAC and the U.S. Department of State), and any other applicable sanctions administered or enforced by the United Nations Security Council, the European Union, any Member State of the European Union, the Government of Canada, the United Kingdom, including His Majesty’s Treasury (“HMT”), or other relevant sanctions authority of the United States, United Nations, European Union, United Kingdom or Canada.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means (a) each Purchaser and its Permitted Successors and Assigns and (b) the Agent and its permitted successors and assigns.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Agent, for the benefit of the Secured Parties, by each of the Note Parties, as amended or modified from time to time in accordance with the terms thereof.

“SOFR” means a rate equal to the secured overnight financing rate administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Note” means on and after the occurrence of the VLN Termination Date, Pre-Merger Senior Secured Notes that accrue interest at a rate based on Term SOFR.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Qualified Refinancing” has the meaning given to such term in the Fee Letter, and more specifically illustrated therein.

“Special Qualified Transaction” has the meaning given to such term in the Fee Letter.

“Specified Asset Sale” has the meaning given to such term in the Fee Letter.

“Specified BCA Representations” means the representations and warranties made by or with respect to the Issuer and its Subsidiaries in the BCA.

“Specified Representations” means the representations and warranties of the Note Parties set forth in Sections 6.01(a) and (b)(ii), 6.02(a), 6.02(c), 6.04, 6.14, 6.18, 6.19, 6.21(a) (with respect to the use of proceeds of the Notes), 6.21(b) (with respect to the use of proceeds of the Notes) and 6.21(c).

“SQR PIK Amount” has the meaning given to such term in the Fee Letter.

“SQR Premium” has the meaning given to such term in the Fee Letter.

“Subscription Agreement” has the meaning set forth in the definition of “Private Placement”.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer, prior to the Merger Closing Date or on and after the VLN Termination Date, to a Subsidiary or Subsidiaries of the Issuer or, after the Merger Closing Date, a Subsidiary or Subsidiaries of the Acquiror.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Purchaser or any Affiliate of a Purchaser).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Treatment” has the meaning set forth in Section 12.23.

“Tender Offer” means the tender offer by the FP Purchasers for up to $75,000,000 of the Class A Common Shares of the Acquiror at $10.00 per share on the terms described in the TO Statement and the Offer to Purchase.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Note, the Term SOFR Reference Rate for a three-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such tenor, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Note on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Index Floor, then Term SOFR shall be deemed to be the Index Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent (at the direction of the Required Purchasers in their reasonable discretion)).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, as of any date of determination, the most recent period of four consecutive fiscal quarters of, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and on and after the Merger Closing Date, the Acquiror, ended on or prior to such time (taken as one accounting period) in respect of which financial statements for the last quarter or fiscal year in such period have been or were required to have been delivered pursuant to Section 7.01(a) (in the case of the fourth fiscal quarter of any fiscal year) or Section 7.01(b) (in the case of each of the first three fiscal quarters of any fiscal year), as applicable.

“Threshold Amount” means (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $1,000,000 and (y) on and after the Merger Closing Date, $5,000,000.

“TO Statement” has the meaning set forth in Section 5.01(l)(i).

“Transaction Expenses” means any fees, costs, or expenses incurred, paid or payable by the Issuer or any of their respective Affiliates in connection with the Transactions, this Agreement and the other Note Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, the transactions constituting or contemplated by this Agreement and the other Note Documents and any prepayment, repayment, repurchase, prepayment, or defeasance of Indebtedness of the Issuer in connection therewith, the Merger and the consummation of any other transactions in connection with the foregoing (including in connection with the BCA and the payment of the fees, costs and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Note Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Venture-Linked Senior Secured Notes” shall have the meaning specified in Section 2.01(b).

“VLN Commitment” means, in the case of each Purchaser that is a VLN Purchaser on the Merger Closing Date, its obligation to make a deemed purchase of Venture-Linked Senior Secured Notes from the Issuer pursuant to Section 2.01(b), in an aggregate principal amount equal to the amount set forth opposite such VLN Purchaser’s name on Schedule I under the caption VLN Commitment or in any Assignment and Assumption pursuant to which such Purchaser becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the VLN Commitments as of the Closing Date is $75,000,000.

“VLN Purchaser” shall mean, as of any date of determination, any Purchaser that holds all or a portion of the outstanding Venture-Linked Senior Secured Notes or VLN Commitment on such date.

“VLN Termination Date” means the earlier to occur of (a) the termination of the BCA in accordance with its terms prior to the Merger Closing Date and (b) April 30, 2023, if the Merger has not been consummated on or prior to April 30, 2023 (or such later date as may be mutually agreed to by the Purchasers and the Issuer).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Issuer (or, after the Merger Closing Date, the Acquiror) directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Issuer (or, after the Merger Closing Date, the Acquiror).

“Withholding Agent” means any Note Party, and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Note Party under any Note Document.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Note Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (iv) all references in an Note Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts, contract rights and Intellectual Property.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

(d) Any reference herein to a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements delivered pursuant to Section 7.01(a) and (b), except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Issuer in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, including the calculation of Consolidated Net Income for purposes of calculating Consolidated Adjusted EBITDA, Indebtedness of, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and after the Merger Closing Date, the Acquiror, and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. Issuer will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Note Document, and either the Issuer or the Required Purchasers shall so request, the Purchasers and Issuer shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Purchasers); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Issuer shall provide to the Purchasers financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change to GAAP occurring as a result of the implementation of ASU 2016-02, Leases (Topic 842) issued by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to such change.

(c) Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Issuer and its Subsidiaries or the Acquiror and its Subsidiaries or to the determination of any amount for the Issuer and its Subsidiaries or the Acquiror and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Issuer is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

1.05 Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, Term SOFR or SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, Term SOFR, SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, Term SOFR, SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Issuer. The Agent may select information sources or services in its reasonable discretion to ascertain ABR, Term SOFR, SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Issuer, any Purchaser or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE NOTES

2.01 Authorization and Issuance of Notes.

(a) The Issuer has duly authorized the issuance, sale and delivery of its Pre-Merger Senior Secured Notes on the Closing Date to be substantially in the form of Exhibit A-1 hereto which Pre-Merger Senior Secured Notes shall not exceed for any such Purchaser the Pre-Merger Commitment of such Purchaser and, in the aggregate, the Pre-Merger Commitment of $25,000,000. All such notes originally issued pursuant to this paragraph (a) being collectively called the “Pre-Merger Senior Secured Notes” and individually a “Pre-Merger Senior Secured Note”. Notwithstanding anything to the contrary set forth herein but subject in all cases to restrictions on transfer and assignment solely to Purchasers and Permitted Successors and Assigns as set forth in Section 12.06, the Pre-Merger Senior Secured Notes will, upon the occurrence of the Closing Date, be immediately separable and transferable.

(b) The Issuer has duly authorized the issuance, deemed sale and delivery of its Venture-Linked Senior Secured Notes on the Merger Closing Date to be substantially in the form of Exhibit A-2 hereto, which Venture-Linked Senior Secured Notes shall not exceed for any such Purchaser the VLN Commitment of such Purchaser and, in the aggregate, the VLN Commitment of a deemed amount of $75,000,000. All such notes originally issued pursuant to this paragraph (b) being collectively called the “Venture-Linked Senior Secured Notes” and individually a “Venture-Linked Senior Secured Note”. Notwithstanding anything to the contrary set forth herein but subject in all cases to restrictions on transfer and assignment solely to Purchasers and Permitted Successors and Assigns the Venture-Linked Senior Secured Notes will, upon the occurrence of the Merger Closing Date, be immediately separable and transferable.

2.02 [Reserved].

2.03 Issuance and Sale of Securities. Subject to the terms and conditions set forth in this Agreement, on the Closing Date and the Merger Closing Date, as applicable, the Issuer will issue and sell (or will be deemed to issue and sell, as applicable) the Notes to each of the Purchasers, severally and not jointly, and each of the Purchasers, severally and not jointly, shall purchase from the Issuer the Notes to be purchased by each of them, in each case in amounts, with respect to each Purchaser, equal to its Pre-Merger Commitment or VLN Commitment, as applicable.

2.04 Notes. The Notes issued pursuant hereto shall evidence the principal amounts of all Notes sold hereunder, and the date and principal amount of each purchase and sale (or deemed purchase and sale, as applicable) of the Notes to the Purchasers by the Issuer, as well as each payment or prepayment made on account of the principal thereof, and, in each case, the resulting aggregate unpaid principal balance thereof, shall be recorded by each Purchaser on its books in accordance with this Agreement and the methodologies more specifically set forth in the Fee Letter; provided, that failure by any Purchaser to make any such recordation shall not affect the obligations of the Issuer hereunder or under any Note. Each such recordation by a Purchaser made in accordance with this Agreement and such methodologies shall be conclusive and binding for all purposes in the absence of manifest error. For the avoidance of doubt, it is understood and agreed that the payment at any time of the applicable Contractual Minimum Return required to be paid in connection with any prepayment, repayment or acceleration of all or any portion of the then outstanding Notes shall be deemed to also be a concurrent payment in full of the Obligations constituting both (i) accrued and unpaid interest (other than accrued and unpaid default interest, if any) on the principal amount of the Notes so prepaid, repaid or accelerated and (ii) all PIK Interest on the principal amount of the Notes so prepaid, repaid or accelerated (it being understood that any other Obligations, including with respect to any remaining outstanding principal amount of the Notes after the deemed payment of such PIK Interest, shall be paid or deemed paid separately by the Issuer).

2.05 Closing Date and Merger Closing Date.

(a) Closing Date. The sale and delivery of the Pre-Merger Senior Secured Notes to be issued pursuant to Section 2.01(a) shall take place remotely via the electronic exchange of documents and signatures on the Closing Date (or such other time and place as the parties shall agree). At least three (3) Business Days prior to the Closing Date (or, in each case, such shorter notice period as is approved by the Required Purchasers) the Issuer shall deliver to the Agent a Notice of Issuance. On the Closing Date, subject to satisfaction of the conditions set forth herein, the Issuer will deliver to each Purchaser a Note or Notes registered in such Purchaser’s name or in the name of its nominee, such Notes to be duly executed and dated the Closing Date in the aggregate principal amount of the Notes allocated to such Purchaser as set forth opposite such Purchaser’s name on Schedule I attached hereto under the column “Pre-Merger Commitment”, against such Purchaser’s delivery to the Agent and the Agent’s delivery to the Issuer of immediately available funds in the amount set forth opposite such Purchaser’s name on Schedule I attached hereto under the column “Pre-Merger Commitment”. Each Purchaser may specify by two (2) Business Days’ prior written notice to the Issuer the denominations for its Note or Notes (or, in the absence of such notice, one Note registered in such Purchaser’s name in such aggregate principal amount).

(b) Merger Closing Date. The deemed sale and delivery of the Venture-Linked Senior Secured Notes to be issued pursuant to Section 2.01(b) shall take place remotely via the electronic exchange of documents and signatures on the Merger Closing Date (or such other time and place as the parties shall agree). At least three (3) Business Days prior to the Merger Closing Date (or, in each case, such shorter notice period as is approved by the Required Purchasers) the Issuer shall deliver to the Agent a Notice of Issuance. On the Merger Closing Date, subject to satisfaction of the conditions set forth herein, the Issuer will deliver to each Purchaser a Note or Notes registered in such Purchaser’s name or in the name of its nominee, such Notes to be duly executed and dated the Merger Closing Date in the aggregate principal amount of the Notes allocated to such Purchaser as set forth opposite such Purchaser’s name on Schedule I attached hereto under the column “VLN Commitment”. Each Purchaser may specify by two (2) Business Days’ prior written notice to the Issuer the denominations for its Note or Notes (or, in the absence of such notice, one Note registered in such Purchaser’s name in such aggregate principal amount).

2.06 [Reserved].

2.07 Prepayments.

(a) Voluntary Prepayments.

(i) The Issuer may, upon written notice from the Issuer to the Purchasers, voluntarily prepay the outstanding principal of the Notes, in whole or in part; provided, that, (A) such notice must be received not later than 11:00 a.m. five (5) Business Days prior to the date of prepayment and (B) any such prepayment shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).

(ii) Each notice delivered pursuant to clause (i) above shall specify the date, the amount of such prepayment and, to the extent applicable (upon the payment or prepayment of the Venture-Linked Senior Secured Notes in full), the application of any Applicable Liability Reduction Credits as set forth in Section 2.07(d). The Issuer shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (but may be conditioned upon the prepayment of indebtedness or the consummation of a specified transaction, in each case, to the extent specified in such notice). Any prepayment of the principal of the Notes pursuant to this Section 2.07(a) shall be accompanied by:

(x) to the extent such prepayment is being made prior to the occurrence of the Merger Closing Date, (1) all fees, costs, expenses, indemnities and other amounts (including any default interest) due and payable hereunder at the time of prepayment and, with respect to any such costs and expenses, invoiced to the Issuer at least two (2) Business Days prior to the prepayment, and (2) the applicable Contractual Minimum Return with respect to the principal amount of the Pre-Merger Senior Secured Notes so prepaid;

(y) to the extent such prepayment is being made on or after the VLN Termination Date, (1) all fees, costs, expenses, indemnities and other amounts (including any default interest) due and payable hereunder at the time of prepayment and, with respect to any such costs and expenses, invoiced to the Issuer at least two (2) Business Days prior to the prepayment and (2) the greater of (A) all accrued and unpaid interest (other than default interest) on the principal amount of the Pre-Merger Senior Secured Notes so prepaid and (B) the applicable Contractual Minimum Return with respect to the principal amount of the Pre-Merger Senior Secured Notes so prepaid; and

(z) to the extent such payment is being made after the Merger Closing Date (and for the avoidance of doubt, the deemed funding of the Venture-Linked Senior Secured Notes), (1) all fees, costs, expenses, indemnities and other amounts (including any accrued and unpaid default interest) due and payable hereunder at the time of prepayment and, with respect to any such costs and expenses, invoiced to the Issuer at least two (2) Business Days prior to the prepayment and (2) the greater of (A) all accrued and unpaid interest (other than default interest) on the principal amount of the Notes prepaid and (B) the applicable Contractual Minimum Return with respect to the principal amount of the Venture-Linked Senior Secured Notes so prepaid, subject to the application of any Applicable Liability Reduction Credits if the Venture-Linked Senior Secured Notes are being prepaid in full, as set forth in Section 2.07(d).

Each such prepayment shall be applied to the Notes of the Purchasers in accordance with their respective pro rata share in respect of each of the Notes regardless of whether at such time any Purchaser owns FP Shares that were the subject of a Qualified Equity Sale.

(b) Mandatory Prepayments.

(i) Dispositions and Involuntary Dispositions. No later than the third Business Day following the receipt by any Note Party or any Subsidiary of the Net Cash Proceeds of any Disposition (including, for the avoidance of doubt, a Specified Asset Sale) or Involuntary Disposition, the Issuer shall prepay the Notes (subject to the payment of any applicable Contractual Minimum Return and, if the Venture-Linked Senior Secured Notes are being paid or prepaid in full, the application of any Applicable Liability Reduction Credits as set forth in Section 2.07(d)), in an aggregate amount equal to such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default shall have occurred and be continuing and (y) to the extent that the aggregate Net Cash Proceeds of all Dispositions, Involuntary Dispositions and Extraordinary Receipts in any fiscal year do not exceed $5,000,000 in excess of the De Minimis Disposition Proceeds specified below, the Issuer shall have the option, directly or through the applicable Subsidiary, to invest such Net Cash Proceeds in Eligible Assets (1) prior to the Merger Closing Date or on and after the VLN Termination Date, within 90 days of the date of such Disposition or Involuntary Disposition or (2) on or after the Merger Closing Date, (A) within twelve months following receipt of such Net Cash Proceeds or (B) if the Issuer or any Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve months following receipt thereof, within the later of (I) twelve months following receipt of such Net Cash Proceeds and (II) 180 days of the date of such legally binding commitment; provided further, that so long as no Default or Event of Default exists at the time prepayment would otherwise be required pursuant to this Section 2.07(b)(i), the Issuer shall not be required to use the Net Cash Proceeds of all Dispositions, Involuntary Dispositions and Extraordinary Receipts received by the Note Parties and their Subsidiaries not exceeding $10,000,000 in the aggregate in such fiscal year (the “De Minimis Disposition Proceeds”) to prepay the Notes (for the avoidance of doubt, the parties hereto agree that so long as no Default or Event of Default exists at the time prepayment would otherwise be required pursuant to this Section 2.07(b)(i), if the Net Cash Proceeds of all Dispositions, Involuntary Dispositions and Extraordinary Receipts received by the Note Parties and their Subsidiaries exceed the De Minimis Disposition Proceeds in any such fiscal year, only the Net Cash Proceeds in excess of the De Minimis Disposition Proceeds and not reinvested per this clause (i) shall be required to be used to prepay the Notes in accordance with this Section 2.07(b)(i)). Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (v) below.

(ii) Extraordinary Receipts. No later than the third Business Day following the receipt by any Note Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipts (other than so long as no Default or Event of Default exists at the time prepayment would otherwise be required pursuant to this Section 2.07(b)(ii) and where the Net Cash Proceeds of all Extraordinary Receipts, Dispositions, and Involuntary Dispositions received by the Note Parties and their Subsidiaries do not exceed the De Minimis Disposition Proceeds in such fiscal year, in which case no prepayment shall be required), apply 100% of such Net Cash Proceeds to prepay the Notes (subject to the payment of accrued and unpaid interest or any applicable Contractual Minimum Return and, if the Venture-Linked Senior Secured Notes are being paid or prepaid in full, the application of any Applicable Liability Reduction Credits as set forth in Section 2.07(d)). Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (v) below.

(iii) Debt Issuance. No later than one Business Day following the receipt by any Note Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Notes (subject to the payment of accrued and unpaid interest or any applicable Contractual Minimum Return and, if the Venture-Linked Senior Secured Notes are being paid or prepaid in full, the application of any Applicable Liability Reduction Credits as set forth in Section 2.07(d)) in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (v) below.

(iv) Merger Closing Date. On the Merger Closing Date, the Issuer shall use the proceeds of the Venture-Linked Senior Secured Notes to prepay the Pre-Merger Senior Secured Notes in full, together with (x) any accrued and unpaid interest thereon, at a per annum rate equal to 9.25% and (y) default interest, if any, in each case of the foregoing subclauses (x) and (y), based upon the actual number of days elapsed from the Closing Date to the Merger Closing Date. Notwithstanding anything to the contrary in this Agreement, it is agreed that with respect to any mandatory prepayment being made pursuant to Section 2.07(b)(iv), interest on the Pre-Merger Senior Secured Notes shall accrue as set forth herein. All prepayments under Section 2.07(b)(iv) shall be applied (A) to payment of any accrued and unpaid default interest, if any, (B) to payment of accrued and unpaid interest, if applicable, and (C) thereafter, to the payment of principal.

(v) Application of Mandatory Prepayments. The Issuer shall provide the Agent and each Purchaser with written notice of any payment to be made under this Section 2.07(b)(i) through (iii) at least two (2) Business Days prior to the date such payment is required to be under this Section 2.07(b). Each notice delivered pursuant to the foregoing sentence shall specify the date, the amount of such prepayment and to the extent applicable, if the Venture-Linked Senior Secured Notes are being prepaid in full, the application of any Applicable Liability Reduction Credits as set forth in Section 2.07(d). The Agent will promptly notify each Purchaser holding Notes to be prepaid in accordance with such prepayment notice of the contents of such prepayment notice and of such Purchaser’s pro rata share of the estimated prepayment. Each Purchaser may reject all (but not less than all) of its pro rata share of any mandatory prepayment of Notes required to be made pursuant to Section 2.07(b)(i) and (ii) (other than the application of any Applicable Liability Reduction Credits if the Venture-Linked Senior Secured Notes are being prepaid in full) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Agent and the Issuer, no later than 2:00 p.m. one (1) Business Day prior to the date of such prepayment. If a Purchaser fails to deliver a Rejection Notice to the Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Notes. Any Declined Proceeds may be retained by the Issuer to be used for any purpose not prohibited hereunder and under the other Note Documents. All prepayments under Section 2.07(b)(i) through (iii) not constituting Declined Proceeds shall be applied (i) to all costs, expenses, indemnities and other amounts due and payable hereunder, (ii) to payment of accrued and unpaid default interest, if any, (iii) to the payment of the greater of (x) accrued and unpaid interest on the amount so prepaid and (y) the payment of the applicable Contractual Minimum Return, and (iv) thereafter, to the payment of principal subject to the last sentence of Section 2.04. All prepayments under Section 2.07(b)(iv) shall be applied as set forth in such Section.

(c) Change of Control. Upon the occurrence of a Change of Control, the Issuer shall, unless otherwise directed by the Required Purchasers, immediately prepay all of the Notes (subject to the payment of accrued and unpaid interest or any applicable Contractual Minimum Return and any Applicable Liability Reduction Credits as set forth in Section 2.07(d)) plus all other Obligations (it being understood and agreed that the payment pursuant to this clause (c) shall be in addition to, but without duplication of, any other right and remedy that any Secured Party under the Note Documents has as a result of an Event of Default arising from the occurrence of such Change of Control).

(d) Liability Reduction Credit Formula. Solely to the extent the Merger Closing Date has occurred:

(i) No later than the second Business Day following the consummation of a Qualified Equity Sale by the Issuer, the Issuer shall deliver to the Agent and each Purchaser a written notice setting forth (i) the date and gross proceeds of such sale and (ii) the credit available to the Issuer as a result of applying such gross proceeds to the Liability Reduction Credit Formula as set forth in the Fee Letter (each such credit, an “Applicable Liability Reduction Credit”). As set forth in the Fee Letter, in connection with a Default Purchaser Sale (as defined in the Fee Letter) such notice shall be delivered by the applicable FP Purchaser(s) and not the Issuer.

(ii) Each Applicable Liability Reduction Credit shall be applied at such time as the outstanding Obligations with respect to the Venture-Linked Senior Secured Notes are paid in full (or required to be paid in full, including if the Obligations are accelerated for any reason).

Notwithstanding anything in this Agreement to the contrary, all Applicable Liability Reduction Credits shall be applied:

first, to the greater of (A) all accrued and unpaid interest (other than default interest) on the principal amount of the Venture-Linked Senior Secured Notes so paid or prepaid and (B) the applicable Contractual Minimum Return with respect to the then outstanding amount principal amount of the Venture-Linked Senior Secured Notes so paid or prepaid;

second, to the extent that the application of the Applicable Liability Reduction Credit is due to a Default Purchaser Sale (as defined in the Fee Letter), any accrued and unpaid default interest; and

third, to the then remaining outstanding principal amount of the Venture-Linked Senior Secured Notes so paid or prepaid.

To the extent any amounts are owing by the Issuer after the application of the Applicable Liability Reduction Credits in connection with such a payment or prepayment in full of the Venture-Linked Senior Secured Notes, the Issuer shall pay any such outstanding Obligations under the Venture-Linked Senior Secured Notes in cash in an amount required to pay such Obligations in full on such date.

(iii) All Applicable Liability Reduction Credits shall be applied to the Venture-Linked Senior Secured Notes pursuant to the terms set forth in this Agreement and shall be applied to such Notes and be binding on each Purchaser in accordance with its respective pro rata share in respect of the then-outstanding aggregate principal amount of the Venture-Linked Senior Secured Notes, regardless of whether at the time of any such Qualified Equity Sale or the application of any Applicable Liability Reduction Credit any such Purchaser owns or has any interest in the FP Shares that were the subject of such Qualified Equity Sale.

(e) Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of (i) default, (ii) the commencement of any insolvency proceeding or other proceeding pursuant to any Debtor Relief Laws, or (iii) the sale, disposition or encumbrance (including that by operation of law or otherwise), the Contractual Minimum Return, if any, that is required to be paid pursuant to the Fee Letter, determined as of the date of acceleration will also be due and payable as though said Indebtedness was voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s lost profits as a result thereof. Any Contractual Minimum Return payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the early termination and the Issuer agrees that it is reasonable under the circumstances currently existing. The Contractual Minimum Return, if any is required to be paid pursuant to the Fee Letter, shall also be payable (i) in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (and/or this Agreement or the Notes evidencing the Obligations) in any insolvency proceeding or other proceeding pursuant to any Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any insolvency proceeding to the Agent, for the account of the Purchasers, in full or partial satisfaction of the Obligations. THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS

OR MAY PROHIBIT THE COLLECTION OF THE CONTRACTUAL MINIMUM RETURN IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. The Issuer expressly agrees that: (A) the Contractual Minimum Return is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Contractual Minimum Return shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Purchasers and the Issuer giving specific consideration in this transaction for such agreement to pay the Contractual Minimum Return; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay Contractual Minimum Return to Purchasers as herein described is a material inducement to Purchasers to provide the Commitments and purchase the Notes.

(f) Special Qualified Refinancings.

(i) The Issuer may, upon written notice from the Issuer to the Purchasers, elect to prepay the Venture-Linked Senior Secured Notes, in whole or in part; provided, that (w) such notice must be received not later than 11:00 a.m. five (5) Business Days prior to the date of prepayment, (x) any such prepayment shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding), (y) such prepayment is made using proceeds from a Special Qualified Transaction that has been consummated no earlier than eight (8) Business Days prior to the date of prepayment and (z) the conditions with respect to Special Qualified Refinancings as set forth in the Fee Letter have been met.

(ii) Each notice delivered pursuant to clause (i) above shall specify the date and amount of such prepayment. The Issuer shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (but may be conditioned upon the occurrence of the applicable Special Qualified Transaction, in each case, to the extent specified in such notice). Any prepayment of the outstanding Venture-Linked Senior Secured Notes pursuant to this Section 2.07(f) shall be accompanied by (x) all fees, costs, expenses, indemnities and other amounts (including any accrued and unpaid default interest) due and payable hereunder at the time of prepayment, (y) the SQR Premium, and (z) the SQR PIK Amount and any other accrued and unpaid interest on the amount so prepaid at the time of prepayment.

(iii) Each such prepayment shall be applied (v) to all costs, expenses, indemnities and other amounts due and payable hereunder, (w) to payment of accrued and unpaid default interest, if any, (x) to payment of the SQR Premium, (y) to payment of the SQR PIK Amount and the payment of any other accrued and unpaid interest, and (z) thereafter, to the payment of principal. Each such prepayment shall be applied to the Notes of the Purchasers in accordance with their respective pro rata share in respect of each of the Notes regardless of whether at such time any Purchaser owns FP Shares.

2.08 Repayment of Notes.

The Issuer shall repay the outstanding principal amount of the Notes, together with all accrued and unpaid interest and all other Obligations, on the Maturity Date, subject to the last sentence of Section 2.04. Notes repaid or prepaid may not be reborrowed.

2.09 Interest; Other Amounts.

(a) Pre-Default Rate. Subject to the provisions of subsection (b) below, the Notes shall bear interest on the outstanding principal amount thereof at a rate per annum of nine and one quarter percent (9.25%); provided, however, that upon the occurrence of the VLN Termination Date, the Pre-Merger Senior Secured Notes shall thereafter bear interest at a rate per annum equal to, at the election of the Issuer pursuant to Section 2.15(a), either (i) ABR plus the Applicable Rate or (ii) Term SOFR plus the Applicable Rate.

(b) Default Rate. Upon the occurrence of and during the continuance of any Event of Default, all (i) outstanding Obligations shall bear interest during the continuance of such Event of Default at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest (including interest on past due interest) shall be due and payable in cash on demand.

(c) Interest Generally. Subject to the Fee Letter, the last sentence of Section 2.04, Section 2.07(b)(iv) and Section 2.09(b)(ii), interest on the Notes shall be due and payable (i) in-kind, and be added to the principal balance of the Notes, in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending immediately after the first to occur of (x) the Merger Closing Date and (y) the VLN Termination Date, (ii) on the Merger Closing Date, (iii) on the VLN Termination Date, (iv) the date of any prepayment or repayment of the Notes (including any acceleration thereof and subject to payment of any applicable Contractual Minimum Return, if greater), (v) the Maturity Date (subject to payment of any Contractual Minimum Return, if greater) and (vi) at such other times as may be specified herein (each such date an “Interest Payment Date”). Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Fee Letters. The Issuer shall pay (i) to Agent, solely for its own account, an annual administration fee in respect of the Notes in accordance with the terms of the Agent Fee Letter and (ii) to the Purchasers the fees in the amounts and on the dates set forth in the Fee Letter.

(e) Interest Act (Canada).

(i) For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement or the Notes is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate; (ii) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends; and (iii) divided by the number of days based on which such rate is calculated. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(ii) If any provision of this Agreement would oblige a Canadian Guarantor to make any payment of interest or other amount payable to any Purchaser in an amount or calculated at a rate which would result in a receipt by that Purchaser of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by that Purchaser of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(A) first, by reducing the amount or rate of interest required to be paid to the affected Purchaser under Section 2.09(a); and

(B) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Purchaser which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

2.10 Reduction or Termination of Commitments.

(a) The Pre-Merger Commitments shall terminate on the Closing Date, contemporaneously with the issuance of the Pre-Merger Senior Secured Notes.

(b) The VLN Commitments shall terminate in full on the earlier to occur of (i) the Merger Closing Date, upon the issuance and deemed sale of the Venture-Linked Senior Secured Notes and (ii) the VLN Termination Date.

2.11 Computation of Interest.

All computations of interest shall be made on the basis of a 365/366-day year and actual days elapsed. Interest shall accrue on the Notes for the day on which the Notes are issued, and shall not accrue on the Notes, or any portion thereof, for the day on which the Notes or such portion is paid.

2.12 Payments Generally.

(a) General. All payments to be made by the Issuer shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to the Fee Letter and Section 9.03, all payments of principal, interest, prepayment and repayment premiums, Contractual Minimum Return and fees on the Notes and all other Obligations payable by any Note Party under the Note Documents shall be due, without any presentment thereof, directly to the Purchasers, at such office or bank account as may be specified by each Purchaser from time to time by written notice to the Issuer. The Note Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m., on the date due, marked for attention as indicated, or in such other manner or to such other account in the United States and at a bank as the Purchasers may from time to time direct in writing. All payments received by the Purchasers after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue in respect of such succeeding Business Day. If any payment to be made by the Issuer shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b) Obligations of Purchasers are Several. The obligations of the Purchasers hereunder to purchase the Notes and to make payments pursuant to Section 12.04(d) are several and not joint. The failure of any Purchaser to purchase the aggregate principal amount of the Notes to be purchased by it or to make any payment under Section 12.04(d) on any date required hereunder shall not relieve any other Purchaser of its corresponding obligation to do so on such date, and no Purchaser shall be responsible for the failure of any other Purchaser to purchase the aggregate principal amount of the Notes to be purchased by it or to make its payment under Section 12.04(d).

(c) Funding Source. Nothing herein shall be deemed to obligate any Purchaser to obtain the funds to purchase any Note in any particular place or manner or to constitute a representation by any Purchaser that it has obtained or will obtain the funds to purchase any Note in any particular place or manner.

2.13 No Purchase of Notes. No Note Party or any of their respective Affiliates may acquire directly or indirectly any of the outstanding Notes, without the prior written consent of the Required Purchasers.

2.14 Sharing of Payments by Purchasers.

If any Purchaser shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any Note resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of the Note and accrued interest thereon greater than its pro rata share thereof as provided herein, then such Purchaser shall (a) notify the other Purchasers of such fact and (b) purchase for cash at face value, but without recourse, ratably from each of the other Purchasers such amount of the Notes held by each such other Purchaser (or interest therein), so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Notes and other amounts owing them; provided, that:

(i) if any such purchase is made by any Purchaser, and if such excess payment or part thereof is thereafter recovered from such purchasing Purchaser, the related purchases from the other Purchasers shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; and

(ii) the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by or on behalf of the Issuer pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Purchaser as consideration for the assignment of any of its portion of the Notes to any assignee, other than an assignment to the Issuer or any Subsidiary (as to which the provisions of this Section shall apply).

2.15 SOFR Provisions.

(a) SOFR Election. Subject to the provisions of Section 9.02(c), (i) on the VLN Termination Date, any then-outstanding portion of the Pre-Merger Senior Secured Notes shall be converted to SOFR Notes and (ii) after the VLN Termination Date, commencing on the last Business Day of the fiscal quarter ending immediately after the VLN Termination Date and on the last Business Day of each fiscal quarter thereafter, Issuer shall elect that the then-outstanding portion of the Pre-Merger Senior Secured Notes be continued or converted to SOFR Notes or ABR Notes, as applicable; provided that (x) each such election must be made pursuant to an irrevocable Notice of Continuation or Conversion delivered to the Agent by 11:00 am on such last Business Day and (y) no ABR Note may convert to a SOFR Note after the date that is one fiscal quarter prior to the Maturity Date. In the absence of a Notice of Continuation or Conversion submitted to Agent and so long as a Default or Event of Default has not occurred and is continuing, all Pre-Merger Senior Secured Notes that are ABR Notes shall automatically be continued as ABR Notes and all Pre-Merger Senior Secured Notes that are SOFR Notes shall automatically be continued as SOFR Notes.

(b) Temporary Inability to Determine Benchmark. If the Agent shall be notified by Required Purchasers that: (i) the Term SOFR or any then-current Benchmark cannot be determined pursuant to the definition thereof, (ii) adequate and reasonable methods do not exist for ascertaining the Benchmark, (iii) the Benchmark, as determined by Required Purchasers, will not adequately and fairly reflect the cost to Purchasers of funding their Notes accruing interest based upon the Benchmark, or (iv) the making or funding of Notes accruing interest based upon the Benchmark has become impracticable, in each case of clauses (i)-(iv), other than as a result of an event described in Section 2.15(c) below; then, in any such case, the Agent shall promptly provide notice of such determination to the Issuer and the Purchasers (which shall be conclusive and binding on the Issuer and the Purchasers), and (x) any request for a conversion to or continuation of any such Note shall be automatically withdrawn and shall be deemed a request for an ABR Note and (y) each such Note will immediately become an ABR Note.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Note Document, upon the occurrence of a Benchmark Transition Event, the Agent in consultation with the Required Purchasers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Purchasers and Issuer so long as the Agent has not received, by such time, written notice of objection to such amendment from the Required Purchasers. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.15(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Note Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Note Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Issuer and the Purchasers of (x) the implementation of any Benchmark Replacement and (y) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify Issuer of (i) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(c)(iv); and (ii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent (at the direction of the Required Purchasers) or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 2.15(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Note Document, except, in each case, as expressly required pursuant to this Section 2.15(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Note Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent (at the direction of the Required Purchasers) or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the applicable provisions applicable to such Benchmark (or component thereof) or such Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent (acting at the direction of the Required Purchasers) may modify the applicable provisions, including any interest period, applicable to such Benchmark (or component thereof) or such Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Issuer’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding affected SOFR Notes will be deemed to have been converted into ABR Notes immediately.

(d) Illegality. If any Purchaser determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Purchaser to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Note or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, on notice thereof by such Purchaser to the Issuer through the Agent, (i) any obligation of such Purchasers to issue, make, maintain, fund or charge interest with respect to any Note or continue SOFR Notes or to convert ABR Notes to SOFR Notes shall be suspended and (ii) the interest rate on which ABR Notes is determined shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Purchaser notifies the Agent and the Issuer that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Issuer shall, upon demand from such Purchaser (with a copy to the Agent), prepay or, if applicable, convert all SOFR Notes of such Purchaser to ABR Notes (the interest rate on which ABR Notes of such Purchaser shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “ABR”), on the Interest Payment Date therefor, if all affected Purchasers may lawfully continue to maintain such SOFR Notes to such day, or immediately, if any Purchaser may not lawfully continue to maintain such SOFR Notes to such day, in each case until the Agent is advised in writing by each affected Purchaser that it is no longer illegal for such Purchaser to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Issuer shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15(e).

(e) Breakage Fees. In the event of (i) default by the Issuer in making a conversion into or continuation of SOFR Notes after the Issuer has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by the Issuer in making any prepayment of SOFR Notes after the Issuer has given a notice thereof in accordance with the provisions of this Agreement (which notice has not been revoked in accordance with the provisions of this Agreement), or (iii) the making of a prepayment or conversion of SOFR Notes on a day that is not an Interest Payment Date, the Issuer shall compensate each Purchaser for the loss, cost and expense attributable to such event. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to the Issuer (with a copy to the Agent) by any Purchaser shall be conclusive in the absence of manifest error. The Issuer shall pay such Purchaser the amount shown as due on any such certificate within three Business Days after receipt thereof. This Section 2.15(e) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(f) Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of Term SOFR pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Purchaser, (ii) subjects any Recipient to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its

loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) shall impose on any Purchaser any other condition, cost, or expense (other than Taxes) affecting its SOFR Notes; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Purchaser of maintaining any SOFR Note, or to reduce the amount of any sum received or receivable by such Purchaser under this Agreement, then upon demand by such Purchaser, Issuer shall promptly pay directly to such Purchaser such additional amount as will compensate such Purchaser for such increased cost or such reduction.

ARTICLE III

TAXES

3.01 Taxes.

(a) All payments of principal and interest on the Notes and all other amounts payable hereunder to any Recipient shall be made free and clear of and without deduction or withholding for or on account of any Taxes. If any withholding or deduction of any Tax from any payment by or on account of any obligation of any Note Party hereunder is required pursuant to any applicable Law, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted within the time allowed and in the minimum amount required by applicable law, (ii) the applicable Withholding Agent shall promptly forward to the Purchasers an official receipt or other documentation satisfactory to the Required Purchasers evidencing such payment to such Governmental Authority and (iii) if such Tax is an Indemnified Tax, the sum payable by the applicable Note Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.

(b) The Issuer shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes with respect to any Note Document or any payment thereunder (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(c) Each Purchaser, including any Purchaser that purports to become an assignee of an interest pursuant to Section 12.06 after the Closing Date, shall execute and deliver to the Issuer on or prior to the date that such Purchaser becomes a party hereto (and from time to time thereafter upon the reasonable request of the Issuer), one or more (as the Issuer may reasonably request) duly completed and executed copies of any forms, certificates or documents reasonably requested by the Issuer certifying as to such Purchaser’s entitlement to any available exemption from or reduction of withholding or deduction of Taxes.

(d) Each Purchaser agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Issuer of its inability to do so.

(e) Each of the parties to the Agreement shall, within ten (10) days of a reasonable request by another party to the Agreement, supply to that other party:

(i) such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA, and

(ii) such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime, such as the Common Reporting Standard.

(f) If a Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02 Survival.

All of the Note Parties’ obligations under this Article III shall survive any transfer of the Notes, the repayment, satisfaction or discharge of the Obligations hereunder and the resignation or replacement of the Agent.

3.03 Mitigation of Obligations.

If the Issuer is required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 3.01, then at the request of the Issuer, such Purchaser shall use commercially reasonable efforts to designate a different lending office for purchasing its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Purchaser such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 as the case may be, in the future, and (ii) in each case, would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Issuer hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel) incurred by any Purchaser in connection with any such designation or assignment.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations of the Issuer and any other Guarantors in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Note Documents, the obligations of each Guarantor under this Agreement and the other Note Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state or federal or other applicable law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Note Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Issuer or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full; provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Agent or any Purchaser as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Purchaser exhaust any right, power or remedy or proceed against any Person under any of the Note Documents, or any other agreement or instrument referred to in the Note Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable and documented out-of-pocket costs and expenses incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Purchasers may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Note Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have been terminated; provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08 Condition of Guarantors.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Issuer and any other Guarantor such information concerning the financial condition, business and operations of the Issuer and any such other Guarantors as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Issuer or any other Guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE V

CONDITIONS PRECEDENT

5.01	Conditions to Effectiveness of Agreement and Purchase of Pre-Merger Senior Secured Notes.

This Agreement shall become effective upon, and the obligation of each Purchaser to purchase the Pre-Merger Senior Secured Notes is subject to, satisfaction (or waiver in accordance with Section 12.01) of the following conditions precedent:

(a) Note Documents. Receipt by the Purchasers of executed counterparts of (i) this Agreement, (ii) a Pre-Merger Senior Secured Note, in favor of each Purchaser that has requested such a Note, (iii) the Fee Letter, (iv) the Agent Fee Letter, (v) the Security Agreement, (vi) the Pledge Agreement, (vii) a Deposit Account Control Agreement with Silicon Valley Bank, as depository bank, in respect of certain of the Note Parties’ deposit accounts and a Securities Account Control Agreement with U.S. Bank National Association and SVB Asset Management, in respect of a securities account of the Issuer, and (viii) the Perfection Certificate, in each case properly executed by a Responsible Officer of the signing Note Party and each other party to such Note Documents, in each case in form and substance satisfactory to the Purchasers.

(b) Opinions of Counsel. Receipt by the Purchasers and the Agent of a customary executed legal opinion of (i) Pillsbury Winthrop Shaw Pittman LLP, US counsel to the Notes Parties and (ii) McInnes Cooper, Canadian counsel to the Note Parties, in each case dated as of the Closing Date, and in form and substance reasonably satisfactory to the Purchasers, the Agent and their respective counsel. The Issuer hereby requests such counsel to deliver such opinions.

(c) Financial Statements. The Purchasers shall have received the Audited Financial Statements, the Interim Financial Statements and the Pro Forma Balance Sheet.

(d) Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, injunction, hearing or other legal or regulatory developments, pending or, to the knowledge of the Issuer, threatened in any court or before an arbitrator or Governmental Authority that individually or in the aggregate materially impairs the Transactions or the issuance of the Notes.

(e) Organization Documents, Resolutions, Etc. Receipt by the Purchasers of the following, in form and substance reasonably satisfactory to the Purchasers and their legal counsel:

(i) copies of the Organization Documents of each Note Party executing and delivering Note Documents on the Closing Date certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Note Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions, shareholder resolutions, extract of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note Party executing and delivering Note Documents on the Closing Date as the Purchasers may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Note Party is a party, including any applicable powers of attorney under which any Note Document has been executed; and

(iii) such documents and certifications as the Purchasers may require to evidence that each Note Party executing and delivering Note Documents on the Closing Date is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation, including certificates of good standing or status in all applicable jurisdictions.

(f) Perfection and Priority of Liens. Subject to Section 7.20, receipt by the Purchasers of the following, in form and substance reasonably satisfactory to the Agent and the Purchasers and, if applicable, in proper form for filing or recording:

(i) searches of Uniform Commercial Code and the Personal Property Registry established pursuant to the PPSA filings in the jurisdiction of formation of each Note Party, the jurisdiction where each Canadian Guarantor is “located” for the purposes of the PPSA, an in each jurisdiction where a filing would need to be made in order to perfect the Agent’s security interest in the Collateral, together with copies of the financing statements on file in such jurisdictions, tax, litigation, bankruptcy and, in the case of Canadian Guarantors, Bank Act (Canada) searches and other evidence that no Liens exist other than Permitted Liens or Liens for which adequate arrangements have been made for the release thereof;

(ii) UCC and PPSA financing statements for each appropriate jurisdiction as is necessary to perfect the Agent’s security interest in the Collateral of the applicable Note Parties executing and delivering Note Documents on the Closing Date;

(iii) searches of ownership of, and Liens on, the Intellectual Property owned by each Note Party in the appropriate governmental offices (including the United States Patent and Trademark Office, United States Copyright Office, and the Canadian Intellectual Property Office);

(iv) duly executed IP Security Agreements as are necessary to perfect the Agent’s security interest in the Registered Intellectual Property of the Note Parties executing and delivering Note Documents on the Closing Date, which has been registered, or for which an application for registration has been filed with, the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office;

(v) all certificates evidencing any certificated Equity Interests pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto and/or blank and undated share transfer forms (or any other similar instruments of transfer) for those certificates, endorsed in blank by a duly authorized officer of the pledgor thereof; and

(vi) perfection actions, including searches, certifications, notices and any other items required pursuant to or reasonably requested in connection with the Collateral Documents to be executed on the Closing Date or under any applicable Requirement of Law, provided that any documents and/or instruments to be executed, filed, registered, recorded or delivered in order to create and perfect in favor of the Agent, for the benefit of the Secured Parties, a first ranking lien on the Collateral of the Note Parties executing and delivering Note Documents as of the Closing Date shall be executed and delivered to the Agent in proper form for filing, registration or recordation (as applicable);

provided, that each of the requirements set forth in Sections 5.01(a) and (f) to the extent that (i) any foreign local law guaranty, security interest or credit support is not or cannot be provided and/or perfected by the Closing Date and/or (ii) other third party deliverables (other than (x) delivery of stock or other equity certificates of material domestic subsidiaries of the Issuer, (y) the perfection of security interests in assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC and (z) the filing of IP Security Agreements required under Section 5.01(f)(iv)) after use by the Issuer of commercially reasonable efforts to do so, then the provision of such guaranty or the creation or perfection of any security interest shall not constitute a condition precedent to the effectiveness of this Agreement or the obligation of each Purchaser to purchase the Pre-Merger Senior Secured Notes on the Closing Date, but instead shall be required to be delivered after the Closing Date as further specified in Section 7.20, provided that to the extent that approvals of Governmental Authorities, works councils, local statutory consultation processes or other independent third parties are required as a matter of law in the Netherlands or any other relevant jurisdiction prior to the provision any such guaranty, security interest or credit support, then the requirement to include any such subsidiary guaranty, security interest or other credit support shall be deemed to be a proposal subject to the foregoing limitations and neither be deemed to a covenant of, nor a requirement from, any Note Party.

(g) Closing Certificate. Receipt by the Purchasers of a certificate signed by a Responsible Officer of the Issuer certifying, as of the Closing Date, that the conditions specified in Sections 5.01(d), (i), and (n) have been satisfied.

(h) Existing Indebtedness. All of the existing Indebtedness for the borrowed money of the Note Parties and their respective Subsidiaries under the following agreements shall be repaid in full, commitments thereunder shall be terminated and all security interests related thereto shall be terminated on or prior to the Closing Date, in each case, evidenced by payoff letters and lien releases (or provisions for release) reasonably satisfactory to the Agent: (i) the Amended and Restated Loan and Security Agreement, dated as of August 10, 2018, by and among the Issuer, certain Subsidiaries of the Issuer party thereto from time to time and Silicon Valley Bank, (ii) the Loan and Security Agreement, dated as of December 10, 2021, between Eastward Fund Management and the Issuer, and (iii) the credit facility letter agreement, dated June 9, 2020, between Kinduct Technologies Inc. and The Toronto-Dominion Bank, in each case as the documentation for such facilities have been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.

(i) Governmental and Third Party Approvals. Except for approvals and waiting periods required in order to consummate the Merger under the BCA, the Note Parties and their Subsidiaries shall have received all material governmental, shareholder and third-party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Note Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Note Parties or any of their Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect, in each case in form and substance satisfactory to the Purchasers.

(j) Tender Offer Cooperation. To the extent that the applicable request for such assistance or information from the Acquiror and/or the Issuer described below has been made to the Acquiror and the Issuer prior to the Closing Date and such information is available as of such date:

(i) in the event the SEC determines the Tender Offer constitutes an “issuer tender offer” subject to Rule 13e-4 under the Exchange Act, each of the Issuer and PFDR shall have used its reasonable best efforts to (x) assist the FP Purchasers in preparing (A) a tender offer statement on Schedule TO for the Tender Offer suitable for use in an issuer tender offer relating to public equity securities (the “TO Statement”) and satisfying all of the requirements applicable thereto (including but not limited to the rules set out in Section 14(d)(1) and Rule 13e-4 of the Exchange Act) and (B) the offer to purchase for the Tender Offer (the “Offer to Purchase”), including risk factors, tax disclosure and other relevant disclosure and ancillary documentation and (y) provide the FP Purchasers with all information reasonably requested and required to prepare and disseminate the TO Statement and the Offer to Purchase, including (A) an accurate list to be provided by PFDR of each existing stockholder of PFDR and the most recent security position listing of the applicable clearing agency and (B) all necessary audited and unaudited historical and pro forma financial statements of PFDR and of the Issuer and its Subsidiaries required by Item 10 of Schedule TO;

(ii) in the event the SEC does not determine the Tender Offer to be an “issuer tender offer” subject to Rule 13e-4 under the Exchange Act, each of the Acquiror and the Issuer shall have used its reasonable best efforts to (x) cooperate with the FP Purchasers in connection with their preparation of the Schedule TO-T (suitable for use in a third-party tender offer relating to public equity securities) and (y) provide the FP Purchasers with all information regarding the Acquiror and the Issuer reasonably required for the Schedule TO-T to comply with Item 2 and Item 10 of Schedule TO; and

(iii) each of the Acquiror and the Issuer shall have provided any additional information or documentation requested by the SEC or any other regulatory agency with respect to the Tender Offer as soon as reasonably practicable following the request thereof.

(k) Letter of Direction. Receipt by the Purchasers of a letter of direction or funds flow memorandum with respect to the proceeds of the Pre-Merger Senior Secured Notes (net of any fees, costs or expenses detailed therein) to be distributed on the Closing Date, in form and substance reasonably satisfactory to the Purchasers.

(l) Fees. Receipt by the Agent, the Purchasers and their respective Affiliates of any fees that are required to be paid under the Agent Fee Letter and the Fee Letter on or before the Closing Date.

(m) Costs; Expenses. Subject to Section 12.04 (and in accordance with Section 12.04, subject further to the terms of the Fee Letter), the Issuer shall have paid all reasonable and documented out-of-pocket expenses, fees and charges of the Agent, the Purchasers and their respective Affiliates that have been invoiced by at least two (2) Business Days prior to the Closing Date and incurred in connection with the Note Documents, the Equity Grant Agreement and (if applicable) the Equity Purchase Documents, including all documented expenses, fees, charges and disbursements of counsel to the Agent, the Purchasers and their respective Affiliates and all due diligence expenses of the Agent, the Purchasers and their respective Affiliates, in each case, incurred on or prior to the Closing Date, including such fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Issuer, the Purchasers and the Agent).

(n) Representations and Warranties. The representations and warranties of the Issuer and each other Note Party contained in Article VI or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects subject to the materiality standard set forth therein if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date or period.

(o) Process Letters. Each Note Party that is executing the Note Documents on the Closing Date and that organized outside of the United States of America shall have appointed Corporation Service Company, or other agent reasonably acceptable to Agent and the Required Purchasers, as its agent for the purpose of accepting service of any process in the United States of America, evidenced by a service of process letter in form and substance reasonably satisfactory to Agent (each, a “Process Letter”).

(p) PATRIOT Act, Know Your Customer Regulations. Receipt by the Agent and the Purchasers of (i) at least three (3) Business Days prior to the Closing Date, all documentation that they reasonably determine is required by regulatory authorities (including Hong Kong) under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent reasonably requested by at least seven (7) Business Days prior to the Closing Date and (ii) a Beneficial Ownership Certification for the Issuer to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(q) Solvency Certificate. Receipt by the Agent and the Purchasers of a certificate of the Chief Financial Officer of the Issuer in substantially the form of Exhibit F that the Issuer and its Subsidiaries on a consolidated basis (after giving effect to the Transactions occurring on the Closing Date and the incurrence of Indebtedness related thereto), are Solvent.

(r) BCA. On or prior to the Closing Date, the Note Parties shall have delivered a certificate of a Responsible Officer of the Issuer attaching a true and complete copy of the BCA (including the schedules and exhibits thereto) and the related documents thereto which have been entered into on or prior to such date. The BCA shall not have been waived, amended or modified in any manner that is materially adverse to the Purchasers (it being understood that any amendment or modification of the definition of “Company Material Adverse Effect” or “Termination Date” in the BCA will be deemed to be materially adverse to the interests of the Purchasers) without written consent of the Purchasers (such consent not to be unreasonably withheld or delayed).

(s) Notice of Issuance. Receipt by the Agent and the Purchasers of a Notice of Issuance.

Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Purchaser that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser unless the Agent shall have received notice from such Purchaser prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to Deemed Purchase of Venture-Linked Senior Secured Notes.

The obligation of each Purchaser to purchase the Venture-Linked Senior Secured Notes is subject to, satisfaction (or waiver in accordance with Section 12.01) of the following conditions precedent:

(a) Notice of Issuance. Receipt by the Agent and the Purchasers of a Notice of Issuance.

(b) Funding. The amounts required to be funded in respect of the Tender Offer, the Private Placement (if applicable) and to effect the mandatory prepayment of the Pre-Merger Senior Secured Notes pursuant to Section 2.07(b)(iv) shall have been, or substantially contemporaneously with the deemed purchase of the Venture-Linked Senior Secured Notes will be, funded.

(c) No Company Material Adverse Effect. Since the BCA Signing Date, there shall not have occurred a Company Material Adverse Effect (as defined in the BCA).

(d) Representations and Warranties. The Specified BCA Representations and the Specified Representations shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Merger Closing Date, except to the extent that such Specified BCA Representations and such Specified Representations specifically refer to an earlier date, in which case such Specified BCA Representations shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date.

(e) No Event of Default. After giving effect to the Merger and the other Transactions occurring on the Merger Closing Date, no Event of Default shall exist, or would result therefrom.

(f) Merger. The Merger shall have been consummated in accordance with the terms of the BCA, but without giving effect to any amendments, waivers or consents that are materially adverse to the interests of the Purchasers without written approval of the Purchasers, such consent not to be unreasonably withheld or delayed (it being understood that any amendment or modification of the definitions of “Company Material Adverse Effect” or “Termination Date” in the BCA will be deemed to be materially adverse to the interests of the Purchasers).

(g) Reaffirmation Agreement. The Note Parties shall have delivered to the Agent a customary reaffirmation agreement (the “Reaffirmation Agreement”), reaffirming the Agent’s Lien (for the benefit of the Secured Parties) on the Collateral to secure the Obligations, in form and substance satisfactory to the Agent and the Purchasers.

(h) Closing Certificate. Receipt by the Purchasers of a certificate signed by a Responsible Officer of the Issuer certifying, as of the Merger Closing Date, that the conditions specified in Sections 5.02(c), (d), (e) and (f) have been satisfied.

(i) Tender Offer Cooperation. To the extent that the applicable request for such assistance or information from PFDR and/or the Issuer described below has been made to PFDR and the Issuer prior to the Merger Closing Date and such information is available as of such date:

(i) in the event the SEC determines the Tender Offer constitutes an “issuer tender offer” subject to Rule 13e-4 under the Exchange Act, each of the Issuer and PFDR shall have used its reasonable best efforts to (x) assist the FP Purchasers in preparing (A) the TO Statement and satisfying all of the requirements applicable thereto (including but not limited to the rules set out in Section 14(d)(1) and Rule 13e-4 of the Exchange Act) and (B) the Offer to Purchase, including risk factors, tax disclosure and other relevant disclosure and ancillary documentation and (y) provide the FP Purchasers with all information reasonably requested and required to prepare and disseminate the TO Statement and the Offer to Purchase, including (A) an accurate list to be provided by PFDR of each existing stockholder of PFDR and the most recent security position listing of the applicable clearing agency and (B) all necessary audited and unaudited historical and pro forma financial statements of the Acquiror and of the Issuer and its Subsidiaries required by Item 10 of Schedule TO;

(ii) in the event the SEC does not determine the Tender Offer to be an “issuer tender offer” subject to Rule 13e-4 under the Exchange Act, each of PFDR and the Issuer shall have used its reasonable best efforts to (A) cooperate with the FP Purchasers in connection with their preparation of the Schedule TO-T (suitable for use in a third-party tender offer relating to public equity securities) and (B) provide the FP Purchasers with all information regarding PFDR and the Issuer reasonably required for the Schedule TO-T to comply with Item 2 and Item 10 of Schedule TO; and

(iii) each of the Acquiror and the Issuer shall have provided any additional information or documentation requested by the SEC or any other regulatory agency with respect to the Tender Offer as soon as reasonably practicable following the request thereof.

(j) Letter of Direction. Receipt by the Purchasers of a letter of direction or funds flow memorandum with respect to the proceeds of the Venture-Linked Senior Secured Notes (net of any fees, costs or expenses detailed therein) to be distributed on the Merger Closing Date, in form and substance reasonably satisfactory to the Purchasers.

(k) Costs; Expenses. Subject to Section 12.04 (and in accordance with Section 12.04, subject further to the terms of the Fee Letter), the Issuer shall have paid all reasonable and documented out-of-pocket expenses, fees and charges of the Agent, the Purchasers, and their respective Affiliates that have been invoiced by at least two (2) Business Days prior to the Merger Closing Date and incurred in connection with the Note Documents, the Equity Grant Agreement and the Equity Purchase Documents, including all documented expenses, fees, charges and disbursements of counsel to the Agent, the Purchasers and their respective Affiliates and all due diligence expenses of the Agent, the Purchasers and their respective Affiliates, in each case, incurred on or prior to the Merger Closing Date, including such fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Merger Closing Date (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Issuer, the Purchasers and the Agent).

Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 5.02, each Purchaser that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser unless the Agent shall have received notice from such Purchaser prior to the proposed Merger Closing Date specifying its objection thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Note Party represents and warrants to the Secured Parties that:

6.01 Existence, Qualification and Power.

Each Note Party and each of its Subsidiaries (a) is duly established, organized, incorporated or formed (as applicable), validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite permits, governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Note Party of each Note Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, judgment, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in each case, in any material respect or (c) violate any applicable Law (including Regulation U or Regulation X issued by the FRB) in any material respect.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Note Party of this Agreement or any other Note Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) the filing of any applicable reports under securities laws.

6.04 Binding Effect.

Each Note Document has been duly executed and delivered by each Note Party that is party thereto. Each Note Document constitutes a legal, valid and binding obligation of each Note Party that is party thereto, enforceable against each such Note Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Issuer and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Issuer and its Subsidiaries of the type required to be set forth on a balance sheet in accordance with GAAP as of the date thereof.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Issuer and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Issuer and its Subsidiaries of the type required to be set forth on a balance sheet in accordance with GAAP as of the date thereof.

(c) From the date of the Audited Financial Statements to and including the Closing Date and, upon the occurrence of the Merger Closing Date, the Merger Closing Date, there has been no Disposition by any Note Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Note Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Note Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Purchasers on or prior to the Closing Date or Merger Closing Date, as applicable.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) or (b), as applicable) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Note Parties and their Subsidiaries as of the dates thereof and for the periods covered thereby.

(e) Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation. Except as set forth in Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Note Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Note Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to result in any material liability of a Note Party or any of its Subsidiaries.

6.07 No Default or Event of Default.

(a) Except as set forth in Schedule 6.07, neither any Note Party nor any Subsidiary is (i) in default under or with respect to any Material Contract that, individually or in the aggregate, could reasonably be expected to result in (A) a loss of more than 10% of the consolidated revenue of the Note Parties and their Subsidiaries on a consolidated basis (as measured against the consolidated revenue of the Note Parties and their Subsidiaries reflected in the most recently delivered financial statements delivered pursuant to Sections 5.01(c) or 7.01) or (B) liability to any Note Party or any Subsidiary in excess of $2,000,000 or (ii) in default under or with respect to any other Contractual Obligation that, in the case of this clause (ii), could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Note Party and its Subsidiaries has good and marketable title in fee simple (or similar concept in any applicable jurisdiction) to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, and has good title to its personal property and assets. The property of each Note Party and its Subsidiaries is subject to no Liens, other than Permitted Liens. No Note Party owns any real property as of the Closing Date.

6.09 Environmental and Safety Laws. Except as would not have a Material Adverse Effect, each Note Party and its Subsidiaries is and has been in compliance with all Environmental Laws and there has been no release or, to such Person’s knowledge, threatened release of any Hazardous Material, on, upon, into or from any site currently or previously owned, leased or otherwise used by the Note Parties and their Subsidiaries. There have been no Hazardous Materials generated by any Note Party or any of its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States. Except as would not have a Material Adverse Effect, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by any Note Party or any of its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws. The Note Parties have made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

6.10 Insurance.

(a) The properties of the Note Parties and their Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Note Party or any Subsidiary operates. The insurance coverage of the Note Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type and coverage amounts on Schedule 6.10, which Schedule 6.10 shall be updated to include information regarding the deductibles for such insurance coverage and delivered to the Purchasers by the date required by Section 7.20, and the representation set forth in this Section 6.10(a) with respect to such deductibles shall be deemed to have been made upon delivery of such information.

(b) The Note Parties and their Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area in the United States and that constitutes Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Agent or the Required Purchasers.

6.11 Tax Returns and Payments. The Note Parties and their Subsidiaries have filed all federal, state and other income tax returns and other material tax returns and reports required to be filed, and have paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Note Party or any Subsidiary that could reasonably be expected to result in a material liability of such Note Party or Subsidiary. Neither any Note Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Note Party.

6.12 ERISA Compliance.

(a) Except to the extent that any of the following has not or could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan and Pension Plan is in compliance, in both form and operation, with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a current favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently pending with the Internal Revenue Service and nothing has occurred that would prevent, or cause the loss of, such tax-qualified status or exempt status.

(b) There are no pending or, to the knowledge of the Note Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent that any of the following has not or could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred and none of the Issuer and any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Issuer and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and none of the Issuer and any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the next valuation date, (iv) none of the Issuer and any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) none of the Issuer and any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Except to the extent that any of the following has not or could not reasonably be expected to result in a Material Adverse Effect, none of the Issuer and any of its Subsidiaries has established or otherwise has any liability with respect to a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that either provides post-employment welfare benefits other than as required by Section 4980B of the Internal Revenue Code (or similar state law) or is a health or life insurance plan that is not fully insured by a third party insurance company.

6.13 Subsidiaries and Capitalization; Management Fees.

(a) Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary of any Note Party, together with the (i) jurisdiction of organization, (ii) percentage of outstanding shares of each class owned (directly or indirectly) by any Note Party or any Subsidiary, (iii) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (iv) number of shares of each class of Equity Interests outstanding and the number of shares of each class owned (directly or indirectly) by any Note Party or any Subsidiary, which in the case of the information described in this clause (iv), shall be provided in an updated Schedule 6.13(a) delivered to the Purchasers by the date required by Section 7.20, and the representation set forth in this Section 6.10(a)(iv) shall be deemed to have been made upon the delivery of such information in lieu of the Closing Date.

(b) Set forth on Schedule 6.13(b) is a true and complete table showing the authorized and issued capitalization of the Issuer as of the Closing Date. All issued and outstanding Equity Interests of the Note Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens and such Equity Interests were issued in compliance with all applicable Laws. As of the Closing Date, except as described on Schedule 6.13(b) or as contained in the Issuer’s Organization Documents, the Equity Grant Agreement, and the Equity Purchase Documents, there are no outstanding commitments or other obligations of the Issuer or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Issuer or any of its Subsidiaries. As of the Closing Date, there are no agreements (voting or otherwise) among the Issuer’s equity holders with respect to any other aspect of the Issuer’s or any Subsidiary’s affairs, except as set forth on Schedule 6.13(b) or as contained the Issuer’s Organization Documents.

(c) Except for the Pathfinder Related Party Transactions, as of the Closing Date or the Merger Closing Date, as applicable, no Note Party, nor any of their respective Subsidiaries, directly or indirectly, are obligated to pay any management, consulting, transaction or similar advisory fees (other than normal and reasonable compensation (including in the form of Equity Interests) and reimbursement of expenses, in each case, of officers and directors in the ordinary course of business) to or for the account of any holder (or any Affiliate of any holder) of at least 5% of the Equity Interests of the Issuer or the Acquiror, as applicable.

6.14 Margin Regulations; Investment Company Act.

(a) No Note Party is engaged and no Note Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each issuance and purchase of Notes, not more than 25% of the value of the assets (either of the Issuer only or of the Note Parties and their Subsidiaries on a consolidated basis) will be margin stock.

(b) No Note Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

6.15 Disclosure.

Each Note Party has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) (other than forward-looking information and projections and information of a general economic nature and general information about the Note Parties’ industry) by or on behalf of any Note Party to any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect. Each Note Party represents, with respect to projections, estimates, budgets and other forward-looking information, only that such information was prepared in good faith based on assumptions believed to be reasonable at the time such projections were prepared, it being understood that such projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from projected results (many of which factors are beyond the control of the Issuer and its Subsidiaries and their respective officers, representatives and advisors) and that such variances may be material and that no assurance can be given that the projected results will be realized.

6.16 Compliance with Laws.

(a) Each Note Party and each Subsidiary is in compliance with the requirements of all Laws and all judgments, orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or judgment, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to be material in any respect.

(b) Each Note Party has filed all reports and other information now or hereafter required to be filed by such Note Party with the SEC and any other state, federal or foreign agency in connection with the ownership of any Equity Interests that constitute Collateral of such Note Party, except where the failure to file could not reasonably be expected to be material in any respect.

6.17 Intellectual Property; Licenses, Etc.

(a) Except as set forth in Schedule 6.17 Part (a) or not prohibited by Section 8.05, each Note Party and Subsidiary of a Note Party is the sole and exclusive owner of or has a valid right to use all of its Note Party Intellectual Property, and the Note Party Intellectual Property owned by such Note Party or Subsidiary is free and clear of any liens, security interests, joint or co-ownership rights, restrictions on use or other encumbrances (other than non-exclusive licenses granted in the ordinary course of business by such Note Party or Subsidiary). The Note Party Intellectual Property constitutes all of the material Intellectual Property necessary to operate the business of the Note Parties and their Subsidiaries as now conducted. No Note Party has abandoned any rights in or to any material Note Party Intellectual Property. Each Note Party or Subsidiary has taken commercially reasonable steps to maintain and protect the Note Party Intellectual Property owned by such Note Party or Subsidiary. Except as would not reasonably be expected to be material in any respect, each Note Party and its Subsidiaries has entered into commercially reasonable confidentiality and nondisclosure agreements with all employees and third Persons to which such Note Party or Subsidiary has provided access to any Note Party Intellectual Property, which agreements impose commercially reasonable confidentiality restrictions on such employees and third Persons.

(b) Schedule 6.17 Part (b) sets forth a true, complete and accurate list of all domain names owned or controlled by each Note Party or Subsidiary, all patents and patent applications owned or controlled by such Note Party or Subsidiary, and all other Intellectual Property owned or controlled by such Note Party or Subsidiary that has been registered, or for which an application for registration has been filed with, the United States Patent and Trademark Office, the United States Copyright Office or any foreign governmental agency or authority (collectively, the “Registered Intellectual Property”) as of the Closing Date. Each item of Registered Intellectual Property (excluding any pending application) is valid, subsisting, unexpired, and to the knowledge of the Note Parties, enforceable, and has not been abandoned or canceled.

(c) Schedule 6.17 Part (c) sets forth a true, complete and correct list of (i) all material options, licenses, sublicenses, and other agreements or arrangements (including any that require one time or annual payments in excess of $500,000) to which any Note Party or Subsidiary is a party, or by which such Note Party or Subsidiary is bound, and pursuant to which any other Person is authorized to use any Intellectual Property owned by such Note Party or Subsidiary, or to exercise any other use or licensing right with regard thereto (other than non-disclosure agreements that permit the review or evaluation of the Note Party Intellectual Property without providing any rights to use such Intellectual Property or non-exclusive licenses granted to customers in the ordinary course of business), and (ii) all options, licenses, sublicenses, and other agreements or arrangements that require one time or annual payments in excess of $500,000 pursuant to which any Note Party or Subsidiary has been granted a license (other than licenses of “off the shelf” commercially available standard end-user, object code, internal use software) to or the right to use any Intellectual Property of a third party (together with the options, licenses, sublicenses, agreements and other arrangements set forth in clause (i), “Intellectual Property Licenses”). Each of the Intellectual Property Licenses is a legal, valid, binding and enforceable obligation of each Note Party party thereto, and to each Note Party’s knowledge, each other party thereto. No Note Party or Subsidiary, nor to such Note Party’s knowledge any other party to any Intellectual Property License, is in material breach or default under such Intellectual Property License, and no event has occurred that with notice or lapse of time would constitute a material breach or default by such Note Party or Subsidiary (or to such Note Party’s knowledge any other party thereto) or permit termination, thereunder. No notice of default with respect to any such Intellectual Property License has been sent or received by any Note Party or Subsidiary.

(d) Except as set forth on Schedule 6.17 Part (d), each Note Party and Subsidiary has obtained and possesses licenses, which to such Note Party’s knowledge are valid, to use all of the software programs present on the computers and other software enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Note Party’s or Subsidiary’s business.

(e) No Note Party nor any Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Note Party Intellectual Property (other than license and maintenance fees for licenses of “off the shelf” commercially available standard end-user, object code, internal use software).

(f) To the knowledge of the Note Parties, neither the conduct of the each Note Party’s and Subsidiary’s business as now conducted (including such Note Party’s or Subsidiary’s marketing and sale of products and services), nor such Note Party’s or Subsidiary’s use of the Note Party Intellectual Property owned by such Note Party or Subsidiary infringes upon, violates or misappropriates the Intellectual Property of any third party, and there are no pending or, to the knowledge of any Note Party or Subsidiary, threatened, proceedings or litigation or other adverse claims or communications by any Person alleging any such infringement, violation or misappropriation. None of the Note Party Intellectual Property is subject to any outstanding order, action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which any Note Party or Subsidiary is a party or of which any Note Party or Subsidiary has knowledge (for purposes of this Section 6.17(f), “Claim”), nor to any Note Party’s or Subsidiary’s knowledge has any been threatened, which challenges the validity, enforceability, use or ownership of such Note Party Intellectual Property, and, to such Note Party’s or Subsidiary’s knowledge, there is no valid basis for such a Claim. Except as set forth on Schedule 6.17 Part (f), to the knowledge of each Note Party and Subsidiary, no Person is infringing upon or otherwise violating any of such Note Party’s or Subsidiary’s rights in the Note Party Intellectual Property. Neither the execution nor delivery of this Agreement and the other Note Documents, nor the performance and consummation of each Note Party’s obligations hereunder and thereunder, shall cause the diminution, termination or forfeiture of such Note Party’s or Subsidiary’s rights in, or require the consent of any third party in respect of, any Note Party Intellectual Property owned or, to each Note Party’s and Subsidiary’s knowledge, licensed by a Note Party or a Subsidiary.

(g) To each Note Party’s and Subsidiary’s knowledge, it shall not be necessary to utilize any inventions of any of its employees, consultants or contractors (or persons it intends to hire) made prior to or outside the scope of their employment by, or performance of services for, such Note Party or Subsidiary for such Note Party’s or Subsidiary’s business as now conducted or as currently proposed to be conducted. Except as would not reasonably be expected to be material in any respect, each Note Party and Subsidiary has secured from all employees, consultants and contractors of such Note Party or Subsidiary who have contributed to the creation or development of any Note Party Intellectual Property owned or purported to be owned by such Note Party or Subsidiary valid and binding written assignments of all rights, including all Intellectual Property rights, to such contributions. No Note Party or Subsidiary has granted to any Person an exclusive license or equivalent right with respect to any of the Material Intellectual Property, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and no third party owns or holds any such right, license or interest.

(h) All personally identifiable information processed, collected, stored, maintained or used by or in the possession of any Note Party or Subsidiary has been processed, collected, stored, maintained and used by such Note Party or Subsidiary in accordance with all applicable legal requirements including such Note Party’s or Subsidiary’s (and its users’) applicable privacy policies.

(i) To the knowledge of the Note Parties, no Note Party nor any Subsidiary has embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement that, as a condition of modification or distribution of the third party software subject to such open source license: (i) requires the disclosure and/or distribution in source code form of any of such Note Party’s or Subsidiary’s proprietary software or other Note Party Intellectual Property, derivative works thereof and/or other software incorporated into, derived from or distributed with such proprietary software or other Note Party Intellectual Property; (ii) prohibits or limits such Note Party or Subsidiary from charging a fee or receiving consideration in connection with distributing any of such Note Party’s or Subsidiary’s proprietary software or other Note Party Intellectual Property and/or derivative works thereof; or (iii) requires the licensing to third parties of any of such Note Party’s or Subsidiary’s proprietary software or other Note Party Intellectual Property, derivative works thereof and/or other software incorporated into, derived from or distributed with such proprietary software or other Note Party Intellectual Property.

6.18 Solvency.

(a) As of the Closing Date (after giving effect to the Transactions occurring on or prior to such date), the Issuer and its Subsidiaries are Solvent on a consolidated basis.

(b) As of the Merger Closing Date (after giving effect to the Transactions occurring on or prior to such date), the Acquiror and its Subsidiaries are Solvent on a consolidated basis.

(c) The Issuer and its Subsidiaries and, on and after the Merger Closing Date, the Acquiror and its Subsidiaries, are Solvent on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create legal, valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby, in favor of the Agent for the benefit of itself and the other Secured Parties, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions contemplated in the Collateral Documents), prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Note Parties as of the Closing Date (with (x) the address of each real property, (y) a designation of whether such real property is owned or leased and (z) if any Note Party maintains books and records at such real property). Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number of each Note Party as of the Closing Date. As of the Closing Date, the exact legal name and jurisdiction of organization of (a) the Issuer is as set forth on Schedule 6.20(b) and (b) each Guarantor is (i) as set forth on Schedule 6.20(b), (ii) as set forth in the Joinder Agreement pursuant to which such Guarantor became a party hereto. Except as set forth on Schedule 6.20(c), no Note Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its jurisdiction of organization, or (iii) been party to a merger, amalgamation, consolidation or such other structural change.

6.21 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Note Party, nor any Subsidiary, director, officer, nor, to the knowledge of the Note Parties and their Subsidiaries, any employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned 50% or more, individually or in the aggregate, directly or indirectly, or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority of Hong Kong, the United States, United Nations, European Union or United Kingdom, (iii) located, organized or resident in a Designated Jurisdiction, or (iv) the government of a Designated Jurisdiction or the Government of Venezuela (any such person, a “Sanctioned Person”). Within the past five years, no Note Party nor any Subsidiary has conducted a material transaction with or involving a Sanctioned Person, or otherwise acted in material violation of any Sanctions. It being noted that the representation and warranty as set out in this Section 6.21 is made if and to the extent that making it does not result in a breach or violation of Council Regulation (EC) No. 2271/96 of 22 November 1996 (the “EU Blocking Regulation”), any law or regulation implementing such EU Blocking Regulation in any member state of the European Union or the United Kingdom or any similar applicable blocking or anti-boycott laws or regulations, each as amended from time to time.

(b) Anti-Corruption Laws. The Note Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, and any other anti-corruption legislation in other applicable jurisdictions, including but not limited to the UK Bribery Act 2010 and the Corruption of Foreign Public Officials Act (Canada), and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

(c) PATRIOT Act. To the extent applicable, each Note Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22 Limited Offering of Notes.

None of the Note Parties nor anyone acting on their behalf has offered or will offer to sell the Notes or any similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to require the issuance and sale of the Notes to be registered under the Securities Act or applicable securities laws of any other jurisdiction. None of the Note Parties nor anyone acting on their behalf has engaged, directly or indirectly, in any form of general solicitation or general advertising with respect to the offering of the Notes (as those terms are used in Regulation D) or otherwise in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. Assuming the accuracy and completeness of the representations and warranties of the Purchasers set forth in Article VI-A below, the offer and sale of the Notes are exempt from registration under the Securities Act and any applicable securities laws of any other jurisdiction.

6.23	Registration Rights; Issuance Taxes.

(a) Other than as set forth on Schedule 6.23, the Issuer is not under any requirement to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

(b) All taxes imposed on the Issuer in connection with the issuance, sale and delivery of the Notes have been or will be fully paid, and all Laws imposing such taxes have been or will be fully satisfied by the Issuer.

(c) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer or, to the Issuer’s knowledge, any Issuer Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

6.24 Material Contracts.

(a) Except for the contracts, agreements, licenses and other Contractual Obligations set forth on Schedule 6.24(a) as of the Closing Date, none of the Note Parties and their Subsidiaries is party to, or any of its property is bound by, any contract, agreement, license or other Contractual Obligation that (i) at any time of determination, is anticipated to contribute more than (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $500,000 of revenue on an annual basis or require payment of more than $500,000 in any year and (y) on or after the Merger Closing Date, $3,000,000 of revenue on an annual basis or require payment of more than $3,000,000 in any year or (ii) any contract, agreement, license or other Contractual Obligation to which any Note Party or any Subsidiary is a party, or any of its property is bound by, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against the Note Parties and their Subsidiaries party thereto and, to the knowledge of any Note Party, all other parties thereto in accordance with its terms, and (b) except as set forth on Schedule 6.07, is not currently subject to any material breach or default by any Note Party or any Subsidiary or, to the knowledge of any Note Party, any other party thereto. No Note Party nor any of their Subsidiaries has taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of any Note Party, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(b) Except as set forth on Schedule 6.24(b), none of the Note Parties or their Subsidiaries is party to, or any of its property bound by, any contract, agreement, license or other Contractual Obligation (i) providing for the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limits any Note Party or any Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (ii) containing limitations on any Note Party’s or any Subsidiary’s ability to compete in any business or activity or with any Person or in any geographic area or during any period of time, or that limits the ability of any Note Party or any Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (iii) containing a “most favored nation” or “most favored customer” clause, or (iv) containing any sole source or exclusive supplier obligations for goods or services supplied to any Note Party or any Subsidiary. The consummation of the transactions contemplated by the Note Documents will not give rise to a right of termination in favor of any party to any Material Contract.

6.25 Employee Agreements; Data Privacy.

(a) Each current employee, consultant and officer of each of the Note Parties and their Subsidiaries and each former Key Employee who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Note Party Intellectual Property has executed an agreement with such Person regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchasers. None of the Note Parties is aware that any of its Key Employees is in violation of any agreement covered by this Section 6.25(a).

(b) In connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), each of the Note Parties and their Subsidiaries is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions. Each of the Note Parties and their Subsidiaries has commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Each of the Note Parties and their Subsidiaries is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

6.26 Labor Matters.

There are no existing or, to the knowledge of the Note Parties, threatened strikes, lockouts or other labor disputes involving any Note Party or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Note Parties and their Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.27 Affected Financial Institution.

No Note Party or any of their Subsidiaries is an Affected Financial Institution.

6.28 Ranking of Notes.

The Indebtedness represented by the Notes and the other Obligations under the applicable Note Documents of each Note Party is intended to constitute senior secured Indebtedness, and accordingly is, and shall be, at all times while the Notes and the other Obligations remain outstanding, pari passu or senior in right of payment with all Indebtedness (if any) of such Note Party.

6.29 Regulation H.

No real property subject to a Mortgage is a Flood Hazard Property unless the Agent shall have received the following: (a) the applicable Note Party’s written acknowledgment of receipt of written notification from the Agent (i) as to the fact that such real property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) copies of insurance policies or certificates of insurance of the applicable Note Party evidencing flood insurance reasonably satisfactory to the Secured Parties and naming the Agent as additional loss payee on behalf of the Secured Parties and (c) such other flood hazard determination forms, notices and confirmations thereof as requested by the Agent. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

ARTICLE VI-A.

REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents and warrants to (and solely for the benefit of) the Note Parties as of the Closing Date that:

(a) such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and the Notes to be acquired by it pursuant to this Agreement are being acquired for its own account and not with a view to any distribution thereof or with any present intention of offering or selling any of the Notes in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction;

(b) such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes and such Purchaser is capable of bearing the economic risks of such investment and acknowledges that the Notes as of the date hereof, have not been registered under the Securities Act or the securities laws of any state or other jurisdiction;

(c) such Purchaser acknowledges that the Note Parties and, for purposes of the opinions to be delivered to the Purchasers pursuant hereto, counsel to the Note Parties and their Affiliates will rely upon the accuracy and truth of the foregoing representations and in this Article VI-A and hereby consents to such reliance; and

(d) such Purchaser is not a “foreign person,” as defined at 31 C.F.R. § 800.224, and is not otherwise controlled by a “foreign person,” as defined at 31 C.F.R. § 800.224.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Purchaser shall have any Note or other Obligation hereunder that remains unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted); provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations, each Note Party shall and shall cause each Subsidiary to:

7.01 Financial Statements; Purchaser Calls.

(a) Deliver to each Purchaser, in form and detail satisfactory to the Required Purchasers, within one hundred and twenty (120) days after the end of the fiscal year ending December 31, 2022 and one hundred and five (105) days after the fiscal year ending December 31, 2023 and the end of each fiscal year thereafter of (i) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer or (ii) on and after the Merger Closing Date, the Acquiror (or in each case of the foregoing subclauses (i) and (ii), if earlier, when filed with a Governmental Authority), a consolidated balance sheet of (x) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer and its Subsidiaries or (y) on and after the Merger Closing Date, the Acquiror and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Required Purchasers, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be qualified or subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except from (i) an impending maturity date under the Notes solely in the case of the audit delivered with respect to the fiscal year immediately prior to the fiscal year during which such maturity or expiration is scheduled or (ii) a prospective or actual Default, Event of Default or other default resulting from a breach of Section 8.17 or any other financial covenant hereunder from time to time).

(b) Deliver to each Purchaser, in form and detail satisfactory to the Required Purchasers, within sixty (60) days with respect to the fiscal quarter of the Issuer ending March 31, 2023 and forty five (45) days after the fiscal quarter ending June 30, 2023 and the end of each of the first three fiscal quarters of each fiscal year ending thereafter of (i) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer or (ii) on and after the Merger Closing Date, the Acquiror (or, in each case of the foregoing subclauses (i) and (ii), if earlier, when filed with a Governmental Authority), a consolidated balance sheet of (x) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer and its

Subsidiaries or (y) on and after the Merger Closing Date, the Acquiror and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Issuer or Acquiror’s, as applicable, fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Issuer as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of (A) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer and its Subsidiaries or (B) on and after the Merger Closing Date, the Acquiror and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Upon the request of the Agent acting at the direction of Required Purchasers, the Issuer shall conduct quarterly conference calls that the Purchasers may attend to discuss the financial condition and results of operations of (i) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer and its Subsidiaries or (ii) on and after the Merger Closing Date, the Acquiror and its Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Section 7.01(a) and Section 7.01(b), at a date and time to be determined by the Agent, in consultation with the Issuer, and with reasonable advance notice to the Issuer and Purchasers.

7.02 Certificates; Other Information.

Deliver to each Purchaser, in form and detail reasonably satisfactory to the Required Purchasers:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b): (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Issuer, certifying (x) as to compliance with the financial covenant contained in Section 8.17 and (y) whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) a written summary, such as the summary included within the financial statements delivered pursuant to Section 7.01(a), describing how any changes in GAAP during such period directly and materially impacted such financial statements;

(b) as soon as practicable, and in any event not later than forty-five (45) days after the beginning of such fiscal year, an annual business plan and budget of the Note Parties and their Subsidiaries for such fiscal year containing, among other things, projections for each quarter of such fiscal year, in form and substance satisfactory to the Required Purchasers;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders of any Note Party, and copies of any annual, regular, periodic and special reports and registration statements which a Note Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Purchasers pursuant hereto;

(d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Issuer containing information regarding (i) the amount of all Dispositions, Specified Asset Sales, Involuntary Dispositions, Debt Issuances, and Extraordinary Receipts covered by such financial statements and Acquisitions that occurred during the most recently ended financial quarter and (ii) a list of any Material Contracts entered into (and, if requested by the Agent and subject to the confidentiality obligations of the Issuer and any of its

Subsidiaries owing to the counterparty to such Material Contract and subject to applicable regulations limiting the disclosure of such Material Contracts, copies of such Material Contracts to be provided to and reviewed by counsel to the Agent), in each case, during the period covered by such financial statements;

(e) promptly after the furnishing thereof, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Note Party by independent accountants in connection with the accounts or books of a Note Party or any Subsidiary, or any audit of any of them;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities in an aggregate outstanding amount equal or greater than the Threshold Amount of any Note Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Purchasers pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Note Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Note Party or any Subsidiary thereof;

(h) promptly, such additional information regarding the business, financial or corporate affairs of any Note Party or any Subsidiary, or compliance with the terms of the Note Documents, as the Agent or any Purchaser may from time to time reasonably request;

(i) promptly, and in any event within thirty (30) days after the end of each fiscal quarter, a certificate of a Responsible Officer of the Issuer (a) listing (i) all applications by any Note Party, if any, for Registered Intellectual Property made during such fiscal quarter, (ii) all issuances of registrations or letters on existing applications by any Note Party for Registered Intellectual Property received during such fiscal quarter, (iii) all Intellectual Property Licenses entered into by any Note Party during such fiscal quarter, and (iv) such supplements to Schedule 6.17 to this Agreement and Schedule 4(l) to the Security Agreement as are necessary to cause such schedules to be true and complete as of the date of such certificate and (b) with respect to any insurance coverage of any Note Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements, such updated information with respect to such insurance coverage as is required to be included on Schedule 6.10; and

(j) concurrently with the delivery thereof to the Agent, copies of all documents, notices, agreements, schedules and possessory collateral delivered to the Agent pursuant to any Collateral Document.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically to the Agent and the Purchasers and if so delivered, shall be deemed to have been delivered on the date (a) on which the Issuer posts such documents, or provides a link thereto on the Issuer’s website on the Internet at the website address listed on Schedule 12.02, or (b) on which such documents are posted on the Issuer’s behalf on an Internet or intranet website, if any, to which each Purchaser and the Agent have access (whether a commercial or third-party website); provided, that: (i) the Issuer shall deliver paper copies of such documents to the Agent or any Purchaser upon its request to the Issuer, and shall continue to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Purchaser and (ii) the Issuer shall notify the Agent and each Purchaser (by facsimile or electronic mail) of the posting of any such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Issuer with any such request for delivery by a Purchaser, and each Purchaser shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in Section 7.01(a) or (b) or Section 7.02(c) may be satisfied by furnishing the Form 10-K, 10-Q or 8-K, as applicable, of the Acquiror filed with the SEC, and to the extent such information is in lieu of information required to be provided under Section 7.01(a), such materials are accompanied by a report and opinion of an independent certified public accountant, and such report and opinion shall meet the requirements set forth in Section 7.01(a).

7.03 Notices.

(a) Promptly (and in any event, within two (2) Business Days) notify the Agent and each Purchaser of the occurrence of any Default or Event of Default.

(b) Promptly (and in any event, within five (5) Business Days) notify the Agent and each Purchaser of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within five (5) Business Days) notify the Agent and each Purchaser of the occurrence of any ERISA Event that could reasonably be expected to result in liability in an amount greater than the Threshold Amount.

(d) Promptly (and in any event, within five (5) Business Days) notify the Agent and each Purchaser of any material change in accounting policies or financial reporting practices by any Note Party or any Subsidiary.

(e) Promptly (and in any event, within three (3) Business Days) notify the Agent and each Purchaser of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by a Note Party which has been instituted or, to the knowledge of the Note Parties, is threatened in writing against a Note Party or any of its Subsidiaries or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f) Promptly (and in any event, within ten (10) Business Days) following receipt by, or delivery by, a Note Party or Subsidiary, as the case may be, provide the Agent and each Purchaser with any updated information not previously delivered relating to (i) any material written notice alleging any breach of any Material Contract by any party thereto where such breach could result in the loss of more than (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $500,000 and (y) on or after the Merger Closing Date, $3,000,000, in each case, of revenue or liability of greater than (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $500,000 and (y) on or after the Merger Closing Date, $3,000,000, in each case, or (ii) any amendment or termination of (or notice of such termination with respect to) any Material Contract (and, in each case, if requested by the Agent or any Purchaser, copies of such notice, amendments or terminations to be provided to and reviewed by counsel to the Agent only); provided, however, the scope and level of detail with respect to the disclosure pursuant to the foregoing shall be subject to the confidentiality obligations of the Issuer and any of its Subsidiaries (other than any Hong Kong Subsidiaries) owing to the counterparty to such Material Contract and subject to applicable regulations limiting the disclosure thereof.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Issuer setting forth details of the occurrence referred to therein and stating what action the applicable Note Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

7.04	Payment of Obligations.

Pay and discharge, as the same shall become due and payable: (a) all federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Note Party or Subsidiary and such payment can be lawfully withheld and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, (b) all lawful claims which has by Law become a Lien upon its property as a result of non-payment (other than a Permitted Lien), and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization and, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, each other jurisdiction where it conducts its Business (in each case where such concept exists in such jurisdiction in the case of Non-U.S. Subsidiaries).

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises the failure of which to maintain could reasonably be expected to result in a Material Adverse Effect.

(d) Preserve or renew all of its material Registered Intellectual Property or Intellectual Property in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office (or comparable agencies in any applicable non-U.S. jurisdiction), in each case to the extent necessary to conduct its Business.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof.

7.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Issuer, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all owned real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Required Purchasers, (ii) furnish to each Purchaser evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to each Purchaser prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Cause the Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Agent thirty (30) days (or ten (10) days for non-payment or such lesser amount as the Required Purchasers may agree to in their sole discretion) prior written notice before any such policy or policies shall be altered or canceled.

(d) Promptly notify the Agent of any real property subject to a Mortgage that is, or becomes, a Flood Hazard Property.

7.08 Compliance with Laws.

Comply in all material respects with the requirements of all material Laws and all material orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Note Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Note Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Subject to a Note Party’s security clearance requirements or policies and any applicable regulation with respect thereto, permit representatives and independent contractors of the Agent and each Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Issuer and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Issuer; provided, however, so long as no Event of Default exists, the Issuer shall only be required to reimburse the Agent (but not any Purchaser) for two such visits and inspections in any fiscal year; provided, further, however, when an Event of Default exists, the Agent or any Purchaser (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Issuer at any time during normal business hours, as often as desired and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Notes to refinance certain existing Indebtedness of the Issuer on the Closing Date and to refinance the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date, for growth capital and working capital and general corporate purposes and to pay Transaction Expenses.

7.12 Additional Subsidiaries.

(a) In accordance with the terms of this Section 7.12, it is the intent of the parties that (i) each Material Subsidiary of the Issuer that is a Wholly-Owned Subsidiary and established, created or acquired by the Issuer after the Closing Date and (ii) each Subsidiary that Guarantees or is otherwise obligated in respect of any other Indebtedness for borrowed money of any Note Party (other than intercompany Indebtedness permitted hereunder), become a Guarantor hereunder. Notwithstanding the foregoing, MCB Hong Kong Limited shall not be required to become a Guarantor hereunder, and MCB Hong Kong Limited shall not (x) own any Material Intellectual Property of the Note Parties and their Subsidiaries or (y) have an average balance, over any thirty (30) day period, of cash and Cash Equivalents of $1,000,000 or more.

(b) Prior to or upon the acquisition or formation of any Subsidiary:

(i) notify the Purchasers thereof in writing, together with the (A) jurisdiction of organization, (B) number of shares of each class of Equity Interests outstanding, (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Note Party or any Subsidiary and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(ii) if such Subsidiary is a Material Subsidiary or a Subsidiary that Guarantees or is otherwise obligated in respect of any other Indebtedness for borrowed money of any Note Party (other than intercompany Indebtedness permitted hereunder), cause (x) prior to the Merger Closing Date or on and after the VLN Termination Date, substantially concurrently therewith and (y) on and after the Merger Closing Date, within forty-five (45) days for U.S. Subsidiaries and within ninety (90) days for Non-U.S. Subsidiaries (it being understood that the foregoing 45 day period or 90 day period will automatically be extended by another thirty (30) days if such Subsidiary is being required to join the Note Documents as a result of any new laws, rules or regulations which necessitate the creation of such Subsidiary or the movement of such Subsidiary in a non-U.S. jurisdiction that is not that jurisdiction of any then-existing Note Party, and in any case, such longer period of time as agreed to by the Required Purchasers in their sole discretion), such Subsidiary to (A) become a Guarantor by executing and delivering to the Purchasers a Joinder Agreement, a Perfection Certificate, a Process Letter (if applicable), any applicable Collateral Document and/or such other documents as the Required Purchasers shall reasonably request for such purpose, and such Subsidiary to deliver to the Agent (1) documents of the types referred to in Section 5.01(e) and documents of the types referred to in Section 5.01(f) in order to grant Liens to the Agent for the benefit of the Secured Parties in all assets of such Subsidiary constituting Collateral, (2) copies of insurance policies or certificates of insurance, together with endorsements, evidencing liability and casualty insurance meeting the requirements set forth in the Note Documents, including, but not limited to, naming the Agent as additional insured (in the case of liability insurance) or lender loss payee (in the case of property insurance) on behalf of the

Secured Parties, and (3) favorable opinions of counsel to such Persons (and/or the Agent, as applicable) (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (A), as applicable), in each case in form, content and scope reasonably satisfactory to the Agent and the Required Purchasers (B) with respect to any Hong Kong Subsidiary, deliver a confirmation from a Responsible Officer of such Hong Kong Subsidiary confirming that that the borrowing, guaranteeing or securing (as applicable) of the Notes and the Commitments would not cause any borrowing, guarantee, security or other similar limit on such Hong Kong Subsidiary to be exceeded, (C) deliver any pledges, charges or mortgages in respect of the shares of any Hong Kong Subsidiary and/or any other agreements and related documents as is customary, required and/or desirable in order to grant Liens to the Agent for the benefit of the Secured Parties in all the shares of such Subsidiary and/or assets of such Subsidiary constituting Collateral, in each case, in form, content and scope reasonably satisfactory to the Agent and the Required Purchasers, and (D) in respect of any Dutch Subsidiary, in order to grant Liens to the Agent for the benefit of the Secured Parties (i) to execute before a civil law notary (notaris) who has its office in the Netherlands any deed of share pledge (akte van verpanding van aandelen) by and between the relevant shareholder as pledgor, the Agent as pledgee and any Dutch Subsidiary as the company in respect of the shares of such Dutch Subsidiary including an acknowledgment by such Dutch Subsidiary of the creation of the share pledge and an obligation to forthwith register the share pledge in its shareholders register, (ii) to execute a (omnibus) deed of pledge (akte van verpanding) by and between any Dutch Subsidiary as pledgor and the Agent as pledgee in relation to assets of such Dutch Subsidiary constituting Collateral, to register such deed of pledge with the relevant authorities (being: Belastingdienst/Centrale administratieve processen/kantoor Rotterdam) and to send the notifications and to perform any additional perfection steps as required pursuant to the relevant provisions of the deed of pledge, in each case, in form, content and scope reasonably satisfactory to the Agent and the Required Purchasers.

7.13 ERISA Compliance. Do, and make commercially reasonable efforts to cause each of its ERISA Affiliates to do, each of the following, as applicable: (a) maintain each Plan or Pension Plan, as applicable, both in form and operation, in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan or Pension Plan, as applicable, that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan or Pension Plan, as applicable, that is subject to any of the Pension Funding Rules.

7.14 Pledged Assets.

(a) Equity Interests. To secure the Obligations, cause 100% of the issued and outstanding Equity Interests of each Subsidiary directly owned by any Note Party, including, after the Merger Closing Date, the Issuer (other than any Excluded Equity Interests) to be subject at all times to a first priority, perfected Lien in favor of the Agent (subject to Liens permitted pursuant to Sections 8.01(c) and 8.01(h)), for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents. In connection with the foregoing, the Issuer shall cause to be delivered to the Agent and the Purchasers opinions of counsel requested by the Agent (at the direction of the Required Purchasers) and any filings and deliveries necessary to perfect the security interests in such Equity Interests, all in form and substance satisfactory to the Agent and the Required Purchasers.

(b) Other Property. Cause all property (other than Excluded Property) of the Issuer and each Guarantor to be subject at all times to first priority, perfected and, in the case of fee-owned real property, title insured Liens in favor of the Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents, including Real Estate Security Documents, as the Agent or Required Purchasers shall request (subject to Permitted Liens), and in connection with the foregoing, deliver to the Agent such other documentation as the Agent may reasonably request, including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Estate Security Documents, and favorable opinions of counsel to such Persons and the Purchasers, all in form, content and scope reasonably satisfactory to the Agent and the Required Purchasers.

7.15 Compliance with Material Contracts.

Except as set forth in Schedule 7.15, comply with each Material Contract of such Person, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in (a) a loss of more than 10% of the consolidated revenue of the, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and after the Merger Closing Date, the Acquiror, and its Subsidiaries on a consolidated basis (as measured against the consolidated revenue of the, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer, and after the Merger Closing Date, the Acquiror, and its Subsidiaries reflected in the most recently delivered financial statements delivered pursuant to Sections 5.01(c) or 7.01) or (b) liability to any Note Party or any Subsidiary in excess of $2,000,000.

7.16 Deposit Accounts.

(a) Prior to or upon the acquisition or establishment of any Deposit Account by any Note Party, provide written notice thereof to the Agent.

(b) Subject to Section 7.20, (i) cause all Deposit Accounts of the Note Parties maintained in the United States at all times to be subject to Deposit Account Control Agreements, in each case in form and substance satisfactory to the Required Purchasers, (ii) in accordance with the time periods set out in, and the provisions of, the relevant Security Agreement, deliver a duly completed notice of charge (in the form as approved by the Agent) to the account bank of each Deposit Account of the Note Parties maintained in Hong Kong (other than Excluded Accounts) and use its reasonable endeavors to procure that such account bank returns a signed acknowledgement (substantially in the form as agreed to by the Agent) to each notice of charge delivered to it (substantially in the form as agreed to by the Agent) within 20 Business Days of the service of such notice, (iii) in accordance with the time periods set out in, and the provisions of, the relevant Security Agreement, deliver a duly completed notice of pledge (mededeling van verpanding) (in the form as approved by the Agent) to the account bank of each Deposit Account of the Note Parties maintained in the Netherlands (other than Excluded Accounts) and use its reasonable endeavors to procure that such account bank returns a signed acknowledgement (substantially in the form as agreed to by the Agent) to each notice of charge delivered to it (substantially in the form as agreed to by the Agent) within 20 Business Days of the service of such notice, and (iv) cause all Deposit Accounts of the Note Parties maintained in Canada to be at all times subject to a valid and perfected first priority Lien (subject to Permitted Liens) in favor of the Agent.

7.17 [Reserved].

7.18 Intellectual Property. (a) Maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all material Intellectual Property owned or exclusively licensed by such Note Party or its respective Subsidiaries, excluding the maintenance of Intellectual Property that in the commercially reasonable business judgment of the Issuer are not necessary or material for the conduct of the business of any Note Party or its Subsidiaries; (b) notify the Purchasers, promptly after learning thereof, of any material infringement or other violation by any Person of its material Intellectual Property; (c) use commercially reasonable efforts, consistent with past practices, to pursue, enforce, and maintain in full force and effect legal protection for all material Intellectual Property developed or controlled by such Note Party or any of its respective Subsidiaries; and (d) notify the Purchasers, promptly after learning thereof, of any written claim that could reasonably be expected to be material in any respect by any Person that the conduct of the Businesses infringes any Intellectual Property of that Person and take such reasonable steps to address such matter.

7.19 Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such Laws.

7.20 Post-Closing Obligations.

(a) Within the time periods set forth therefor on Schedule 7.20 (or such longer periods of time as may be agreed to by the Required Purchasers in their sole discretion), deliver to the Purchasers such other documents, instruments, certificates or agreements as are listed on Schedule 7.20 or take such other actions as are described on Schedule 7.20, in each case in form and substance reasonably satisfactory to the Required Purchasers.

(b) Within ten (10) Business Days after the Merger Closing Date (or such longer period of time as may be agreed to by the Required Purchasers in their sole discretion), the Issuer shall ensure that the Acquiror (i) becomes a Guarantor by executing and delivering to the Purchasers a Joinder Agreement, a Perfection Certificate, any applicable Collateral Document and/or such other documents as the Required Purchasers shall reasonably request for such purpose, and (ii) delivers to the Agent (A) documents of the types referred to in Section 5.01(e) and documents of the types referred to in Section 5.01(f) in order to grant Liens to the Agent for the benefit of the Secured Parties in all assets of the Acquiror constituting Collateral, (B) copies of insurance policies or certificates of insurance, together with endorsements, evidencing liability and casualty insurance meeting the requirements set forth in the Note Documents, including, but not limited to, naming the Agent as additional insured (in the case of liability insurance) or lender loss payee (in the case of property insurance) on behalf of the Secured Parties, and (C) favorable opinions of counsel to the Acquiror (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) or (ii), as applicable), in each case in form, content and scope reasonably satisfactory to the Agent and the Required Purchasers.

7.21 Governance Rights.

(a) To the extent the Merger Closing Date has occurred, the Required Purchasers shall be entitled to designate one “independent” director within the meaning of the federal securities laws (including Rule 10A-3 of the Exchange Act) and the Nasdaq listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is then listed for trading) to the Board of Directors of the Acquiror (the “Purchaser Director”), to be approved by the Acquiror (such approval not to be unreasonably withheld, conditioned or delayed), subject to the Governance Requirements (as defined herein). The Purchaser Director shall initially be a Class II director. Upon the death, disability, resignation or removal of the then-incumbent Purchaser Director prior to the expriation of such then-incumbent Purchaser Director’s initial term, the Required Purchasers shall be entitled to designate a replacement Purchaser Director, to be approved by the Acquiror (such approval not to be unreasonably withheld, conditioned or delayed) to fulfill the remaining initial term of the original Purchaser Director, subject to the Governance Requirements. At the time that all Obligations (other than contingent indemnification obligations for which no claim has been asserted)

have been paid in full (provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations), the term of the then-incumbent Purchaser Director shall automatically terminate, such Purchaser Director shall resign at the request of the Acquiror, and the Purchasers shall have no rights to appoint or designate any director to the Board of Directors of the Acquiror. If the Obligations have not been paid in full (other than contingent indemnification obligations for which no claim has been asserted) upon the expiration of the initial term of such Purchaser Director as a Class II director, the Board of Directors of the Acquiror shall nominate, if requested by the Purchasers within five (5) business days after the expiration of such initial term of the Purchaser Director as a Class II director, a candidate designated by the Purchasers as the Purchaser Director for election as a Class II director, to be approved by the Acquiror (such approval not to be unreasonably withheld, conditioned or delayed), subject to the Governance Requirements, and the Acquiror shall cause such nominee to be timely nominated to be included in the slate of nominees recommended by the Board of Directors of the Acquiror for election as directors at the applicable annual meeting of the stockholders of the Acquiror, and the Acquiror shall use its reasonable best efforts to cause the election of such nominee, including soliciting proxies in favor of the election of such nominees, in each case subject to the Governance Requirements and applicable law (for the avoidance of doubt, the Acquiror will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Acquiror with respect to the applicable annual meeting of stockholders or action by written consent in lieu of such meeting). “Governance Requirements” shall include: (a) the applicable provisions and requirements of the Certification of Incorporation and Bylaws of the Acquiror, as then in effect; and (b) any applicable laws and regulations, including, but not limited to, the rules and regulations of the SEC and the Nasdaq listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Common Stock is then listed for trading), and any laws or requirements regarding board composition, director independence, board diversity, or similar requirements.

(b) To the extent the VLN Termination Date has occurred, the Purchasers shall have the right to receive all information provided to the members of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) of the Issuer in anticipation of or at any meeting thereof (regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members of the Board of Directors, and the Purchasers shall keep such materials and information confidential in accordance with Section 12.07. Notwithstanding the foregoing, the Issuer may exclude the Purchasers from access to any material, including minutes of any meeting or portion thereof or observing any meeting if: (i) the Board of Directors concludes in good faith that such exclusion is necessary to preserve the attorney-client or work product privilege between the Issuer or any of its Affiliates and its counsel; (ii) such portion of a meeting is an executive session limited solely to independent director members of the Board of Directors, independent auditors and/or legal counsel, as the Board of Directors may designate, or (iii) such exclusion is necessary to avoid a conflict of interest between the Issuer on the one hand and the Required Purchasers on the other.

7.22 Collateral Access Agreements. In the case of a leasehold interest of any Note Party in real property that is located in the U.S. and on which Collateral in excess of $500,000 (or, after the Merger Closing Date, $5,000,000) is stored or otherwise located, the Issuer shall use commercially reasonable efforts to obtain Collateral Access Agreements within 30 days thereafter (or, after the Merger Closing Date, 60 days) or such longer period as the Required Purchasers may agree in their sole discretion.

ARTICLE VIII NEGATIVE COVENANTS

So long as any Purchaser shall have any Note or other Obligation hereunder that remains unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted) (provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations) each Note Party shall not, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Note Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01, and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (plus improvements and accessions to such property);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, suppliers and other like Liens arising in the ordinary course of business that secure only amounts not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the Note Parties or the applicable Subsidiary, in conformity with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, the payment or provision of compensation or benefits and other social security legislation, other than any Lien imposed by ERISA;

(f) pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, encroachments, rights-of-way, covenants and restrictions and other similar encumbrances affecting real property which are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person conducted thereon;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property (or proceeds thereof) financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed, at the time of incurrence thereof, the lesser of the cost or fair market value of the property secured by such Lien, and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition or construction thereof;

(j) licenses, sublicenses, leases or subleases (other than any exclusive license or sublicense relating to Intellectual Property constituting a Disposition not otherwise permitted hereunder) granted to others in the ordinary course of business and covering only the assets so leased or licensed;

(k) Liens on equipment arising from precautionary UCC or PPSA financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) regarding operating leases of equipment;

(l) normal and customary bankers’ liens and rights of setoff upon deposits of cash in favor of banks or other depository or financial institutions for the provision of services in the ordinary course of business;

(m) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of payment or collection;

(n) Liens of sellers of goods to the Issuer and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o) non-exclusive licenses of over-the-counter software that is commercially available to the public and other non-exclusive licenses granted in the ordinary course of business by a Note Party or Subsidiary;

(p) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(q) after the Merger Closing Date, Liens (i) solely on any cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by a Note Party or any Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder, (ii) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.02 to be applied against the purchase price for such Investment or (iii) to secure Indebtedness incurred pursuant to Section 8.03(j)(iv);

(r) Liens to secure Indebtedness incurred pursuant to Sections 8.03(d) and 8.03(l) in an aggregate amount not to exceed, (i) prior to the Merger Closing Date or on and after the VLN Termination Date, $250,000 at any one time or (ii) on and after the Merger Closing Date, not exceed $5,000,000 at any one time;

(s) after the Merger Closing Date, other Liens securing obligations which do not exceed $5,000,000;

(t) Liens over deposit or money market accounts at Silicon Valley Bank in an amount not to exceed $100,000 at any one time outstanding securing Indebtedness incurred pursuant to Section 8.03(m); and

(u) Liens (arising by operation of law or pursuant to mandatory provisions of applicable law) in favor of Governmental Authorities securing the payment obligations of Non-U.S. Subsidiaries; provided, that, (i) such Liens are required by such Governmental Authorities in order for such Non-U.S. Subsidiaries to conduct business in such jurisdictions, (ii) such Liens do not extend to any assets other than those of such Non-U.S. Subsidiaries, and (iii) such Liens are in respect of the payment of any taxes, assessments, charges or claims of any Governmental Authority in the jurisdiction of incorporation of such Non-U.S. Subsidiary against or on such Non-U.S. Subsidiary.

8.02 Investments.

Make any Investments, except:

(a) Investments held by a Note Party or a Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing on date hereof and set forth in Schedule 8.02;

(c) Investments in any Person that is a Note Party (other than the purchase or other acquisition of Equity Interests of the Acquiror from any Person that is not a holder of FP Shares);

(d) Investments by any Subsidiary of the Issuer that is not a Note Party in any other Subsidiary of the Issuer that is not a Note Party;

(e) Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ii) consisting of extensions of credit to (including as evidenced by one or more promissory notes), or receipt of investments in convertible or equity instruments issued by, customers or their related parties, in each case, in exchange for sale of products to such customer provided by any Note Party in an aggregate amount not to exceed $2,500,000; provided that, in the case of clause (ii), such promissory notes, convertible instruments and/or equity instruments are subject to Liens in favor of the Agent, for the benefit of the Secured Parties, to the extent such promissory notes, convertible instruments and/or equity instruments are held by a Note Party and do not constitute Excluded Property; provided, further, that to the extent any such promissory note, convertible instrument or equity instrument is held by a Note Party and constitutes Excluded Property, the Note Parties shall use commercially reasonable efforts to request the issuer of such note or instrument to seek consent of any relevant third party or amend the applicable Contractual Obligation to permit such pledge so that the promissory note or instrument no longer constitutes Excluded Property;

(f) Investments in any Subsidiary that is not a Note Party (i) prior to the Merger Closing Date or on and after the VLN Termination Date, not exceeding $350,000 in the aggregate at any one time outstanding or (ii) on and after the Merger Closing Date, not exceed $2,500,000 in the aggregate at any one time outstanding;

(g) so long as no Default has occurred and is continuing, or would result therefrom, other Investments by a Note Party (i) prior to the Merger Closing Date or on and after the VLN Termination Date (x) in any Person (that is not a Note Party) organized under the laws of any state of the United States or the District of Columbia or (y) in assets located in the United States or the District of Columbia, not exceeding $2,500,000 in the aggregate at any one time outstanding or (ii) on and after the Merger Closing Date, not exceed $5,000,000 in the aggregate at any one time outstanding;

(h) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of any Note Party;

(i) Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business and, in each case, not constituting an Acquisition;

(j) advances of payroll payments to employees in the ordinary course of business;

(k) loans or advances (x) prior to the Merger Closing Date or on and after the VLN Termination Date, from Non-U.S. Subsidiaries to any employee, officer, director or member of management of any Non-U.S. Subsidiary, the proceeds of which are used to satisfy tax liabilities of such employee, officer, director or member of management incurred in connection with the exercise of stock options in the Issuer held by such Person and (y) on or after the Merger Closing Date, to any employee, officer, director or member of management of the Acquiror and its Subsidiaries, the proceeds of which are used to satisfy tax liabilities of such employee, officer, director or member of management incurred in connection with the exercise of stock options in the Issuer held by such Person; provided that the aggregate amount of all loans and advances made pursuant to this clause (k) does not exceed (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $150,000 or (y) on and after the Merger Closing Date, $1,000,000, in each case, at any time outstanding;

(l) loans and advances to officers, directors, managers, and employees for business related travel expenses, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business; provided that the aggregate amount of all loans and advances made pursuant to this clause (l) does not exceed (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $150,000 or (y) on and after the Merger Closing Date, $1,000,000, in each case, at any time outstanding;

(m) after the Merger Closing Date, Permitted Acquisitions;

(n) after the Merger Closing Date, any Investment received in connection with any Disposition pursuant to Section 8.05;

(o) after the Merger Closing Date, Investments the payment for which consists of Equity Interests of the Acquiror (other than Disqualified Capital Stock);

(p) Investments (including debt obligations and Equity Interests) received in the ordinary course of business in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising out of the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(q) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business; and

(r) Investments received and held exclusively by Note Parties in any retailer, distributor, customer, vendor, supplier or other non-Subsidiary, strategic alliances, minority investments and similar arrangements that are customary in any Note Party’s or its Subsidiaries’ strategic business plan and that are received as payment in kind for goods or services.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Note Documents;

(b) Indebtedness of the Issuer and its Subsidiaries existing on the date hereof and described on Schedule 8.03;

(c) intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(d) obligations (contingent or otherwise) of any Note Party or any Subsidiary existing or arising under any Swap Contract, provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by any Note Party or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided, that, (i) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect thereto, (ii) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $5,000,000 or (y) on and after the Merger Closing Date, $10,000,000, in each case, at any one time outstanding, (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing and (v) any such Indebtedness that is refinanced, renewed or extended shall not have a scheduled maturity date earlier than the date that is 180 days after the Maturity Date;

(f) other unsecured Indebtedness hereafter incurred by any Note Party or any of its Subsidiaries in an aggregate amount not to exceed (i) prior to the Merger Closing Date or on and after the VLN Termination Date, $2,500,000 or (ii) on and after the Merger Closing Date, $5,000,000, in each case, at any one time outstanding; provided, that (x) the aggregate amount of unsecured Indebtedness incurred by Subsidiaries that are not Note Parties under this clause (f) shall not exceed (A) prior to the Merger Closing Date or on and after the VLN Termination Date, $500,000 or (B) on and after the Merger Closing Date, $2,000,000 and (y) prior to the Merger Closing Date or on and after the VLN Termination Date, unsecured Indebtedness incurred by any Note Party under this clause (f) shall be subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Agent;

(g) unsecured Indebtedness under the 2022 Note Documents;

(h) unsecured Indebtedness of Kinduct Technologies Inc. in respect of the ACOA Facility, in an aggregate principal amount not to exceed CAD$695,000;

(i) after the Merger Closing Date, Indebtedness incurred by any Note Party or any Subsidiary created or issued in the ordinary course of business (including obligations with respect to letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments) in respect of workers’ compensation claims (or in respect of reimbursement type obligations regarding workers’ compensation claims), performance or surety bonds, health, disability or other employee benefits or property (including unemployment insurance and premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other benefits, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(j) after the Merger Closing Date, Indebtedness of any Note Party or any Subsidiary assumed or acquired in connection with any Permitted Acquisition; provided that (i) the amount of such Indebtedness shall be included in the calculation of the Permitted Acquisition Cap, (ii) other than with respect to Earn Out Obligations, such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created or incurred in connection therewith or in contemplation thereof, (iii) no Note Party (other than such Person so acquired in such Permitted Acquisition or any other Person that such Person merges with or that acquires the assets of such Person in connection with such Permitted Acquisition) shall have any liability or other obligation with respect to such Indebtedness and (iv) if such Indebtedness is secured, no Lien thereon shall extend to or cover any other assets other than the assets acquired in such Permitted Acquisition (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or attach to any other property of any Note Party;

(k) after the Merger Closing Date, obligations in respect of tenders, statutory obligations (including health, safety and environmental obligations), bids, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business, or obligations in respect of letters of credit, bank guarantees, surety bonds or similar instruments related thereto;

(l) Indebtedness of any Note Party or any Subsidiary in respect of any letter of credit or letter of credit facility in an aggregate amount not to exceed, together with the aggregate amount incurred pursuant to Section 8.03(f), $5,000,000;

(m) any arrangement for treasury, depositary, overdraft, credit or debit card, purchase card or other cash management services provided to the Note Parties or any of their Subsidiaries or in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis or other electronic funds transfer, in each case in the ordinary course of business;

(n) after the Merger Closing Date, Indebtedness representing deferred compensation or similar arrangements made in the ordinary course of business to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the any Note Party or any Subsidiary;

(o) after the Merger Closing Date, endorsement of instruments or other payment items for collection or deposit in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; and

(p) after the Merger Closing Date, Indebtedness of a Note Party or any Subsidiary owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business.

8.04 Fundamental Changes.

Merge, dissolve, divide, liquidate, consolidate, with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or consummate a Change of Control (other than the Merger); provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Issuer may merge or consolidate with any of its direct Subsidiaries, provided that the Issuer shall be the continuing or surviving entity, (b) any Note Party (other than the Issuer (other than pursuant to the BCA in connection with the Merger) or after the Merger Closing Date, the Acquiror) may merge, amalgamate or consolidate with any other Note Party or any other Person who becomes a Note Party as a result of such merger, amalgamation or consolidation; provided that if a Note Party that is a U.S. Subsidiary is involved in such transaction, the Note Party that is a U.S. Subsidiary shall be the continuing or surviving entity, (c) any Subsidiary that is not a Note Party may be merged, amalgamated or consolidated with or into any Note Party, provided that such Note Party shall be the continuing or surviving entity or any Person resulting from such merger, amalgamation or consolidation becomes a Note Party immediately following such merger, amalgamation or consolidation, (d) any Subsidiary that is not a Note Party may be merged, amalgamated or consolidated with or into any other direct Subsidiary of it that is not a Note Party or any other Person in order to effect an Investment permitted pursuant to Section 8.02, (e) any Subsidiary that is not a Note Party may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Note Party prior to or concurrently with such dissolution, liquidation or winding up; and (f) so long as no Default or Event of Default exists or would result therefrom, after the Merger Closing Date, any Note Party or Subsidiary (other than the Acquiror or the Issuer) may effect a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 8.05.

8.05 Dispositions.

Make any Disposition, unless (a) such Disposition is a Specified Asset Sale and the Issuer shall use the Net Cash Proceeds of such Specified Asset Sale to prepay the Notes to the extent required by Section 2.07(b) or Section 2.07(f), as applicable and (b) with respect to any Disposition other than a Specified Asset Sale (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (iii) such transaction does not involve the sale or other disposition of any Equity Interests in any Subsidiary, (iv) the Issuer shall use the Net Cash Proceeds of such Disposition to prepay the Notes to the extent required by Section 2.07(b), and (v) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by the Note Parties and their Subsidiaries in all such transactions does not exceed (x) $1,000,000 prior to the Merger Closing Date or on and after the VLN Termination Date and (y) on and after the Merger Closing Date, $10,000,000 per fiscal year.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to any Note Party;

(b) any Subsidiary that is not a Wholly-Owned Subsidiary may declare and make dividend payments or other distributions to each owner of its Equity Interests pro rata based on their relative ownership interests of the relevant class of Equity Interests of such Subsidiary;

(c) each Note Party and each of their Subsidiaries may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person, and in the case of the notes issued under the 2022 NPA and the Issuer’s preferred stock, the payment of cash in lieu of fractional shares upon conversion thereof, in each case as set forth in the 2022 Note Documents or the Issuer’s Organization Documents, as applicable;

(d) after the Merger Closing Date, the payment of any dividend or distribution or the consummation of any irrevocable redemption within thirty (30) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have been permitted by another clause of this Section 8.06 and complied with the provisions of this Agreement;

(e) (i) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer or, on and after the Merger Closing Date, the Acquiror may make cashless repurchases of its Equity Interests deemed to occur upon exercise of stock options or warrants of such Equity Interests to represent a portion of the exercise price of such options or warrants and (ii) to the extent constituting a Restricted Payment, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer or, on and after the Merger Closing Date, the Acquiror may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management and the Issuer or the Acquiror, as the case may be, may make deemed repurchases in connection with the exercise of stock options;

(f) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer or, on and after the Merger Closing Date, the Acquiror may pay for the repurchase, retirement or other acquisition or retirement for value of its Equity Interests from any future, present or former employee, officer, director, manager, member, partner, independent contractor or consultant (or their respective Affiliates or immediate family members) of the Issuer or Acquiror, as applicable, or any of their respective Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any Plan, including any employee or director equity plan, employee, manager, officer, member partner, independent contractor or director stock option plan or any other employee, manager, officer, member, partner, independent contractor or director benefit plan, or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer, member, partner, independent contractor or consultant of the Issuer or Acquiror or any of their respective Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $1,000,000 in any calendar year or (y) on and after the Merger Closing Date, $2,000,000 in any calendar year; provided, further that no Default or Event of Default shall exist at the time of such payment;

(g) after the Merger Closing Date, the repurchase, redemption or other acquisition for value of Equity Interests of the Acquiror in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Acquiror, or in connection with the exercise of warrants, options or other securities that are convertible or exchangeable, or in connection with the conversion of any convertible Indebtedness, in each case, in a manner otherwise permitted under this Agreement;

(h) after the Merger Closing Date, additional Restricted Payments in an amount not to exceed, together with the aggregate amount of Junior Debt Payments made pursuant to clause (d) of Section 8.11, $5,000,000; and

(i) after the Merger Closing Date and subject to the Fee Letter, any Restricted Payment in connection with an FP Share Call.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Issuer and its Subsidiaries on the Closing Date or any business substantially related, complementary or incidental thereto, or a natural extension thereof.

8.08 Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any executive officer, director or Affiliate of a Note Party or a Subsidiary other than (a) advances of working capital to any Note Party, (b) transfers of cash and assets to any Note Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05, or Section 8.06 (in each case, other than by reference to this Section 8.08 (or any sub-clause hereof)), (d) reasonable and customary director, officer and employee compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification agreements, in each case approved by the board of directors (or appropriate committee thereof) of the Issuer (prior to the Merger Closing Date and on and after the VLN Termination Date) and the Acquiror (on and after the Merger Closing Date), (e) employment and severance arrangements between the Note Parties and their Subsidiaries and their respective officers and employees in the ordinary course of business, (f) transfer pricing arrangements between the Issuer and any of its Subsidiaries or between or among Subsidiaries so long as such transfer pricing arrangement is in the ordinary course of business, consistent with past practice, and in conformance with the legal requirement of the various tax laws of the jurisdictions in which such Persons operate, (g) the Pathfinder Related Party Transactions and (h) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (a) make Restricted Payments to any Note Party or Subsidiary, (b) pay any Indebtedness or other obligations owed to any Note Party or any Subsidiary, (c) make loans or advances to, or other Investments in, any Note Party or any Subsidiary, (d) transfer any of its property to any Note Party or any Subsidiary, (e) in the case of a Note Party, pledge its property pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Note Party pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (e) above) for: (i) this Agreement and the other Note Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Sections 8.03(e) (provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith), 8.03(f) (provided, that, any such restrictions are customary for financing arrangements of their type, provided that such restrictions or conditions (A) will not materially affect the Note Parties’ ability to satisfy their obligations hereunder and (B) do not prohibit Liens for the benefit of the Secured Party with respect to the Obligations under the Note Documents on a senior basis), 8.03(h), 8.03(j) (so long as such document or instrument and any underlying Indebtedness exists at the time such Permitted Acquisition is consummated and is not created, entered into or incurred in connection with any Permitted Acquisition or in contemplation thereof (and any such restriction contained therein relates only to the asset or assets acquired in such Permitted Acquisition and does not attach to any Loan Party or any other property of any Loan Party)), 8.03(l) (so long any such agreement relates only to cash collateral related security in respect of any letter of credit or letter of credit facility), (iii) any Permitted Lien or any document or instrument governing such Permitted Lien incurred pursuant to Sections 8.01(e) (so long as any such lien or agreement relates only to pledges or deposit permitted thereby), 8.01(f) (so long as any such lien or agreement relates only to pledges or deposit permitted thereby), 8.01(i) (provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith), 8.01(k) (provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), 8.01(p) (so long as any such lien or agreement relates only to deposits or other security permitted thereby), 8.01(q) (so long as any such lien or agreement relates only to cash or other earnest money deposits permitted thereby), 8.01(r) (so long as any such agreement relates only to security in respect of Indebtedness permitted under Section 8.03(d) and Section 8.03(l)), or 8.01(t) (so long any such agreement relates only to cash collateral related security in respect of Indebtedness permitted under Section 8.03(m)); (iv) customary provisions restricting lease, assignment or transfer of any agreement entered into in the ordinary course of business, (v) customary restrictions and conditions contained in any agreement relating to any Disposition permitted under Section 8.05 pending the consummation of such sale; provided that such restrictions and conditions apply only to the property that is the subject of such Disposition and not to the proceeds to be received by the applicable Note Parties or any of their Subsidiaries in connection with such Disposition, (vi) customary restrictions in license agreements permitted hereby restricting the assignment or transfer thereof, so long as such restrictions relate solely to the assets subject thereto; (vii) customary provisions restricting the subletting, assignment, pledge or other transfer of any lease governing a leasehold interest; (viii) restrictions imposed by applicable law or regulation or license requirements; (ix) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities as a result of an Investment not prohibited by this Agreement provided that the restrictions applicable to such joint venture are not made more burdensome than those as in effect immediately before giving effect to the consummation of the respective Investment (but solely to the extent any are in effect at such time), or (x) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements or refinancings of the contracts, instruments or agreements referred to in clauses (i) through (ix); provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement or refinancing, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in such predecessor contracts, instruments or agreements.

8.10 Use of Proceeds.

Use the proceeds of any Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, or for any other purpose not enumerated in Section 7.11.

8.11 Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or voluntary or optional redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Note Party or any Subsidiary (each of the foregoing, a “Junior Debt Payment”), other than (a) Indebtedness arising under the Note Documents, (b) for the avoidance of doubt, any Indebtedness that is permitted by this Agreement and may be incurred and reborrowed on a revolving basis, (c) Indebtedness permitted by Section 8.03(e) (solely to the extent made with the proceeds of additional issuances of Indebtedness permitted under Section 8.03(e)), (d) other Indebtedness so long as the aggregate principal amount of Junior Debt Payments pursuant to this clause (d) does not exceed (x) prior to the Merger Closing Date or on and after the VLN Termination Date, $500,000 in the aggregate and (y) on and after the Merger Closing Date, $5,000,000 in the aggregate together with Restricted Payments made pursuant to Section 8.06(h), (e) the conversion of the notes issued under the 2022 NPA and the payment of cash in lieu of fractional shares upon conversion thereof, as set forth in the 2022 Note Documents, or (f) for the avoidance of doubt, any Indebtedness that is existing on the date hereof and permitted by Section 8.03(b), as set forth in the documents described in Schedule 8.03; provided that if any amounts due in connection with such Indebtedness shall be paid in connection with the Merger, such amounts may only be paid if immediately after giving pro forma effect to the Merger, the deemed funding of the Venture-Linked Senior Secured Notes and such payment of Indebtedness, the amount of unrestricted cash and Cash Equivalents of the Note Parties that are held in Deposit Accounts subject to a Deposit Account Control Agreement (or the foreign equivalent of such, including as described under Section 7.16(b)) shall be equal to at least $35,000,000.

8.12 Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity; Certain Amendments .

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Purchasers.

(b) Change its fiscal year.

(c) Without providing at least ten (10) days prior written notice to the Agent and the Purchasers, in the case of any Note Party change its name, jurisdiction of organization or form of organization.

(d) Amend, modify or change any term or condition of the 2022 Note Documents in any manner materially adverse to the interests of the Purchasers.

(e) (i) Prior to the Merger Closing Date or on and after the VLN Termination Date, amend, supplement, waive or otherwise modify (or permit the amendment, supplement, waiver or modification), or enter into any forbearance from exercising any rights with respect to, (x) any Material Contract if such amendment, supplement, waiver, modification or forbearance could, individually or in the aggregate, reasonably be expected to result in (A) a loss of more than 10% of the consolidated revenue of the Note Parties and their Subsidiaries on a consolidated basis (as measured against the consolidated revenue of the Note Parties and their Subsidiaries reflected in the most recently delivered financial statements delivered pursuant to Sections 5.01(c) or 7.01) or (B) liability to the Note Parties or any Subsidiary in excess of $2,000,000, or (y) any other document or other agreement evidencing Indebtedness permitted under Section 8.03(f) unless such amendment, supplement, waiver or modification is not prohibited by the applicable subordination agreement, if any or (ii) on or after the Merger Closing Date, amend, supplement, waive or otherwise modify (or permit the amendment, supplement, waiver or modification), or enter into any forbearance from exercising any rights with respect to, (x) any Material Contract in a manner that would be reasonably expected to cause a material change to the validity, enforceability or perfection of the Purchasers’ security interest in such Material Contract or would otherwise be reasonably likely to have a Material Adverse Effect or (y) any other document or other agreement evidencing Indebtedness permitted under Section 8.03(f) unless such amendment, supplement, waiver or modification is not prohibited by the applicable subordination agreement, if any.

8.13 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary (a) permit any Person (other than any Note Party or any Wholly-Owned Subsidiary of the Issuer) to own any Equity Interests of any Note Party or any Subsidiary thereof, except (i) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Non-U.S. Subsidiaries and (ii) Subsidiaries that are not Wholly-Owned Subsidiaries on the Closing Date or are formed or acquired pursuant to Section 8.02(m) or Section 8.02(g), (b) permit any Note Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock, or (c) create, incur, assume or suffer to exist any Lien (other than Liens permitted under Section 8.01(a)) on any Equity Interests of any Subsidiary of any Note Party.

8.14 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15 Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use the proceeds of any Note, or lend, contribute or otherwise make available such proceeds of any Note to any Person, to fund any activities of or business with any Person that, at the time of such funding, is a Sanctioned Person, or in any other manner that will result in a violation by any Person (including any Person participating in the transactions hereunder, whether as a Purchaser, Agent or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Note for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) or and other similar anti-corruption legislation in other jurisdictions.

It being noted that the undertaking as set out in this Section 8.15 is made if and to the extent that making it does not result in a breach or violation of the EU Blocking Regulation, any law or regulation implementing such EU Blocking Regulation in any member state of the European Union or the United Kingdom or any similar applicable blocking or anti-boycott laws or regulations, each as amended from time to time.

8.16 Limitations on Activities of Acquiror. On and after the Merger Closing Date, in the case of the Acquiror, notwithstanding anything contrary to this Agreement or any other Note Document:

(a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations or own any assets other than (i) its ownership of the Equity Interests of the Issuer and its Subsidiaries and activities incidental thereto and Investments by or in the Acquiror permitted hereunder and activities incidental thereto, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees or directors, (iii) the making of Restricted

Payments permitted to be made by Acquiror pursuant to Section 8.06, (iv) the receipt of Restricted Payments permitted to be made to Acquiror under Section 8.06, (v) the holding of any cash and Cash Equivalents, (vi) the entry into and the exercising of its rights and performing of its obligations with respect to contracts and other arrangements with officers, managers, directors, employees, consultants and independent contractors (including the providing of indemnification to such Persons and grants of stock appreciation or similar rights, stock options, restricted stock or other rights, incurred by the Note Parties and their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement), (vii) any public offering of its common equity or any other issuance or sale of its Equity Interests, (viii) transactions with the Issuer or any Subsidiary to the extent not prohibited under this Article VIII, (ix) activities related to the Transactions and in connection with the BCA, the Equity Grant Agreement, the Subscription Agreements and other documents related thereto to which it is a party, (x) the filing of financial statements and other reports with applicable Governmental Authorities and other actions taken in connection with being a public company and (xi) any activities incidental or reasonably related to the foregoing.

(b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) the Obligations, (ii) Guarantees in respect of the Obligations and other Indebtedness permitted by Section 8.03, (iii) non-consensual obligations imposed by operation of law and (iv) liabilities or obligations with respect to any expenses incurred in connection with activities permitted under Section 8.16(a).

8.17 Financial Covenant. Commencing with the last day of the fiscal quarter ending June 30, 2024, and as of the last day of each fiscal quarter thereafter, the Issuer shall not permit Consolidated Adjusted EBITDA of, prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer and its Subsidiaries, and after the Merger Closing Date, the Acquiror, and its Subsidiaries for the most recently ended Test Period to be less than $0.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Issuer or any other Note Party fails to pay (i) any principal of any Note when and as required to be paid herein, whether at the due date thereof or at a fixed date for payment thereof or by acceleration thereof or otherwise or (ii) any interest on any Note or any other amount payable hereunder or under any other Note Document (other than an amount referred to in clause (i)) within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Specific Covenants. Any Note Party fails to perform or observe any term, covenant or agreement contained in (i) prior to the Merger Closing Date or on and after the VLN Termination Date, any of Section 7.01, 7.02, 7.03, 7.05(a) (with respect to any Note Party), 7.07, 7.10, 7.11, 7.12, 7.14, 7.16, 7.19, 7.20 or 7.21(b) or Article VIII; and (ii) on or after the Merger Closing Date, Sections 7.01, 7.02, 7.03, 7.05(a) (with respect to the Issuer and the Acquiror), 7.07, 7.10, 7.11, 7.12, 7.14, 7.16, 7.19, 7.20, 7.21(a) or Article VIII; or

(c) Other Defaults. Any Note Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) any Note Party becomes aware of such failure or (ii) written notice thereof shall have been given to any Note Party by the Agent or any Purchaser; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Issuer or any other Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) when made or deemed made; or

(e) Cross-Default. (i) Any Note Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an outstanding aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Issuer or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Issuer or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Note Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that clause (e)(i)(B) and shall not apply to the notes issued under the 2022 NPA which provides that upon the happening of any such default or event, the Indebtedness issued thereunder automatically converts into Equity Interests (other than Disqualified Capital Stock) in accordance with its terms; or

(f) Insolvency Proceedings, Etc. Any Note Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and either (i) the propriety of such proceeding is not timely contested by such Person or (ii) such proceeding continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Note Party or any of its Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h) Judgments. There is entered against any Note Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (x) independent third-party insurance as to which the insurer does not dispute coverage or (y) an enforceable indemnity which is likely to be collectable to the extent that such Note Party or Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order or (y) there is a period of (A) prior to the Merger Closing Date or on and after the VLN Termination Date, thirty (30) consecutive days and (B) on or after the Merger Closing Date, forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Note Party in an aggregate amount in excess of the Threshold Amount, or (ii) the Issuer or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Note Documents or Subscription Agreements. Any Note Document, Equity Grant Agreement or Subscription Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted or provided for hereunder or thereunder, ceases to be in full force and effect; or any Note Party or any other Person contests in any manner the validity or enforceability of any Note Document, Equity Grant Agreement or Subscription Agreement; or any Note Party denies that it has any or further liability or obligation under any Note Document, Equity Grant Agreement or Subscription Agreement, or purports to revoke, terminate or rescind any Note Document, Equity Grant Agreement or Subscription Agreement; or any Guarantee of the Obligations ceases to be enforceable against any Guarantor; or

(k) Invalidity of Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Note Party not to be, a valid and perfected first priority Lien (subject to Permitted Liens) on any portion of the Collateral, except as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Note Party in a transaction permitted under the Note Documents.

(l) Change of Control. There occurs any Change of Control; or

(m) Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Note Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including any holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n) Injunction. Any court order enjoins, restrains, or prevents any Note Party from conducting any material part of its business which is material to the conduct of the business of the Note Parties, taken as a whole; or

(o) Liquidation; Dissolution. The Board of Directors or holders of Equity Interests of (i)(x) prior to the Merger Closing Date or on and after the VLN Termination Date, the Issuer and (y) after the Merger Closing Date, the Acquiror, or (ii) any Subsidiaries of the foregoing, that own assets with a value in excess of the Threshold Amount, in each case adopt a resolution for the liquidation, dissolution or winding up of the Issuer, the Acquiror or any such Subsidiary, as applicable (unless such assets will be distributed to the Issuer, the Acquiror or any of their Subsidiaries as permitted by Section 8.04).

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing the Required Purchasers may take any or all of the following actions:

(a) declare all amounts owing under the Notes as set forth in the Fee Letter and in this Agreement and all other amounts hereunder or under any other Note Document to be immediately due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Note Parties;

(b) exercise, or instruct the Agent to exercise (and the Agent shall exercise upon such instruction), all rights and remedies available to the Agent or the Purchasers under the Note Documents and applicable Law; and

(c) require that any SOFR Note be converted into an ABR Note, and the Issuer’s SOFR election will not be available while such Event of Default is continuing;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the unpaid principal amount of all outstanding Notes and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Purchaser; provided, further, that any exercise of rights and remedies under Deposit Account Control Agreements requires the consent of the Required Purchasers.

Upon the acceleration (including automatic acceleration triggered by any Event of Default pursuant to Section 9.01(f) or (g)), all amounts outstanding under Notes in accordance with the Fee Letter and this Agreement and the other Obligations shall become immediately due and payable. If the Obligations are accelerated for any reason, the PIK Interest paid on the Notes on or prior to the date of such acceleration shall be deemed earned in full and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s lost profits as a result thereof. In the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, the PIK Interest paid on the Notes on or prior to the date of such satisfaction or release shall also be earned in full. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PIK INTEREST OWED HEREUNDER AND SUBJECT TO THE FEE LETTER IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees that (i) the PIK Interest on the Notes is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the PIK Interest on the Notes shall be payable (or in the case of payment of the applicable Contractual Minimum Return, deemed paid) pursuant to this Agreement and the

Fee Letter notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Purchasers and the Issuer giving specific consideration in this transaction for such agreement to pay the PIK Interest on the Notes, and (iv) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledge that their agreement to pay the PIK Interest on the Notes or the Contractual Minimum Return in lieu thereof is a material inducement to the Purchasers to purchase the Notes hereunder.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Notes have automatically become immediately due and payable as set forth in the proviso to Section 9.02) any amounts received by any Purchaser or the Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel, and costs and expenses incurred in connection with any enforcement or realization of the Collateral) payable to the Agent in its capacity as Agent under the Note Documents;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (including accrued and unpaid default interest but excluding principal and other interest and any applicable Contractual Minimum Return) payable to the Purchasers arising under the Note Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting outstanding principal plus accrued and unpaid interest on the Notes or, if greater, the applicable Contractual Minimum Return (it being understood and agreed that the payment of the applicable Contractual Minimum Return pursuant to this clause Third shall be deemed to be the ratable repayment of the Obligations constituting both (a) accrued and unpaid interest (other than accrued and unpaid default interest) on the Notes and (b) PIK Interest), ratably among the Purchasers in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of any remaining Obligations payable to the Secured Parties under the Note Documents, ratably payable in proportion to the respective aggregate amounts described in this clause Fourth then owing to such Secured Parties; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Issuer or as otherwise required by Law.

ARTICLE X

[RESERVED]

ARTICLE XI

AGENT

11.01 Appointment and Authority.

(a) Each of the Purchasers hereby irrevocably appoints Wilmington Savings Fund Society, FSB to act on its behalf as the Agent hereunder and under the other Note Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, and to act as the agent of such Purchaser for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Note Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Purchasers, and neither the Issuer nor any other Note Party shall have rights as a third-party beneficiary of any of such provisions (other than as expressly provided herein). It is understood and agreed that the use of the term “agent” herein or in any other Note Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder shall be entitled to the benefits of all provisions of this Article XI and Article XII, as though such co-agents, sub-agents and attorneys-in-fact were the “agent” under the Note Documents as if set forth in full herein with respect thereto.

(c) Each Purchaser hereby acknowledges that it has received and reviewed the Collateral Documents and agrees to be bound by the terms thereof. The Agent is hereby authorized to enter into the Collateral Documents and each Purchaser agrees to be bound by the terms thereof and directs the Agent to enter into such Collateral Documents on behalf of such Purchaser.

(d) To the extent a decision or action requires the consent of the Required Purchasers, the Agent shall only act (or refrain from acting) at the direction of the Required Purchasers. Notwithstanding the foregoing, the Agent may exercise any discretionary rights and powers expressly contemplated hereby or by the other Note Documents or otherwise delegated to the Agent under any Note Document at the direction of the Required Purchasers and without the consent of any other Purchaser.

11.02 [Reserved].

11.03 Exculpatory Provisions.

The Agent (and any sub-agent thereof) shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent (and any sub-agent thereof):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Note Documents); provided, that, prior to taking any discretionary right or power expressly contemplated hereby or by the other Note Documents, the Agent may require the written direction of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Agent determines in good faith is necessary, under the circumstances as provided herein or under the other Note Documents); and provided, further, that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Note Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Note Party or any of its Affiliates or any Collateral that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided herein or under the other Note Documents) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Agent by the Issuer or a Purchaser.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Note Documents, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (vi) the financial condition or business affairs of the Issuer or any other Note Party, or (vii) the use of the proceeds of the Notes.

The Agent shall not be responsible for or have any duty to (i) inspect the properties, books or records of the Issuer or any other Note Party or any of their respective Affiliates, (ii) file any financing statements or any continuation and/or amendment of any financing statements, in each case to perfect or continue the perfection of the Liens in the Collateral, or (iii) make any disclosures with respect to the foregoing or otherwise relating to the Issuer or any other Note Party unless expressly required herein.

11.04 Reliance by the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the purchase of any Note, that by its terms must be fulfilled to the satisfaction of a Purchaser, the Agent may presume that such condition is satisfactory to such Purchaser unless the Agent shall have received notice to the contrary from such Purchaser prior to the purchase of such Note. The Agent may consult with legal counsel (who may be counsel for the Note Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may request (i) instructions from the Required Purchasers (or such greater percentage of holders of the Notes required) prior to taking any action or entering into any amendment, modification or supplement, making any determination, making any calculation, sending any notice, revoking any notice, making a selection, request, election or appointment (including failing to make a selection, request, election or appointment), exercising any voting rights or powers (including failing to exercise any voting rights or powers), exercising any rights or remedies (and all actions incidental or related thereto), releasing, subordinating and/or terminating any Lien, exercising any powers as the attorney-in-fact for the Issuer or any other Note Party, providing any consent, approval, instruction or direction (including failing to provide any consent, approval, instruction or direction) or making (or failing to make) any filing or recording in connection with this Agreement or any of the other Note Documents, and may refrain (and shall incur no liability from so refraining) from taking or omitting to take any act or making any such determination, calculation, selection request, exercising such voting rights or powers or providing such notice, approval or consent or entering into any amendments, modification or supplements until it receives such instruction (or calculation, as applicable) from the Required Purchasers (or such number or percentage of the holders of the Notes as shall be necessary under the circumstances as provided for herein or in the other Note Documents) and (ii) such indemnity from the holders of the Notes, in each case, as it reasonably deems appropriate (and until such instructions and indemnity, as applicable, are received, the Agent shall act, or refrain from acting, as it deems advisable in its sole discretion) and the Agent shall not incur liability to any holder of the Notes, the Issuer or any other Note Party by reason of so refraining. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Note Documents in accordance with a written instruction of the Required Purchasers (or, if so specified by this Agreement, all of the holders of the Notes), and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the holders of the Notes and all future holders of the Notes.

11.05 Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted in bad faith or with gross negligence or willful misconduct in the selection of such sub-agents.

11.06 Resignation or Removal of the Agent.

The Agent may resign (or be removed by the Required Purchasers) as Agent at any time by giving thirty (30) days advance notice thereof to the Purchasers and the Issuer and, thereafter, the retiring or removed Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation or removal, the Required Purchasers shall have the right, subject to the approval of the Issuer (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Agent (other than a Disqualified Institution). If no successor Agent shall have been so appointed by the Required Purchasers, been approved (so long as no Event of Default has occurred and is continuing) by the Issuer or have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation or the Required Purchasers’ giving of notice of removal, as applicable, then the Agent may, on behalf of the Purchasers, appoint a successor Agent reasonably acceptable to the Issuer (so long as no Default or Event of Default has occurred and is continuing) (in each case, other than a Disqualified Institution). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring or removed Agent. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 11.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation or the Required Purchasers’ giving of notice of removal, as applicable, the retiring Agent’s resignation or removal shall nevertheless thereupon become effective and the Required Purchasers shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Purchasers appoint a successor agent as provided for above. In the event that a new Agent is appointed and such Agent is not an Affiliate of the holders of a majority in interest of the Notes, then the Issuer shall agree to pay to such Agent the fees and expenses (such fees to be payable annually in advance) that such Agent may reasonably request in connection with its appointment and service.

11.07 Non-Reliance on the Agent and Other Purchasers.

Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.

11.08 Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Issuer) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and the Agent and their respective agents and counsel and all other amounts due the Purchasers and the Agent under Section 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 12.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize the Agent to vote in respect of the claim of any Purchaser in any such proceeding.

ARTICLE XII

MISCELLANEOUS

12.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Issuer or any other Note Party therefrom, shall be effective unless in writing signed by (i) the Required Purchasers (or the Agent at the written direction of the Required Purchasers) and (ii) the Issuer or the applicable Note Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a) no such amendment, waiver or consent shall:

(i) [reserved];

(ii) postpone any date fixed by this Agreement or any other Note Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Purchasers (or any of them) hereunder or under any other Note Document without the written consent of each Purchaser entitled to receive such payment;

(iii) reduce the principal of, the rate of interest specified herein on any Note, or any fees or other amounts payable hereunder or under any other Note Document without the written consent of each Purchaser entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, (x) only the consent of the Required Purchasers shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Issuer to pay interest at the Default Rate and (y) any change to the rate of interest as a result of the VLN Termination Date occurring in accordance with the terms of this Agreement shall not be construed as an amendment or departure from the terms of this Agreement or any other Note Document;

(iv) change any provision of this Section 12.01(a), Section 2.14, the definition of “Required Purchasers,” change the waterfall set forth in Section 9.03 or otherwise or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens or proceeds of Collateral (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), in each case, without the written consent of each Purchaser directly affected thereby;

(v) release all or substantially all of the Collateral without the written consent of each Purchaser directly affected thereby, except to the extent the release of the Collateral is expressly permitted by Section 12.21; or

(vi) release the Issuer or, except in connection with a merger, amalgamation or consolidation permitted under Section 8.04, all or substantially all of the Guarantors without the written consent of each Purchaser directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 12.21 (in which case such release may be made by the Required Purchasers);

it being agreed that all Purchasers shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clause (iv), (v), or (vi); and

(b) unless also signed by the Agent, no amendment, waiver or consent shall affect the rights, duties, obligations or liabilities of the Agent under this Agreement or any other Note Document;

(c) any amendment or waiver pursuant to Section 12.01(a) shall apply equally to all holders of the Notes and shall be binding upon them, upon each future holder of the Notes and upon the Note Parties, and shall amend the Notes, in each case whether or not a notation thereof shall have been placed on any such Note. Any such waiver shall be effective only in the specific instance and for the purpose for which given;

(d) notwithstanding any other provision contained in this Section 12.01 or elsewhere in this Agreement to the contrary, Notes which at any time are held by the Issuer or by any of its Affiliates, in each case, shall not be deemed outstanding for purposes of any vote, consent, approval, waiver or other action required or permitted to be taken by the holders of Notes or by any of them, under the provisions of this Section 12.01 or Section 9.02 of this Agreement, and none of the Issuer and any of its Affiliates shall be entitled to exercise any right as a Purchaser or holder of Notes with respect to any such vote, consent, approval or waiver or to take or participate in taking any such action at any time.

(e) so long as any Notes remain outstanding, none of the Issuer and any of its Affiliates will solicit or request any proposed consent with respect to, or waiver or amendment of, any of the provisions of this Agreement or the other Note Documents unless each holder of Notes (irrespective of the amount of Notes then owned by it), prior to the deadline for executing and delivering any such consent, waiver or amendment, shall be informed thereof by the Issuer and shall be afforded the opportunity of considering the same and shall be supplied by the Issuer with sufficient time and information to enable it to make an informed decision with respect thereto. None of the Issuer and any of its Affiliates will, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Purchaser as consideration for or as an inducement to the entering into by any Purchaser of any amendment, waiver or consent with respect to any of the terms and provisions of this Agreement or the other Note Documents, unless such remuneration is concurrently offered, on the same terms, ratably to all of holders of Notes which agree to such amendment, waiver or consent.

12.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case to the address, facsimile number, electronic mail address or telephone number specified for the Issuer, the other Note Parties (as of the Closing Date), and for the Purchasers (as of the Closing Date) and the Agent, as set forth on Schedule 12.02 (as updated from time to time in accordance with the terms of this Agreement).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Each of the Issuer, other Note Parties, the Agent and the Purchasers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the applicable recipient otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Issuer, other Note Parties, the Purchasers and the Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Agent and Purchasers. The Agent and the Purchasers shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Note Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Note Parties shall indemnify the Agent (and any sub-agent thereof), each Purchaser and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Note Party.

12.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Purchaser or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Note Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Each Purchaser agrees that, except as otherwise provided in any of the Note Documents, it will not take any legal action or institute any action or proceeding against any Note Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Note Documents may be exercised solely by the Required Purchasers (or, at the direction of the Required Purchasers and the Agent) on behalf of the Secured Parties in accordance with the terms hereby and thereof.

Notwithstanding anything to the contrary contained herein or in any other Note Document, the authority to enforce rights and remedies hereunder and under the other Note Documents against the Note Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Required Purchasers (or, at the direction of the Required Purchasers and the Agent) for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Agent) hereunder and under the other Note Documents, (b) any Purchaser from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.14), or (c) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Note Party under any Debtor Relief Law.

Each Purchaser, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations, to have agreed to the provisions of this Section.

12.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. Subject to the terms of the Fee Letter, the Issuer shall pay (i) all reasonable and documented out-of-pocket fees, charges and disbursements of legal counsel incurred in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Note Documents, the Equity Grant Agreement and the Equity Purchase Documents by the Agent, any Purchaser and their respective Affiliates, (B) all out-of-pocket expenses incurred by the Agent or any Purchaser (in the case of legal fees, limited to reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Agent, one outside counsel for the Purchasers, one regulatory counsel and one local counsel in each relevant jurisdiction, in each case, selected by the Purchasers, to the Agent and the Purchasers, collectively (and, in the case of an actual or perceived conflict of interest where the Agent or any Purchaser affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, another firm of counsel for any such affected Person)) in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Note Documents and (ii) all out-of-pocket expenses incurred by the Agent or any Purchaser (in the case of legal fees, limited to reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Agent, one outside counsel for the Purchasers, one regulatory counsel and one local counsel in each relevant jurisdiction, in each case, selected by the Purchasers, to the Agent and the Purchasers, collectively (and, in the case of an actual or perceived conflict of interest where the Agent or any Purchaser affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, another firm of counsel for any such affected Person)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Note Documents, including its rights under this Section, or (B) in connection with the Notes made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(b) Indemnification by the Note Parties. The Note Parties shall indemnify the Agent (and any sub-agent thereof) and each Purchaser, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (in the case of legal fees, limited to reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Agent, one outside counsel for the Purchasers, one regulatory counsel and one local counsel in each relevant jurisdiction, in each case, selected by the Purchasers, to Indemnitees, collectively (and, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, another firm of counsel for any such affected Indemnitee)), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Issuer or any other Note Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Note Documents, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Note Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Note Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Note Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, if the Issuer or other Note Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Limitation of Liability. To the fullest extent permitted by applicable Law (i) in no event shall the Agent, any Purchaser, any of their respective Affiliates, or their or their Affiliates’ respective partners, directors, officers, employees, agents, trustees, attorneys, accountants, administrators, managers, advisors, sub-advisors or representatives (each, and including the Agent and the Purchasers, a “Purchaser-Related Person”) have any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising from the use by others of Information or other information or other materials (including any personal data) obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Purchaser-Related Person or any of its Affiliates or Related Parties, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and (ii) the parties hereto agree that no party hereto nor any Purchaser-Related Person or Indemnitee shall have any losses, claims (including intraparty claims), demands, damages or liabilities of any kind for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof; provided that this clause (c) shall not limit the indemnity or reimbursement obligations of the Note Parties to the extent set forth in this Section 12.04 in respect of any actual losses, claims, damages, liabilities and expenses incurred or paid by an Indemnitee to a third party unaffiliated with the Agent or the Purchasers that are otherwise required to be indemnified in accordance with this Section 12.04. Each party hereto agrees, to the extent permitted by applicable Law and as applicable, to not assert claims against any other party hereto (including, for the avoidance of doubt, any Purchaser-Related Person, with respect to the foregoing matters set forth in this clause (c)).

(d) Reimbursement by Purchasers. To the extent that the Note Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Agent (or any sub-agent thereof) or any Related Party thereof, each Purchaser severally agrees to pay to the Agent (or any such sub-agent thereof) or such Related Party, as the case may be, such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Purchaser’s share of the outstanding principal amount of the Notes at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Purchaser), such payment to be made severally among them based on such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Purchaser’s share of the outstanding principal amount of the Notes at such time), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent thereof), or against any Related Party thereof acting for the Agent (or any such sub-agent thereof) in connection with such capacity. The obligations of the Purchasers under this subsection (d) are subject to the provisions of Section 2.12(b).

(e) Payments. All amounts due under this Section shall be payable not later than five (5) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 12.02(d) shall survive the resignation of the Agent, the transfer of any Note and the repayment, satisfaction or discharge of all the other Obligations.

12.05 Marshalling; Payments Set Aside.

None of the Agent or the Purchasers shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of any Note Party is made to the Agent or any Purchaser, or the Agent or any Purchaser exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Purchaser in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

12.06 Successors and Assigns; Transfers.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Note Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Issuer and the other Note Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder or thereunder without the prior written consent of the Purchasers. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (h) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Transfers by Purchasers. Subject to compliance with any applicable securities laws and the conditions set forth herein, each Purchaser shall be entitled to transfer its Notes, in whole or in part, without restriction (but other than to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or a Disqualified Institution) solely to a Person that is a Permitted Successor and Assign upon surrender of such Note at the principal executive office of the Issuer accompanied by a written assignment of such Note substantially in the form of Exhibit B to this Agreement duly executed by such Purchaser; provided that in no event shall any equity holder of the Issuer (other than a Purchaser, its Affiliates, any Approved Fund or any limited partner or other investor in a fund managed by a Purchaser and through which such Purchaser holds Notes that is a Permitted Successor and Assign) or any Subsidiary or any of their respective Affiliates purchase or be the recipient of a transfer of any Note without the prior written consent of the Required Purchasers. For the avoidance of doubt, the Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Persons who are Disqualified Institutions (or any provisions relating thereto) at any time. Upon such surrender, the Issuer shall execute and deliver a new Note or Notes in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Note evidencing the portion of such Note not so assigned. Notwithstanding anything herein to the contrary, the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the foregoing provisions of this paragraph relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Purchaser or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of notes or commitments under this Agreement, or disclosure of confidential information, to any Disqualified Institution.

(c) Transfer Restrictions. If, at the time of a proposed transfer of any Note pursuant to Section 12.06(b), the transfer of such Note shall not be registered pursuant to an effective registration statement under the Securities Act and qualified under applicable state securities or blue sky laws or eligible for resale in reliance upon Rule 144A under the Securities Act or any other exemption from the registration requirements of the Securities Act, the Issuer and/or any transfer agent may require, as a condition to allowing such transfer, the delivery of such legal opinions, certifications or other evidence, in each case reasonably satisfactory to each of them in order to determine that the proposed transfer is being made in compliance with, or pursuant to an exemption from, the Securities Act and applicable state securities laws.

(d) Transfer in Contravention of this Section Void. Any attempt to transfer any Note or portion thereof not in compliance with this Agreement shall be null and void and neither the Issuer nor any transfer agent shall give any effect in the Issuer’s Note register to such attempted transfer.

(e) No Future Liability. Following the sale of any Note or portion thereof by the Purchasers to any subsequent Purchasers pursuant to the terms hereof, the Purchasers shall not be liable or responsible to the Issuer for any losses, damages or liabilities suffered or incurred by the Issuer, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any security previously sold by the Purchaser in compliance with this Section 12.06.

(f) Securities Register. The Issuer will keep at its principal executive office a register, in which, subject to such reasonable regulations as it may prescribe, but at its expense, and the Issuer will provide for the registration and transfer of Notes. Whenever any Note shall be surrendered either at the principal executive office of the Issuer (or at the place of payment named in the Note), for transfer or exchange, accompanied, if so required by the Issuer, by a written instrument of transfer in form reasonably satisfactory to the Issuer duly executed by the holder thereof or by such holder’s attorney duly authorized in writing, the Issuer will execute and deliver in exchange therefor a new Note or Notes, in such denominations as may be requested by such holder, of like tenor and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax or governmental charge relating to such transaction shall be paid by the holder requesting the exchange. The entries in the register shall be conclusive and binding for all purposes, absent manifest error and the Issuer, the Purchasers and any of their respective agents may treat the Person in whose name any Note is registered as the sole and exclusive record and beneficial holder and owner of such Note for all purposes whatsoever. This Section 12.06(f) shall be construed so as to conform with the registration requirements in Treasury Regulations Section 5f.103-1(c) (or any successor provisions thereof) and so that such obligations are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury Regulations (and any other relevant or successor provisions of the Internal Revenue Code or such Treasury Regulations).

(g) Lost, Stolen Damaged or Destroyed Notes. At the request of any holder of any Note, the Issuer will issue and deliver at its expense, in replacement of any Note lost, stolen, damaged or destroyed, upon surrender thereof, if mutilated, a new Note in the same aggregate unpaid principal amount, and otherwise of the same tenor, as the Note so lost, stolen, damaged or destroyed, duly executed by the Issuer. The Issuer may condition the replacement of a Note reported by the holder thereof as lost, stolen, damaged or destroyed, upon the receipt from such holder of an indemnity reasonably satisfactory to the Issuer.

(h) Participations. Any Purchaser may at any time, without the consent of, or notice to, the Issuer or the Agent, sell participations to any Person (other than (x) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or a Disqualified Institution or (y) the Issuer or any of the Issuer’s Affiliates or Subsidiaries, except, in the case of this clause (y), if such Person is a Purchaser, an Affiliate of a Purchaser, any Approved Fund or any limited partner or other investor in a fund managed by a Purchaser and through which such Purchaser holds Notes) (each, a “Participant”) in all or a portion of such Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Notes); provided, that, (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Issuer, the Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. For the avoidance of doubt, each Purchaser shall be responsible for the indemnity under Section 12.04(d) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 12.01(a) that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Purchaser)) and Sections 10.01 and 10.02 to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant shall not be entitled to receive any greater payment under Section 3.01, 10.01 or 10.02, with respect to any participation, than the Purchaser from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Purchaser; provided, that, such Participant agrees to be subject to Section 2.14 as though it were a Purchaser. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(i) Certain Pledges. Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

12.07 Treatment of Certain Information; Confidentiality.

Each of the Agent and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Participant, assignee or transferee (or its Related Parties) of, or any prospective Participant, assignee or transferee (or its Related Parties) of, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Note Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Issuer or their Subsidiaries or the Notes or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Notes, (h) with the consent of the Issuer, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Purchaser or any of their respective Affiliates on a nonconfidential basis from a source other than the Note Parties, (k) for purposes of establishing any defense available under securities laws, including establishing a “due diligence” defense or (l) to the extent independently developed by such the Agent, Purchaser or any of their respective Affiliates without reliance on the Information.

For purposes of this Section, “Information” means all information received from a Note Party or any Subsidiary relating to the Note Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Purchaser on a nonconfidential basis, provided, that, in the case of information received from a Note Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Purchaser and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Purchaser or any such Affiliate to or for the credit or the account of the Issuer or any other Note Party against any and all of the obligations of the Issuer or such Note Party now or hereafter existing under this Agreement or any other Note Document to such Purchaser or its Affiliates, irrespective of whether or not such Purchaser or Affiliate shall have made any demand under this Agreement or any other Note Document and although such obligations of the Issuer or such Note Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Purchaser different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Purchaser and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Purchaser or their respective Affiliates may have. Each Purchaser agrees to notify the Issuer promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

12.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Issuer. In determining whether the interest contracted for, charged, or received by the Agent or a Purchaser exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Note Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Note Documents, the Equity Grant Agreement, the Equity Purchase Documents, the provisions of the Commitment Letter (as defined in the Fee Letter) pertaining to the obligations of the FP Purchasers with respect to the Tender Offer, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Note Documents or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Note Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

12.11 Survival of Representations and Warranties.

All representations and warranties made by any Note Party hereunder and in any other Note Document or Equity Purchase Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Note or other Obligation hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Agent and each Purchaser, regardless of any investigation made by the Agent or any Purchaser or on their behalf and notwithstanding that the Agent or any Purchaser may have had notice or knowledge of any Default at the time of any purchase of the Notes, and shall continue in full force and effect as long as any Note or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.12 Severability.

If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS (EXCEPT, AS TO ANY OTHER NOTE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT (EXCEPT, AS TO ANY OTHER NOTE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” AND WHETHER OR NOT A “COMPANY MATERIAL ADVERSE EFFECT” HAS OCCURRED, (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED BCA REPRESENTATION, AND (C) WHETHER THE MERGER CLOSING DATE HAS OCCURRED BASED ON WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE BCA SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE, EXCEPT THAT THE LAWS OF THE CAYMAN ISLANDS, INCLUSIVE OF THE CAYMAN ACT (AS DEFINED IN THE BCA), SHALL ALSO APPLY TO THE DOMESTICATION (AS DEFINED IN THE BCA).

(b) SUBMISSION TO JURISDICTION. EACH NOTE PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT (AND IT WILL NOT PERMIT ANY NOTE PARTY TO) COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY PURCHASER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST THE ISSUER OR ANY OTHER NOTE PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH NOTE PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.14 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.15 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Issuer in respect of any sum due to any party hereto or any holder of the Obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Issuer agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Issuer contained in this Section 12.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

12.16 Electronic Execution of Assignments and Certain Other Documents.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Note Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Note Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Note Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by the Agent and each of the Purchasers of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Purchasers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Purchasers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Note Party without further verification and (b) upon the request of the Agent or any Purchaser, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

12.17 USA PATRIOT Act; Beneficial Ownership Regulation.

Each Purchaser that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Purchaser) hereby notifies the Issuer that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Purchaser or the Agent, as applicable, to identify each Note Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. The Issuer agrees to (and agrees to cause each Note Party to), promptly following a request by the Agent or any Purchaser, provide all such other documentation and information that the Agent or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

12.18 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), each of the Note Parties acknowledges and agrees, and acknowledges their Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Agent and its Affiliates, and the Purchasers are arm’s-length commercial transactions between the Note Parties and their Affiliates, on the one hand, and the Agent and its Affiliates and the Purchasers on the other hand, (ii) the Note Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) is the Note Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (b)(i) the Agent and its Affiliates and each Purchaser is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Note Parties or any of their Affiliates or any other Person and (ii) neither the Agent nor any Purchaser has any obligation to the Note Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (c) the Agent and its Affiliates and the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and their Affiliates, and neither the Agent or its Affiliates nor any Purchaser has any obligation to disclose any of such interests to the Issuer or their Affiliates. To the fullest extent permitted by law, the Note Parties hereby waive and release, any claims that they may have against the Agent or its Affiliates or any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Purchaser that is an EEA Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Purchaser that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.20 Conflicts.

Notwithstanding anything to the contrary contained herein or in any other Note Document, in the event of any conflict or inconsistency between (a) this Agreement and the Fee Letter, the Fee Letter shall govern and control, (b) this Agreement and the Agent Fee Letter, the Agent Fee Letter shall govern and control, and (c) this Agreement and any other Note Document (other than the Fee Letter), the terms of this Agreement shall govern and control.

12.21 Collateral and Guaranty Matters.

The Purchasers irrevocably authorize the Agent, and upon the written request of the Issuer, the Agent agrees:

(a) to release any and all Liens on any Collateral granted to or held by the Agent under any Note Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Note Documents; provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Note Document or any Involuntary Disposition, (iii) as approved in accordance with Section 12.01, (iv) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guaranty, (v) if such assets constitute or become Excluded Property or Excluded Equity Interests or are otherwise not required to constitute Collateral, or (vi) upon the occurrence of any Purchaser FP Share Sale; and

(b) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Note Documents, (ii) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Note Documents; provided that, for the avoidance of doubt, the payment in full of the Pre-Merger Senior Secured Notes in connection with the substantially concurrent consummation of the deemed purchase of the Venture-Linked Senior Secured Notes on the Merger Closing Date shall not be deemed to be a payment in full of all Obligations, (iii) pursuant to a circumstance pursuant to which such Guarantor ceases to be able to provide such Guaranty, or (iv) upon the occurrence of any Purchaser FP Share Sale.

Upon request by the Agent at any time, the Required Purchasers will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or any Guarantor from its obligations under the Guaranty, pursuant to this Section 12.21. At any time that a Note Party desires the Agent to take any action pursuant to this Section 12.21, such Note Party shall deliver a certificate signed by a Responsible Officer of such Note Party stating that the action is permitted pursuant to this Section 12.21 and the terms of this Agreement.

The Agent (or any sub-agent acting on its behalf) shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, nor shall the Agent (or any sub-agent acting on its behalf) be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

12.22 Publicity; No Third Party Beneficiary Rights.

(a) Each of the parties to this Agreement (each, a “Disclosing Party”) will not directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of another party to this Agreement (each, a “Consenting Party”) or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in each case, without the prior written consent of such Consenting Party unless required by applicable Law, subpoena or judicial or similar order, in which case, such Disclosing Party shall endeavor to give such Consenting Party prior written notice of such publication or other disclosure if permitted by such applicable law, subpoena or judicial or similar order. Notwithstanding anything to the contrary contained in this Agreement, on or after the Closing Date, the Agent or any Purchaser may, at its own expense place customary advertisements in financial and other newspapers and periodicals, its customary marketing materials, or on a home page, website or similar place for dissemination of custonary information on the internet, in the form of a “tombstone” advertisement or otherwise, describing the name of the Issuer and the amount, type and closing date of the Transactions.

(b) This Agreement is not intended to and shall not be construed to give any Person that is not a party to this Agreement (other than (i) the Agent, (ii) PFDR, solely in the case of Section 3(j) of the Fee Letter, and (iii) in the case of Section 12.04(c), any Indemnitee) any interest or rights (including third party beneficiary rights with respect to or in connection with any agreement or provision contained herein or contemplated hereby).

12.23 Tax Treatment. The parties hereto agree that, for U.S. federal and applicable state and local tax purposes, (i) the Purchasers shall be deemed to transfer the FP Shares to the Issuer in exchange for the Notes on the Merger Closing Date, (ii) each of the Notes shall be treated as indebtedness and (iii) so long as the Issuer maintains the right to sell the FP Shares under a Qualified Equity Sale, such FP Shares shall be treated as owned by the Issuer (collectively, the “Intended Tax Treatment”). No party hereto shall take any position inconsistent with the Intended Tax Treatment in any tax return, tax audit or other tax proceeding unless required by a final “determination” within the meaning of Section 1313 of the Internal Revenue Code.

12.24 Parallel Liability

For the purpose of this Section 12.24: “Corresponding Liabilities” means all present and future liabilities and contractual and non-contractual obligations of a Note Party under or in connection with this Agreement and the other Note Documents, but excluding its Parallel Liability. “Parallel Liability” means a Note Party’s undertaking pursuant to this Section 12.24. This Section 12.24 is set forth herein for the purpose of ensuring and preserving the validity and continuity of the security rights granted and to be granted by the applicable Note Parties under or pursuant to Collateral Documents governed by the law of the Netherlands.

Each Note Party irrevocably and unconditionally undertakes to pay to the Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

Each party hereto agrees that:

(a) a Note Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(b) a Note Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(c) a Note Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Note Party to the Agent (even though that Note Party may owe more than one Corresponding Liability to the Secured Parties under the Note Documents) and an independent and separate claim of the Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a cocreditor in respect of the Corresponding Liabilities); and

(d) for purposes of this Section 12.24, the Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Collateral Document securing a Parallel Liability on trust.

12.25 Waiver of Sovereign Immunity. Each Note Party, in respect of itself, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Person or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America or elsewhere, to enforce or collect upon the Notes or any Note Document or any other liability or obligation of such Person related to or arising from the transactions contemplated by any of the Note Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Person hereby expressly waives, to the fullest extent permissible under applicable Requirements of Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States of America or elsewhere. Without limiting the generality of the foregoing, each Note Party further agrees that the waivers set forth in this Section 12.25 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER:	MOVELLA INC.

	By:	/s/ Ben Lee
	Name:	Ben Lee
	Title:	Chief Executive Officer

Signature Page to Note Purchase Agreement

GUARANTORS:	MOVELLA TECHNOLOGIES N.A. INC.

	By:	/s/ Boele de Bie
	Name:	Boele de Bie
	Title:	Chief Executive Officer

MOVELLA CANADA COMPANY

	By:	/s/ Ben Lee
	Name:	Ben Lee
	Title:	President

KINDUCT TECHNOLOGIES INC.

	By:	/s/ Ben Lee
	Name:	Ben Lee
	Title:	Director

GRIFFIN HOLDINGS LIMITED

	By:	/s/ Ben Lee
	Name:	Ben Lee
	Title:	Director

Signature Page to Note Purchase Agreement

AGENT:	WILMINGTON SAVINGS FUND SOCIETY, FSB

	By:	/s/ Raye Goldsborough
	Name:	Raye Goldsborough
	Title:	Vice President

Signature Page to Note Purchase Agreement

PURCHASERS:	FP CREDIT PARTNERS II AIV, L.P.

By: FP Credit Partners GP II, L.P. Its: General Partner

By: FP Credit Partners GP II Management, LLC Its: General Partner

	By:	/s/ Scott Eisenberg
	Name:	Scott Eisenberg
	Title:	Managing Director

FP CREDIT PARTNERS PHOENIX II AIV, L.P.

By: FP Credit Partners GP II, L.P. Its: General Partner

By: FP Credit Partners GP II Management, LLC Its: General Partner

By:	/s/ Scott Eisenberg
Name:	Scott Eisenberg
Title:	Managing Director

Signature Page to Note Purchase Agreement